As filed with the Securities and Exchange
Commission on August 15, 2003

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Cysive, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Date Filed:

[CYSIVE LOGO]

[_______] [_], 2003

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of Cysive® stockholders to be held at 10:00 a.m., local time, on [______] [_], 2003, at Cysive’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191.

     At the special meeting, you will be asked to adopt a merger agreement pursuant to which Snowbird Merger Sub, Inc. will merge with and into Cysive, Inc. Snowbird Merger Sub, Inc. is a Delaware corporation and wholly-owned subsidiary of Snowbird Holdings, Inc., which itself is a Delaware corporation that is controlled by Nelson A. Carbonell, Jr., who is Cysive’s chairman, chief executive officer and president. If the merger is completed, Cysive will survive as a wholly-owned subsidiary of Snowbird Holdings, Inc.

     In the merger each outstanding share of Cysive common stock will be converted into the right to receive $3.22 in cash (other than shares held by Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc. or by Cysive, which will be canceled without any payment, and shares held by Cysive stockholders who properly perfect appraisal rights under Delaware law). All stock options (whether or not vested) that are outstanding at the effective time of the merger will be assumed by Snowbird Holdings, Inc.

     The board of directors, in accordance with the recommendation of a special committee of the board consisting of directors who are not and have never been officers or employees of Cysive, Snowbird Holdings, Inc. or any of their affiliates, has unanimously approved, with Messrs. Nelson A. Carbonell, Jr. and John R. Lund abstaining, the merger agreement and the merger, and has determined that the adoption of the merger agreement is advisable and that the proposed merger is fair to, and in the best interests of, all of Cysive’s unaffiliated stockholders. Accordingly, the board of directors (with Messrs. Carbonell and Lund abstaining) unanimously recommends that Cysive stockholders vote FOR the adoption of the Agreement and Plan of Merger.

     We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the merger. Included with these soliciting materials is a proxy card for voting, and an envelope, postage prepaid, in which to return your proxy card.

     It is important that your shares be represented at the special meeting, even if you cannot attend the special meeting and vote your shares in person. Please give careful consideration to the item to be voted upon, complete and sign the proxy card and return it in the envelope provided. If you return a proxy card and decide to attend the special meeting, you may revoke your proxy at the special meeting and vote your shares in person.

     We look forward to receiving your vote and seeing you at the special meeting.

Sincerely,

Nelson A. Carbonell, Jr. Chairman, President and Chief Executive Officer

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

     This proxy statement is dated [______] [_], 2003, and is first being mailed to Cysive stockholders on or about [______] ] [_], 2003.

[CYSIVE LOGO]
10780 Parkridge Boulevard
Suite 400
Reston, Virginia 20191

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [______] [_], 2003

     We cordially invite you to attend a special meeting of Cysive, Inc. stockholders to be held at 10:00 a.m., local time, on [______] [_], 2003, at Cysive’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191. The special meeting is being held:

(1)	to vote on the adoption of the merger agreement pursuant to which Snowbird Merger Sub, Inc. will merge with and into Cysive and all of the outstanding Cysive common stock (other than shares held by Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc. or by Cysive, which will be canceled without any payment, and shares held by Cysive stockholders who properly perfect appraisal rights under Delaware law) will be converted into the right to receive $3.22 per share in cash; and

(2)	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The board of directors has fixed the close of business on [______] [_], 2003, as the record date for the determination of Cysive stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. Stockholders may examine a list of the stockholders of record as of the close of business on [______] [_], 2003 for any purpose germane to the special meeting, during the 10-day period preceding the date of the special meeting at Cysive’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191.

     The board of directors, in accordance with the recommendation of a special committee of the board consisting of directors who are not and have never been officers or employees of Cysive, Snowbird Holdings, Inc. or any of their affiliates, has unanimously approved, with Messrs. Nelson A. Carbonell, Jr. and John R. Lund abstaining, the merger agreement and the merger, and has determined that the adoption of the merger agreement is advisable and that the proposed merger is fair to, and in the best interests of, all of Cysive’s unaffiliated stockholders. Accordingly, the board of directors (with Messrs. Carbonell and Lund abstaining) recommends that Cysive stockholders vote FOR the adoption of the Agreement and Plan of Merger.

     Your vote is very important. The merger cannot occur unless holders of a majority of the outstanding shares of Cysive common stock vote in favor of the adoption of the merger agreement. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. A broker, bank or other nominee cannot vote your shares on the merger by proxy without your express instructions.

     The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By order of the board of directors,

John R. Lund Vice President, Chief Financial Officer, Treasurer and Secretary

[______] [_], 2003

Indemnification	51
Notification of Acquisition Proposals	51
Termination	51
Fees and Expenses	52
Termination Fee	53
The Voting Agreement	53

INFORMATION ABOUT CYSIVE	55

Business	55
Cysive, Inc. Selected Financial Data	57
Directors and Executive Officers	59
Security Ownership of Certain Beneficial Owners and Management	61
Purchases by Cysive and Its Directors and Executive Officers and by Parent and Purchaser and Their Directors and Executive Officers	62
Price Range of Cysive Common Stock	62
Dividend Policy	62
Certain Relationships and Related Transactions	63

INFORMATION CONCERNING MR. CARBONELL, PARENT AND PURCHASER	64

OTHER MATTERS	65

Other Matters at the Special Meeting	65
Independent Auditors	65
Future Stockholder Proposals	65
Available Information	65

INFORMATION INCORPORATED BY REFERENCE	67

Appendices

Appendix A	Agreement and Plan of Merger
Appendix B	Voting Agreement
Appendix C	Opinion of Broadview International LLC
Appendix D	Opinion of CBIZ Valuation Group, Inc.
Appendix E	Section 262 of the Delaware General Corporation Law (Appraisal Rights)
Appendix F	Cysive, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2002
Appendix G	Cysive, Inc. Quarterly Report on Form 10-Q for the Three Months Ended June 30, 2003
Appendix H	Cysive, Inc. Current Report on Form 8-K filed August 14, 2003

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Certain statements contained in this proxy statement and the documents attached to or incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements reflect, among other things, management’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause Cysive’s actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “intends,” “will,” “expects” and similar words and expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cysive’s results to differ materially from those indicated by such forward-looking statements, including the failure of Cysive stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to November 30, 2003, including the inability of Snowbird Holdings, Inc. to obtain financing for the proposed transaction on acceptable terms, if at all. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Cysive’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, and its other filings under the Exchange Act. Cysive undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, until the effective date of Cysive’s future reports required by applicable securities laws.

     This document incorporates important business and financial information about Cysive from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission’s website at www.sec.gov, as well as from other sources.

SUMMARY TERM SHEET

     This summary term sheet summarizes selected information contained elsewhere in this proxy statement, but may not contain all of the information that is important to you. Cysive urges you to read the entire proxy statement carefully, including the attached appendices. In this proxy statement, the term “Cysive” refers to Cysive, Inc., the term “Purchaser” refers to Snowbird Merger Sub, Inc. and the term “Parent” refers to Snowbird Holdings, Inc.

The Special Meeting

When and where is the special meeting?

     The special meeting of Cysive stockholders will be held on [______] [_], 2003, at 10:00 a.m., local time, at Cysive’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191. See “INTRODUCTION.”

What am I being asked to vote upon?

     A proposal to adopt the Agreement and Plan of Merger among Cysive, Parent and Purchaser dated as of May 30, 2003. The Agreement and Plan of Merger and the proposed merger are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively. See “THE MERGER – Proposal to be Considered at the Special Meeting.”

What does Cysive’s board of directors recommend?

     Cysive’s board of directors and its special committee each believe that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, Cysive and its unaffiliated stockholders. The special committee recommended that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby. The board of directors, with Messrs. Carbonell and Lund abstaining, unanimously approved and declared advisable the merger agreement and the proposed merger and unanimously recommends that you vote FOR the adoption of the merger agreement.

     The directors voting to approve the merger agreement and the proposed merger, Messrs. Gillis, Holec and Korin, are all independent directors and are not and have never been employees of Cysive, Parent or any of their affiliates. Mr. Carbonell abstained from the vote because of his personal interest in the merger and the transactions contemplated thereby. Mr. Lund abstained as a result of his position in senior management in Cysive, in which capacity he provided information to the special committee’s financial advisor, Broadview International LLC (“Broadview”) and valuation advisor, CBIZ Valuation Group, Inc. (“CBIZ”), and because of the possibility he may continue in management of the surviving corporation following the merger. See “SPECIAL FACTORS - Background of the Merger and Special Committee Proceedings,” “SPECIAL FACTORS - Approval of Directors and Recommendation of the Board” and “SPECIAL FACTORS - Position of Cysive as to the Fairness of the Merger to Unaffiliated Stockholders.”

The Proposed Merger

What will happen if the merger is completed?

     Purchaser will merge with and into Cysive with Cysive surviving the merger. After the merger, Cysive will be controlled by Nelson A. Carbonell, Jr. through his control of Parent. See “SPECIAL FACTORS — Position of Cysive as to the Purposes, Alternatives, Reasons and Effects of the Merger” and “SPECIAL FACTORS – Position of Mr. Carbonell, Parent and Purchaser as to the Purposes, Alternatives, Reasons and Effects of the Merger.”

When will the merger be completed?

     If the merger agreement is adopted by Cysive stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. See “THE MERGER – Effective Time of the Merger.”

What will I receive if the merger is completed?

     Each outstanding share of Cysive common stock will be converted into the right to receive $3.22 in cash (other than shares owned by Parent and Purchaser, shares owned by Cysive and shares owned by Cysive stockholders who properly exercise their appraisal rights under Delaware law). Cysive stockholders who properly exercise appraisal rights will receive cash in the amount of the appraised value of their shares of Cysive common stock. Shares of Cysive common stock owned by Parent and Purchaser and shares owned by Cysive will be canceled and no consideration will be paid for these shares. See “THE MERGER – Payment of Merger Consideration and Surrender of Stock Certificates” and “THE MERGER – Appraisal Rights.”

When will I receive the merger consideration?

     After the completion of the merger, when you send your share certificates together with a completed letter of transmittal to the paying agent, that agent will promptly distribute the merger consideration to you. See “THE MERGER - Payment of Merger Consideration and Surrender of Stock Certificates.”

What other effects will the merger have on Cysive?

     As a result of the merger, each share of Cysive common stock that is now outstanding will be canceled. New shares of Cysive (as the surviving corporation) will be issued to Parent. Accordingly, Cysive common stock will no longer be listed on the Nasdaq Stock Market or any other securities exchange and will be eligible for termination of registration under the Exchange Act. In addition, Cysive will no longer be subject to the reporting requirements of the Exchange Act. See “SPECIAL FACTORS – Position of Cysive as to the Purposes, Alternatives, Reasons and Effects of the Merger,” “SPECIAL FACTORS - Position of Mr. Carbonell, Parent and Purchaser as to the Purposes, Alternatives, Reasons and Effects of the Merger” and “SPECIAL FACTORS – Mr. Carbonell’s Plans for Cysive.”

What are Mr. Carbonell’s plans for Cysive following the merger?

     Assuming consummation of the merger, Mr. Carbonell and Parent intend generally to operate Cysive consistent with past practices. Mr. Carbonell expects to conduct a thorough review of Cysive and its business practices with a view towards determining the best way to redirect Cysive’s operations to improve the company’s long-term prospects. It is expected that Cysive will be restructured and that certain expenses will be reduced. Except as described in this proxy statement, Mr. Carbonell, Parent and Purchaser have advised us that they do not have any present plans, or know of any proposals, that would result in any extraordinary transaction involving Cysive. See “SPECIAL FACTORS – Mr. Carbonell’s Plans for Cysive.”

What happens to stock options in the merger?

     All stock options (whether or not vested) that are outstanding at the effective time of the merger will be assumed by Parent. See “SPECIAL FACTORS - Position of Cysive as to the Purposes, Alternatives, Reasons and Effects of the Merger” and “SPECIAL FACTORS – Position of Mr. Carbonell, Parent and Purchaser as to the Purposes, Alternatives, Reasons and Effects of the Merger.”

Do I have any appraisal rights?

     Yes. Cysive stockholders are entitled to assert appraisal rights under Delaware law by following the requirements specified in Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix E to this proxy statement. See “THE MERGER – Appraisal Rights.”

What are the tax consequences of the merger?

     The receipt of cash in exchange for shares of Cysive common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See “THE MERGER – Material U.S. Federal Income Tax Consequences.”

Is there any litigation challenging the merger?

     On May 30, 2003 and over the following week, four putative class action complaints were filed in the Chancery Court of the State of Delaware, County of Newcastle, by certain named plaintiffs and an alleged class of unaffiliated Cysive stockholders. The complaints name Cysive, its directors and (except for one complaint) Parent as defendants and allege that Cysive and its directors have engaged in acts of self-dealing and have violated fiduciary duties of due care and loyalty owed to the unaffiliated Cysive stockholders in connection with the merger. The complaints further allege that the merger consideration is inadequate and unfair to the putative class and that Cysive and its directors failed to make adequate good faith efforts to obtain a better price. The complaint seeks, among other things:

•	injunctive relief blocking the consummation of the merger or, if it is consummated, rescinding the merger;

•	an accounting by the defendants of any benefits received by them as a result of their allegedly wrongful conduct; and

•	costs and disbursements of the action, including attorneys’ and experts’ fees in unspecified amounts.

Trial commenced on Tuesday, July 22, 2003, and concluded on Thursday, July 24, 2003. At the conclusion of trial, the court adopted a post-trial briefing schedule pursuant to which the plaintiffs filed their initial brief on Tuesday, July 29, 2003. The defendants filed their response brief on Saturday, August 2, 2003. The plaintiffs filed their reply to the defendants’ response on Tuesday, August 5, 2003. Cysive expects a decision by the Court shortly. See “THE MERGER – Certain Legal Matters.”

How will Parent finance the merger?

     Parent estimates that approximately $70 million will be required to complete the merger and related transactions. Parent and Purchaser are seeking a commitment from a financial institution to provide the funds necessary to consummate the merger. See “THE MERGER – Merger Financing.”

What are the conditions to the merger?

     If certain conditions are not satisfied or waived, the merger will not be completed, even if Cysive stockholders vote to adopt the merger agreement at the special meeting. See “THE MERGER AGREEMENT – Conditions to the Merger.” The conditions that must be satisfied or waived include, among others:

•	the material accuracy of the parties’ representations and warranties contained in the merger agreement and the performance, in all material respects, of all agreements that are required to be performed by them;

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Cysive common stock;

•	the receipt of all material consents in connection with the merger, including, among others, the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of the occurrence of a material adverse effect since the execution of the merger agreement;

•	the absence of any injunction or order of any court or other governmental entity prohibiting the merger; and

•	the receipt by Parent of loan proceeds in the amount of approximately $70 million on terms reasonably acceptable to Parent.

Can Cysive consider other takeover proposals?

     Cysive may provide non-public information to any third party concerning an acquisition proposal and engage in negotiations with any such party so long as Parent is notified of the identity of such person, that person executes a non-disclosure agreement with Cysive and the same information is given (if not already provided) to Parent. If a third party makes an offer, the board of directors and the special committee may consider it, but neither can approve nor recommend such offer unless, among other things:

•	the board of directors provides Parent with two business days’ prior written notice of such offer; and

•	if the merger agreement is terminated because Cysive has accepted a Superior Offer (as defined in the merger agreement), Cysive reimburses Parent for all out-of-pocket costs, fees and expenses incurred by Parent in connection with the merger and the related transactions, up to a maximum of $1.65 million; however, if Parent has previously waived the financing condition of the merger prior to such termination, and within 270 days after the termination of the merger agreement the transaction contemplated by the Superior Offer shall have been consummated by Cysive, Cysive shall pay Parent the sum of $1.65 million in lieu of the foregoing expense reimbursement.

See “THE MERGER AGREEMENT – Notification of Acquisition Proposals,” “THE MERGER AGREEMENT – Termination,” “THE MERGER AGREEMENT – Fees and Expenses,” and “THE MERGER AGREEMENT – Termination Fee.”

Can the merger agreement be terminated?

     The merger agreement can be terminated at any time before the effective time of the merger under certain circumstances, including:

•	by mutual written consent of Purchaser and Cysive;

•	by Parent (prior to the vote of Cysive stockholders) upon the occurrence of a Triggering Event (as defined in the merger agreement);

•	by either Parent or Cysive if the merger is not consummated by November 30, 2003;

•	by either Parent or Cysive if any court or other governmental entity has restrained or prohibited the merger in a final and non-appealable order, decree or ruling;

•	by either Parent or Cysive if Cysive stockholders do not adopt the merger agreement at the special meeting;

•	by either Parent or Cysive if the other party has materially breached its representations, warranties or covenants; or

•	by Cysive if Parent has not obtained a written financing commitment by July 30, 2003.

     Cysive may terminate the merger agreement according to the foregoing through the action of the board of directors, but only upon the recommendation of the special committee. See “THE MERGER AGREEMENT – Termination.”

     If the merger agreement is terminated under certain circumstances, Cysive will be obligated to reimburse Parent for all out-of-pocket costs, fees and expenses incurred by Parent in connection with the merger and the related transactions, up to a maximum of $1.65 million. If Parent has previously waived the financing condition of the merger and the merger agreement is terminated because Cysive has accepted a Superior Offer (as defined in the merger agreement), and within 270 days after the termination of the merger agreement the transaction contemplated by the Superior Offer shall have been consummated by Cysive, Cysive will be obligated to pay Parent the sum of $1.65 million, in lieu of the reimbursement for expenses described above. See “THE MERGER AGREEMENT – Fees and Expenses” and “THE MERGER AGREEMENT – Termination Fee.”

Who must pay the fees and expenses relating to the merger?

     All fees and expenses relating to the merger will be paid by the party incurring them. However, Parent and Cysive will share equally all fees and expenses (other than attorneys’ fees) incurred in connection with the filing, printing and mailing of this proxy statement and the Schedule 13E-3 to be filed with the Securities and Exchange Commission (the “SEC”), including any amendments or supplements to either document, and the filing by Parent or Cysive of any notice or other document under any applicable antitrust law or regulation.

     Cysive must also reimburse Parent for all out of pocket costs, fees and expenses incurred in connection with the merger and the related transactions, up to a maximum of $1.65 million, if (i) Cysive validly terminates the merger agreement to accept a Superior Offer (as defined in the merger agreement), (ii) Parent validly terminates the merger agreement upon the occurrence of a Triggering Event (as defined in the merger agreement), (iii) Parent validly terminates the merger agreement because any of Cysive’s representations or warranties contained in the merger agreement are inaccurate as of the closing date of the merger or Cysive breaches any covenants contained in the merger agreement prior to the closing, (iv) Cysive or Parent validly terminates the merger agreement because Cysive stockholders do not adopt the merger agreement at the special meeting, unless the failure to obtain the requisite stockholder vote is attributable to a failure on the part of Mr. Carbonell or Parent to comply with the voting agreement and he or it is the party seeking to terminate the merger agreement, or (v) Cysive or Parent validly terminates the merger agreement because the merger shall not have been consummated by November 30, 2003. See “THE MERGER AGREEMENT – Fees and Expenses” and “THE MERGER AGREEMENT - Termination Fee.”

Fairness of the Merger and Conflicts of Interest

What is Mr. Carbonell’s current relationship with Cysive?

     Mr. Carbonell has served as the chairman, chief executive officer and president of Cysive since its inception, and has been its largest stockholder since Cysive’s initial public offering. As of July 31, 2003, Mr. Carbonell beneficially owned 12,945,600 shares of Cysive common stock. Of such shares:

•	10,020,600 shares are held by Mr. Carbonell and his spouse; and

•	2,925,000 shares may be acquired by Mr. Carbonell through the exercise of stock options that are exercisable within sixty days of July 31, 2003.

     Mr. Carbonell’s combined beneficial ownership (calculated in accordance with SEC rules, which assume the exercise of any options exercisable within 60 days) was approximately 40.7% of the outstanding shares of Cysive common stock as of July 31, 2003. The shares of Cysive common stock directly owned by Mr. Carbonell and his spouse represented approximately 34.7% of the outstanding shares of Cysive common Stock as of July 31, 2003. Mr. Carbonell currently intends to transfer all of his shares of Cysive common stock to Parent, and all of his stock options will be assumed by Parent as part of the merger. See - “THE MERGER – Interests of Certain Persons in the Merger; Potential Conflicts of Interest” and “INFORMATION ABOUT CYSIVE – Security Ownership of Certain Beneficial Owners.”

Do Cysive’s directors and executive officers (other than Mr. Carbonell) have interests in the merger that are different from, or in addition, to mine?

     Yes. These interests include the following:

•	under the merger agreement, Parent has agreed to maintain Cysive’s current directors’ and officers’ liability insurance policy for six years following the date of the merger and to cause Cysive to indemnify current and former directors and officers for certain specified losses and liabilities; and

•	it is expected that certain members of Cysive’s senior management will continue in their positions after the merger.

See – “THE MERGER – Interests of Certain Persons in the Merger; Potential Conflicts of Interest” and “SPECIAL FACTORS – Mr. Carbonell’s Plans for Cysive.”

What did the board of directors do to make sure that the merger consideration is fair?

     The board of directors formed a special committee, consisting of directors who are not and have never been officers or employees of Cysive, Parent or their affiliates to evaluate and negotiate the merger proposal and to examine alternatives. The committee members are Daniel F. Gillis and Kenneth H. Holec. See “SPECIAL FACTORS – Background of the Merger and Special Committee Proceedings.”

Did the special committee receive any independent advice regarding the merger?

     Yes. The special committee independently selected and retained a financial advisor, Broadview, a valuation advisor, CBIZ, and legal counsel, Potter Anderson & Corroon LLP (“Potter Anderson”), to assist the special committee. The special committee received an opinion from Broadview as to the fairness of the merger consideration to Cysive’s unaffiliated stockholders from a financial point of view, a copy of which is attached as Appendix C to this proxy statement. In addition, the special committee received an opinion from CBIZ as to the orderly liquidation value of Cysive, a copy of which is attached as Appendix D to this proxy statement. See “SPECIAL FACTORS – Opinion of Financial Advisor to the Special Committee,” “SPECIAL FACTORS – Liquidation Valuation Advisor to the Special Committee” and “SPECIAL FACTORS – Background of the Merger and Special Committee Proceedings.”

What do Mr. Carbonell, Parent and Purchaser think of the merger?

     Mr. Carbonell, Parent and Purchaser believe that the merger is substantively and procedurally fair to Cysive’s unaffiliated stockholders. See “SPECIAL FACTORS – Position of Mr. Carbonell, Parent and Purchaser as to the Fairness of the Merger to Unaffiliated Stockholders.”

Voting and Proxy Procedures

Who may vote at the special meeting?

     You are entitled to vote at the special meeting in person or by proxy if you owned shares of Cysive common stock at the close of business on [______] [_], 2003, which is the record date for the special meeting. As of the record date, there were [______] shares of Cysive common stock outstanding and entitled to be voted at the special meeting. You will have one vote for each share of Cysive common stock you hold on the record date. See “THE MERGER - Voting Rights; Quorum; Vote Required for Approval.”

What vote is required to approve the merger?

     Holders of a majority of the outstanding shares of Cysive common stock must vote in favor of the adoption of the merger agreement or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger. Pursuant to the terms of the voting agreement, Mr. Carbonell and Parent have each agreed to vote all of their shares of Cysive common stock in favor of the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement. The shares of Cysive common stock directly owned by Mr. Carbonell represented approximately 34.7% of the outstanding shares of Cysive common Stock as of July 31, 2003. Mr. Carbonell currently does not intend to exercise any of his stock options prior to the time of the special meeting. As a result, the affirmative vote of the holders (other than Mr. Carbonell) of approximately 15.3% of the outstanding shares of Cysive common stock as of July 31, 2003, or [______] shares of Cysive common stock, is required to approve the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement. See “THE MERGER – Voting Rights; Quorum; Vote Required for Approval” and “THE MERGER – Voting Rights; Quorum; Vote Required for Approval.”

Who is soliciting my proxy?

     Cysive’s board of directors, including Mr. Carbonell, is soliciting proxies to be voted at the special meeting. Cysive has hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. Cysive’s directors, officers and employees may assist Cysive in soliciting proxies, but will not be specifically compensated for their services. See “THE MERGER – “Proxy Solicitation.”

What do I need to do now?

     You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. See “THE MERGER – Voting Rights; Quorum; Vote Required for Approval.”

May I change my vote after I have mailed my signed proxy card?

     Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to Cysive’s corporate secretary stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy — you must vote at the meeting.

     If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “THE MERGER – Voting and Revocation of Proxies.”

How will Mr. Carbonell’s shares of Cysive common stock be voted?

     Pursuant to the terms of the voting agreement, Mr. Carbonell and Parent have each agreed to vote all of their shares of Cysive common stock in favor of the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement. See “THE MERGER AGREEMENT – Voting Agreement” and “THE MERGER – Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Should I send in my stock certificates now?

     No. After the merger is completed, you will receive written instructions for exchanging your shares of Cysive common stock for the merger consideration. See “THE MERGER – Payment of Merger Consideration of Surrender of Stock Certificates.”

Getting More Information

Are there other documents relating to the merger of which I should be aware?

     The SEC requires all affiliated parties involved in transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Cysive, Mr. Carbonell, Parent and Purchaser have filed a transaction statement on Schedule 13E-3 with the SEC, copies of which are available without charge at its website at www.sec.gov. See “OTHER MATTERS – Available Information.”

Who can help answer my questions?

     If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares of Cysive common stock, you should contact Matthew Brusch, Investor Relations Manager, 10780 Parkridge Blvd., Suite 400, Reston, VA 20191, (703) 259-2314 or (800) 996-2582, extension 2314.

INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cysive, for a special meeting of Cysive stockholders to be held on [______] [_], 2003, at 10:00 a.m., local time, at Cysive’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191, or at any adjournment or postponement of the special meeting. Shares of Cysive common stock represented by properly executed proxies received by Cysive will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into by Cysive, Parent and Purchaser, under which Purchaser will be merged with and into Cysive. At the effective time of the merger, the separate corporate existence of Purchaser will cease, and Cysive will survive as a wholly-owned subsidiary of Parent.

     In the merger, each outstanding share of Cysive common stock will be converted into the right to receive $3.22 in cash (other than shares held by Parent and Purchaser, by Cysive and by Cysive stockholders who properly perfect appraisal rights under Delaware law). All stock options (whether or not vested) that are outstanding at the effective time of the merger will be assumed by Parent. Shares held by Parent and Purchaser will be canceled without payment and any shares held in treasury by Cysive will be canceled without payment. In addition, shares held by Cysive stockholders who properly assert and perfect their appraisal rights under Delaware law will be entitled to an appraisal of the “fair value” of their shares of Cysive common stock as determined under Delaware law.

SPECIAL FACTORS

Background of the Merger and Special Committee Proceedings

     Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server™. Cysive was incorporated in 1993 under the laws of the Commonwealth of Virginia. Cysive reincorporated in the State of Delaware in 1999. Shares of Cysive common stock became publicly traded and were first listed on the Nasdaq Stock Market in 1999.

     In the last four years, shares of Cysive common stock have traded from an all time high of $63.00 per share on March 3, 2000 to a low of $1.93 on August 23, 2001. During the past twelve months, Cysive common stock has traded from a low of $2.06 to a high of $3.59. The decline in the trading price of Cysive common stock is reflective of the equity markets as a whole and of the equity markets for Cysive’s industry segment.

     On May 13, 2003, the last full trading day prior to the public announcement that Cysive was in discussions with Mr. Carbonell regarding a potential acquisition, the last reported sales price of Cysive common stock on the Nasdaq Stock Market was $2.85 per share. On May 29, 2003, the last full trading day prior to the public announcement that the merger agreement had been signed, the last reported sales price of Cysive common stock on the Nasdaq Stock Market was $3.20 per share.

     In addition, due to declining economic conditions, which caused a decline in demand for Cysive’s services, increased competition for fewer software engineering services customers, decreased margins, and increased business volatility, Cysive’s revenues and gross profits began to decline in 2000. Cysive responded to these and other factors by beginning in 2001 to transition its business model from a software engineering services model to a software product model. Accordingly, during 2001 Cysive completed development of and introduced the Cysive Cymbio Interaction Server, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communication channels, devices and applications. At the conclusion of the calendar year ended December 31, 2002, Cysive’s business model transition was complete. Cysive also attempted to improve efficiencies and reduce costs by implementing several restructurings. In addition, Cysive authorized an open market stock purchase program and as of the two-year period ended December 31, 2002, Cysive had purchased a total of 2,710,478 shares of Cysive common stock at prices ranging from $2.10 to $3.29 per share.

     In late 2002, Cysive’s board of directors began exploring various options to enhance stockholder value, including engaging in a strategic merger, selling the company or selling certain of its assets. In November 2002, the board of directors conducted preliminary interviews with several investment banking firms by telephone and invited two investment banking firms to make presentations to the board of directors. Following these presentations, the board of directors unanimously, including the three independent directors, voted to retain Broadview. Broadview was selected based principally on its overall institutional strength, its reputation and expertise in the information technology industry, favorable responses received from references regarding performance on prior transactions, the individual experience of each of the members of the Broadview team and the lack of any previous business relationship between Broadview, on the one hand, and Cysive, Parent, Mr. Carbonell or their affiliates or associates, on the other hand. The board of directors found the lack of any previous business relationship important because of the possibility that management might propose a transaction with Cysive. The board of directors considered the possibility of a transaction with management among the range of possible strategic alternatives. Although no member of management had expressed such an interest, the board of directors did not want to foreclose any possible strategic alternatives at that time. On December 16, 2002, Cysive retained Broadview to assist it in exploring strategic alternatives. As part of this process, the board of directors directed Broadview to contact potential buyers to ascertain their interest in such a transaction with Cysive. Cysive did not publicly announce its retention of Broadview because it believed that such a public announcement would materially and adversely impact its on-going business and the marketability of its software product.

     From January 17, 2003, through May 29, 2003, at the direction of the Cysive board initially and later the special committee, representatives of Broadview contacted or fielded inquiries from 37 parties (25 potential strategic buyers and 12 potential financial buyers) regarding their interest in a potential business combination transaction with Cysive. Broadview and Cysive selected prospective strategic buyers to approach based upon a joint analysis of the following factors: (i) the degree of perceived strategic fit between Cysive and the prospective buyer; (ii) the prospective buyer’s ability to deliver either cash or shares that could be readily sold as consideration for the transaction; and (iii) the likelihood that the prospective buyer would engage in a merger and acquisition transaction with Cysive based on prior merger and acquisition activity or stated intentions. Broadview and Cysive selected prospective financial buyers based upon a joint analysis of the following factors: (i) orientation of the prospective buyer towards recapitalization transactions or acquisitions of public companies; (ii) the prospective buyer’s history of successfully completing transactions of this kind; and (iii) Cysive’s potential fit with portfolio companies in the prospective buyer’s existing investment portfolio. This process generally included telephonic approaches to key executives of each party, and, when requested, distribution of materials relating to Cysive, including an executive business summary, and telephonic and in-person meetings.

     Strategic Buyers. Broadview, with the assistance of Cysive’s management, interacted with an extensive set of potential buyers that participate primarily in the enterprise infrastructure software markets. Broadview indicated to these buyers that Cysive would consider a range of prospective transaction structures given its large cash balance relative to the size of its business. Broadview interacted with twenty-five strategic buyers, twelve of which had previously interacted with Cysive’s management regarding various commercial partnerships. Of the companies that engaged in discussions with Cysive, eighteen expressed interest in receiving an executive summary of Cysive’s business and operations, which Broadview provided. Cysive’s management subsequently made presentations to two of these potential strategic buyers. These potential buyers, however, as well as others who had received the executive summary, provided negative feedback about the strategic and financial value of Cysive’s business, citing, among other reasons, Cysive’s lack of revenue and revenue growth, limited customer validation of Cysive’s product, similar in-house development efforts, lack of near-term enterprise need and alternative areas of acquisition focus. No potential strategic buyer made an offer, or indicated that it would make an offer to acquire Cysive, equal to or greater than the merger consideration.

     Financial Buyers. Broadview, with the assistance of Cysive’s management, interacted with twelve financial buyers, some of which had previously expressed interest in evaluating acquisitions of public software companies and were contacted for that reason. Ten financial buyers were contacted by Broadview. Two parties, Party A and Party E, directly approached Cysive in April and May 2003, respectively. Broadview provided eight of these financial buyers with executive summaries of Cysive’s business and operations. Cysive’s management subsequently made a presentation to one potential financial buyer. Another financial buyer engaged in a detailed and technical review of Cysive, but ultimately declined to make an offer that was superior to the proposal of Parent. Most of these potential buyers did not make an offer and none of these potential buyers made an indication of interest that, in Broadview’s view, reflected a sufficiently thorough investigation of Cysive. In any event, all such indications of interest were at an amount that is lower than the merger consideration.

     In light of the fact, among others discussed below, that the sale process conducted by Broadview from December 2002 through April 2003 did not result in any firm offers, Mr. Carbonell elected to make a bid to acquire Cysive and continue to operate it as a private company. In Mr. Carbonell’s view, factors beyond Cysive’s control, including the continued deterioration and uncertainty in the technology market and long sales cycle for Cysive’s product, were unlikely to change in the foreseeable future and would continue to adversely affect Cysive’s operating results and stock price. In addition, the cost and other burdens of being a public company, in Mr. Carbonell’s view, outweighed the benefits for a company the size of Cysive. As long as Cysive remains a public company, management is required to spend significant time on matters such as preparation of the periodic and current reports required by the Exchange Act, proxy statements and communications with stockholders. Moreover, the legal, accounting and other expenses associated with being a public company are considerable. Mr. Carbonell believes that Cysive’s poor operating results, coupled with the decline in the trading price of shares of Cysive common stock, have had a negative effect on employee morale and Cysive’s ability to retain its key employees. As a private company, Cysive would have greater flexibility in structuring incentives for key employees. Mr. Carbonell believes that required public disclosures under the Exchange Act give Cysive’s competitors, some of which are not public companies, information and insights about Cysive’s operations that help them compete with Cysive. Finally, Mr. Carbonell believes Cysive’s public disclosure of its poor results of operations in the past couple of years has adversely affected Cysive’s ability to attract and retain customers. As a result of these factors, Mr. Carbonell determined that Cysive would be more suitable to be operated as a private company. As a privately held company, Cysive could focus on long-term growth rather than short-term concerns and would have greater flexibility to focus on enhancing long-term value.

     A number of other factors caused Mr. Carbonell to become interested in pursuing an acquisition of Cysive, including:

•	his underlying knowledge of the business acquired in nine years of operating Cysive;

•	his opportunity to execute a strategic plan without having to consider its impact on stock price; and

•	his belief that if such a plan were properly executed, it could yield a profitable return on investment relative to other personal investment opportunities.

     In April 2003, Mr. Carbonell proposed an acquisition of Cysive to the board of directors after considering the following factors:

•	the market-related challenges described above;

•	the likely strategic alternatives available to Cysive;

•	the availability of financing in the financial markets at that time; and

•	the reasonable expectation that a transaction could be negotiated and financed that would be acceptable to the board of directors and stockholders of Cysive.

     On April 24, 2003, Mr. Carbonell delivered a letter to the board of directors proposing to pursue an acquisition of Cysive. In view of Mr. Carbonell’s financial interest in the proposal, the board of directors determined that it would be appropriate for the board of directors to appoint a special committee to act on behalf of the board of directors, consisting of those directors who are not and have never been officers or employees of Cysive, Parent or their affiliates. The special committee members are Daniel F. Gillis and Kenneth H. Holec. Subject to the limitations of Delaware law, the special committee was authorized to exercise all of the powers of the board of directors with respect to the proposal and any transaction resulting from the proposal, including the power to select and retain legal counsel and an independent financial advisor.

     On April 25, 2003, the special committee met to consider, among other things, the retention of a financial advisor. The special committee unanimously voted to retain Broadview based on the following factors:

•	Broadview’s expertise and experience with public company transactions, including going private transactions in the technology industry;

•	the thorough process conducted by the full board of directors in originally selecting Broadview to assist Cysive in exploring strategic alternatives to enhance stockholder value;

•	Broadview had not previously provided services to Cysive, Parent, Mr. Carbonell or their affiliates or associates prior to its December 2002 retention by Cysive;

•	Broadview had already spent several months attempting to solicit parties interested in engaging in a transaction with Cysive; and

•	selecting a new investment banking firm to act as financial advisor to the special committee would have delayed the process by duplicating efforts already made on behalf of Cysive.

     On April 29, 2003, the special committee met to consider, among other things, Mr. Carbonell’s offer to acquire the remaining stock of Cysive that he did not already own, and the retention of its own legal counsel. After a presentation by counsel, the special committee retained Potter Anderson as its legal counsel. Potter Anderson was retained due to its experience and reputation in mergers and acquisitions under Delaware law, as well as its experience in representing special committees of boards of directors of publicly traded companies. The special committee confirmed that Potter Anderson had no conflicts of interest with regard to representing the special committee in a transaction involving Cysive and Mr. Carbonell and his affiliates and associates.

     On April 30, 2003, the special committee received a proposed term sheet from Mr. Carbonell on behalf of Parent setting forth the terms of a possible transaction pursuant to which Parent, through a merger, would acquire the outstanding shares of Cysive common stock for $3.01 per share. The $3.01 offer price was calculated independently by Mr. Carbonell to reflect a premium above the preliminary calculation prepared jointly by Broadview and Cysive using data provided by Cysive’s senior management of approximately $2.90 per share and Mr. Carbonell’s own preliminary calculation of $2.86 per share (in each case, for each outstanding share of Cysive common stock on a fully-diluted basis) available for distribution in the event of a liquidation of Cysive. Broadview and Cysive had provided their calculation to Mr. Carbonell but did not participate in the determination of Mr. Carbonell’s offer price. Mr. Carbonell offered a premium to the liquidation value based on his belief in the potential commercial value of Cysive’s technology. Parent’s proposal expired by its terms on May 12, 2003. On the same date, Cysive entered into a confidentiality agreement with Party A, a private investment firm, in response to an initial approach and oral indication of interest Cysive had received from Party A on April 29, 2003 concerning a possible business combination with Cysive.

     On May 2, 2003, at the request of Party A and the special committee and under the supervision of Broadview, Cysive’s senior management met with representatives of Party A to present materials to Party A regarding Cysive.

     On May 3, 2003, the special committee, with its legal counsel and financial advisor in attendance, met to consider, among other matters, (i) the retention of an additional valuation advisor to assist the special committee in ascertaining the orderly liquidation value of Cysive, (ii) the proposal of Parent and (iii) the preliminary indication of interest regarding the acquisition of Cysive received from Party A. At this meeting, Broadview reported that it expected to receive a formal merger proposal from Parent early the following week and to receive some indication of the consideration that Party A was willing to offer at approximately the same time. In addition, with the assistance of Broadview, the special committee also reviewed the preliminary calculation of the per share amount that would be available for distribution in the event of a liquidation of Cysive that had been prepared jointly by Broadview and Cysive using data provided by Cysive’s senior management. Following that review, the special committee determined that the liquidation value of Cysive was an important factor to be considered by the special committee in evaluating any offer for Cysive and that additional independent review and analysis of the liquidation value of Cysive was necessary. To that end, the special committee interviewed by telephone two firms which could provide such an analysis of liquidation value. Based on those interviews, the special committee determined to retain CBIZ to assist the special committee in determining an orderly liquidation value for Cysive. The special committee selected CBIZ based on CBIZ’s expertise in providing liquidation analyses and its willingness and ability to perform the work within the allotted time frame for a reasonable fee. The special committee instructed legal counsel to negotiate the terms of a retention letter with CBIZ.

     On May 4, 2003, the special committee received a draft merger agreement from Parent with a proposed merger consideration of $3.01 in cash for each outstanding share of Cysive common stock. The special committee and its counsel commenced reviewing the proposed merger agreement with the understanding, which was specifically communicated to Parent, that a price of $3.01 per share was not sufficient based on preliminary indications of interest from Party A and the uncertainty of Cysive’s liquidation value at that time.

     From May 5, 2003 through May 10, 2003, at the request of the special committee, Broadview discussed with representatives of CBIZ the process Broadview conducted in connection with the possible sale of Cysive. In addition, Broadview provided CBIZ with information that had been distributed to parties interested in pursuing a business combination with Cysive.

     On May 5, 2003, Broadview received an indication of interest from Party A regarding a possible business combination with Cysive valued at approximately $90 million, or $2.75 per share. The special committee met on May 6, 2003 to discuss the proposal of Parent and the indication of interest of Party A. Broadview advised the special committee of the specifics regarding Party A’s indication of interest and noted that Party A had indicated that, subject to further due diligence, it might be willing to offer a transaction valued at as much as $100 million, or $3.04 per share. Broadview observed, however, that the proposal of Party A was merely an indication of interest and that it remained subject to further due diligence. Based upon the advice of Broadview regarding its preliminary findings concerning the valuation of Cysive, the special committee directed Broadview to contact both Party A and Parent to advise each that the special committee regarded their respective offers as insufficient and directed Broadview to continue negotiations with each party.

     On May 7, 2003, the special committee, with its legal counsel and financial advisor in attendance, again met to discuss (i) additional conversations that had occurred between its advisors and Party A, (ii) the execution of the CBIZ retention letter and (iii) the draft merger agreement received from Parent. The special committee also determined that if it were to recommend that Cysive enter into a transaction with Parent, then the special committee would require a voting agreement from Parent and Mr. Carbonell pursuant to which they would agree to vote in favor of the merger agreement and against any other transaction not recommended by the special committee.

     On May 9, 2003, a representative of Party A orally indicated to Broadview that it was willing to increase its price to $102.5 million, or approximately $3.11 per share in cash consideration. Party A also indicated that its offer was subject to subsequent revision following its completion of a detailed business review, which Party A indicated could not commence prior to May 14, 2003.

     On May 10, 2003, the special committee, with its legal counsel and financial advisor in attendance, met to review the status of the proposed merger agreement from Parent and to consider, in particular, (i) the proposed purchase price, (ii) the proposed break-up fee, (iii) the proposed restrictions on the committee’s ability to continue to provide information to potential bidders and (iv) the proposed restrictions on the special committee’s ability to commence discussions with potential bidders. The special committee expressed to its advisors an intent to minimize any restrictions on its ability to seek or entertain alternative acquisition proposals even if Cysive were to enter into a merger agreement. At the same meeting, the special committee concluded that it would propose that Mr. Carbonell agree to enter into a standstill agreement restricting him from increasing his equity ownership in Cysive in order to enable Cysive stockholders (other than Mr. Carbonell) to approve such a transaction even if Mr. Carbonell did not support it. The special committee was successful in obtaining such a standstill agreement from Parent and Mr. Carbonell. The special committee concluded that Parent’s offer of $3.01 per share was inadequate in light of Party A’s indication of interest at $3.11 per share and the preliminary indications by CBIZ of a liquidation value for Cysive. CBIZ indicated that its preliminary indications of liquidation value were subject to a number of unresolved issues. At the conclusion of the May 10th meeting, the special committee responded to Parent’s offer by inviting Parent to raise its proposal to $3.20 in cash for each outstanding share of Cysive common stock, a price which its advisors indicated was in excess of CBIZ’s preliminary estimate of the value to be secured pursuant to an orderly liquidation of Cysive and the value orally indicated by Party A. The special committee also authorized counsel to proceed on a separate track to propose changes to the form of the merger agreement submitted by Parent, specifically including modifications designed to minimize restrictions upon the special committee’s ability to receive and respond to any ensuing proposals. Later in the day on May 10, 2003, a representative of Broadview conveyed the $3.20 counterproposal to representatives of Parent.

     Broadview reported regarding the status of its ongoing discussions with Party A, Parent and other potential acquirors to the special committee at the first of four meetings held on May 12, 2003. At the first meeting, Broadview reported that it had been in contact with a number of potential acquirors and advised the special committee that it had requested indications of interest from any interested parties be delivered by the close of business on May 12, 2003. Broadview also reported on its discussions with Parent and stated that per the instructions of the special committee Broadview had communicated the special committee’s interest in receiving an increase in Parent’s bid. After the first meeting of the special committee held on May 12, 2003, representatives of Broadview received an oral indication of interest from a private investment fund, Party B, which Broadview had initially approached on May 9, 2003. Party B had indicated it was interested in entering into discussions with Cysive regarding a potential business combination transaction.

     At the second meeting of the special committee held on May 12, 2003, the Committee discussed with its legal counsel and financial advisor (i) the status of negotiations with Parent, (ii) the status of Party A’s indication of interest, (iii) the preliminary indication of interest by Party B and (iv) Parent’s increased offer of $3.05 in cash for each outstanding share of Cysive common stock on a fully-diluted basis and proposal that it would be willing to agree that the termination fee to be included in the merger agreement would be limited to expenses and that reimbursement would not occur if termination occurred due to failure of Parent to secure the necessary financing for the transaction. Broadview confirmed its understanding that Parent’s offer would expire by its terms on May 12th. Broadview also provided updates on the status of negotiations with Parent and the preliminary nature of Party A’s indication of interest. In particular, Broadview advised that Party A’s indication of interest was explicitly made subject to further due diligence and that Party A was unwilling to commit to completing that due diligence until May 14, 2003, two days after the expiration of Parent’s offer. The special committee was also updated regarding CBIZ’s continued work toward completion of its definitive report with respect to its opinion with respect to the orderly liquidation value of Cysive. At the conclusion of the meeting, Broadview stated that it was hopeful that Parent would raise its offer in response to the special committee’s $3.20 counterproposal. It was determined that the special committee would reconvene that evening.

     At the third meeting on May 12, 2003, Broadview reported that it had been informed by Parent that Parent was still reviewing its valuation of Cysive and had not increased its offer. The special committee elected to convene for a fourth time on May 12 to consider any increased offer from Parent and any other further developments.

     A fourth meeting of the special committee was convened at 9:00 p.m. on May 12, 2003 in order to permit Broadview to report whether Parent had responded either by increasing its offer or by extending the expiration of its existing offer. Broadview reported Parent had not yet responded to these issues. Despite the fact that Parent’s offer was scheduled to expire that day, the special committee determined that it would take no action with the proposal of Parent until it had investigated further other outstanding oral offers. Representatives of Broadview contacted Parent and relayed the special committee’s decision.

     On May 13, 2003, the special committee, with its legal counsel and financial advisor in attendance, again met to discuss (i) the proposed Cysive press release to be issued in connection with the annual meeting, (ii) a due diligence visit from Party A scheduled for May 14, 2003 and (iii) an update on the status of the negotiations with Parent. Broadview reported that it had been informed by Parent that, while Parent had permitted its offer to expire, Parent suggested that it was likely to make another offer but that it would be less likely to agree to many of the improvements the special committee had requested in the merger agreement. The special committee met a second time on May 13, 2003 to approve the proposed press release to be issued that evening. The press release announced that Cysive had retained Broadview to assist it in considering strategic alternatives, including a possible sale of Cysive, that Cysive was in discussions with third parties and Mr. Carbonell regarding a possible sale of Cysive and that a special committee of independent directors had been formed to consider alternatives.

     On May 15, 2003, representatives from Broadview received an initial inquiry from a private corporation, Party C, that indicated it was interested in entering into discussions with Cysive regarding a potential business combination transaction by which Party C would be acquired by Cysive. On May 16, 2003, Party C and Cysive entered into a confidentiality agreement to allow for a detailed business review by each party.

     On May 19, 2003, representatives of Broadview received an initial indication of interest from a private investment fund, Party D, as a result of certain contacts that Broadview had made on May 9, 2003. Party D indicated that it was interested in entering into discussions with Cysive regarding a potential business combination transaction. On May 19, 2003, Party D and Cysive entered into a confidentiality agreement to allow for a detailed business review by each party.

     The special committee, with its legal counsel and financial advisor, met several times during the week of May 19, 2003 to discuss each of the existing parties expressing interest in a possible transaction with Cysive, including the inquiries by Party C and Party D. Prior to the special committee’s meeting on May 19, 2003, Broadview distributed a summary of the contacts received as of that date, the status of those contacts and Broadview’s analysis of each of the potentially interested parties. Broadview reported that, as of May 19, 2003, it had received some form of indication of interest from a number of parties including Party A, Party C and Party D. In addition, Broadview reported on a contact from Party B regarding its interest in a potential business combination transaction with Cysive. The representative of Party B indicated that Party B would be interested in having Cysive acquire one of Party B’s portfolio companies for cash. Broadview noted that as of May 19, 2003 only one additional party, Party C, had contacted it after the issuance of the public announcement the previous week.

     On May 20, 2003, Parent submitted a new revised proposal equal to $3.20 in cash for each outstanding share of Cysive common stock. In addition, Broadview advised the special committee that a representative of Party A discussed with representatives of Broadview the valuation Party A had arrived at following its May 15, 2003 business review and its subsequent determination that there was “no value in the technology.” Party A indicated that its perceived value of Cysive had been lowered to the low $90 million range and that there was little likelihood of an upward revision in price.

     The special committee discussed the revised Parent proposal in detail, discussed the downward revision of Party A’s indication of interest and instructed Broadview to continue to pursue any and all other potential acquirors. Broadview advised the special committee that it had received a written indication of interest from Party D regarding a potential business combination transaction pursuant to which Cysive stockholders would receive $3.15 per share in cash consideration for each outstanding share of Cysive common stock, which offer was subject to a due diligence review. Finally, after discussion, the special committee determined that it would not be willing to pursue an acquisition of Party B’s portfolio company.

     On May 21, 2003, the special committee, with its legal counsel and financial advisor in attendance, met to discuss ongoing negotiations with Parent. In addition, representatives of Broadview provided an update on discussions with Party A and Party D.

     During the morning of May 23, 2003, the special committee met with CBIZ regarding its liquidation analysis and the preliminary report prepared by CBIZ. Later that day, the special committee, with its legal counsel and financial advisor in attendance, met to discuss the liquidation analysis. The special committee directed Broadview to approach Parent with a proposal for a revised offer price of $3.22 per share in cash consideration for each outstanding share of Cysive common stock on a fully-diluted basis and revisions to certain other proposed terms. The special committee based this revised offer price upon preliminary indications of liquidation value, the level of interest from other bidders and advice from its financial advisor. Representatives of Broadview also provided an update on ongoing dialogues with other active parties. In particular, Broadview reported that Party B would be unwilling to pursue a transaction but passed the opportunity on to Party E, which was related to Party B and would continue the discussions regarding a potential business combination transaction with Cysive. In addition, representatives of Broadview reported on discussions with a representative of Party D, which indicated its unwillingness to increase its offer price and a likelihood of a downward revision in price subsequent to a detailed business review. The special committee determined that the proposal from Party D was inadequate based on inferior price and lack of due diligence review by Party D.

     On May 23, 2003, a representative of Broadview conveyed to Parent the special committee’s proposal that Parent increase its proposal to $3.22 in cash for each outstanding share of Cysive common stock. The special committee convened again later in the day on May 23, 2003. At that meeting, a representative of Broadview reported to the special committee that Parent had orally indicated its agreement to the revised offer of $3.22 in cash for each outstanding share of Cysive common stock. In addition, Broadview reported that Parent had agreed to a termination fee limited to reimbursement of documented expenses up to $1.65 million in the event of termination prior to securing financing and a termination fee of $1.65 million inclusive of documented expenses in the event of termination subsequent to securing financing.

     On or about May 27, 2003, Cysive’s legal counsel confirmed to Broadview that Cysive’s stock option plan provided for the acceleration of the vesting of all outstanding stock options in the event of a liquidation of Cysive.

     The special committee met on both May 27 and May 28, 2003 to discuss the status of negotiations with Parent, the status of indications of interest from third parties and the progress of CBIZ in finalizing its liquidation analysis of Cysive. The special committee was told to expect to receive the final CBIZ analysis and report on May 29, 2003.

     On May 29, 2003, the special committee held a meeting. A representative of Broadview reviewed with the special committee an oral proposal from Party E to pursue a potential business combination transaction at a value of $3.20 in cash for each outstanding share of Cysive common stock. Broadview advised that Party E had indicated that its proposal had no committed financing and was subject to due diligence. Party E also had specifically stated

its unwillingness to increase its proposed price. In addition, Broadview reported that Party E indicated it would require a representation on net book value. The special committee determined that the offer of Party E was inadequate.

     During the course of the meeting on May 29, 2003, CBIZ was invited to join the call in order to report on its liquidation analysis for Cysive. Prior to the meeting, CBIZ had distributed a draft valuation report that did not differ materially from the final report attached as Appendix D to this proxy statement. At the meeting, CBIZ orally presented its report to the special committee and responded to questions and comments from the members of the special committee and its legal counsel and financial advisor. CBIZ reported that based upon its analysis, the orderly liquidation value of Cysive was $104,400,000 and that it was prepared to issue its final report at the conclusion of the meeting. The special committee requested that CBIZ issue its final report to the committee. CBIZ agreed to issue its report and left the call. Broadview advised the special committee that based upon the issued and outstanding shares of common stock of Cysive and the acceleration of the vesting of all options on liquidation, the CBIZ orderly liquidation value of $104,400,000 would yield $3.16 per share on a fully-diluted basis to the holders of Cysive common stock. The special committee then reviewed with its legal counsel and financial advisor the terms and conditions of the proposed merger agreement with Parent. Thereafter, representatives of Broadview reviewed with the special committee the financial terms of the proposed transaction and a series of draft financial analyses being prepared for its fairness opinion.

     At the second meeting, held on May 29, 2003, the special committee discussed the terms of the proposed merger agreement and the related voting agreement. A representative of the special committee’s legal counsel again reviewed with the special committee the terms and conditions of the proposed definitive agreement, including a discussion of the obligation of Cysive to pay a termination fee to Parent in certain circumstances and the financing contingency. Representatives of Broadview further reviewed with the special committee the financial terms of the Parent proposal and the related financial analyses. Broadview then stated its opinion that, as of May 29, 2003, the per share merger consideration to be received in the proposed transaction with Parent was fair, from a financial point of view, to Cysive’s unaffiliated stockholders.

     At the conclusion of the second meeting, the special committee adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that the special committee hereby determines that it is advisable and in the best interest of Cysive and its unaffiliated stockholders to enter into the merger agreement and the transactions contemplated thereby; and

FURTHER RESOLVED, that the special committee having all of the power and authority of the Board to examine the proposed transaction, does hereby recommend that the Board approve and declare advisable (i) the merger agreement and the transactions contemplated thereby and (ii) the voting agreement and the transactions contemplated thereby.

     On May 30, 2003, the board of directors held a meeting to discuss and determine whether to approve Parent’s proposal. A representative of Cysive’s corporate legal counsel discussed the legal principles under Delaware law applicable to the board of directors’ consideration of Parent’s proposal. The special committee then reported its findings to the entire board of directors. The special committee reported to the board of directors that it had unanimously (i) determined that it is advisable and in the best interest of Cysive and its unaffiliated stockholders to enter into the merger agreement and the transactions contemplated thereby and (ii) recommended that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and the voting agreement and the transactions contemplated thereby. A representative of Broadview then reviewed and explained in detail the written report accompanying the fairness opinion. Following such presentation, the board of directors received from the special committee the written opinion of Broadview that, as of May 29, 2003, the per share merger consideration was fair, from a financial point of view, to Cysive’s unaffiliated stockholders. A representative of the special committee’s legal counsel then reviewed and summarized the written report prepared for the special committee by CBIZ as to the orderly liquidation value of Cysive. According to the representative, the purpose of this written report was to provide the special committee with the amount per share Cysive stockholders would likely receive if Cysive pursued a liquidation of the company instead of effecting a merger or other similar transaction. A representative of Cysive’s corporate legal counsel then summarized the principal terms of the merger agreement, the voting agreement and the transactions contemplated thereby, including the structure of the merger, the representations and warranties, the covenants, the conditions to the consummation of the merger and the termination rights under the merger agreement.

     The board of directors considered the various presentations and the report of the special committee and unanimously (with Messrs. Carbonell and Lund abstaining):

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Cysive and its unaffiliated stockholders;

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement; and

•	determined to recommend that Cysive stockholders vote FOR the adoption of the merger agreement at the special meeting.

     The directors voting to approve the merger agreement and the proposed merger, Messrs. Gillis, Holec and Korin, are all independent directors and are not and have never been employees of Cysive, Parent or any of their affiliates. Mr. Carbonell abstained from the vote because of his personal interest in the merger and the transactions contemplated thereby. Mr. Lund abstained as a result of his position in senior management in Cysive, in which capacity he provided information to Broadview and CBIZ, and because of the possibility he may continue in management of the surviving corporation following the merger.

     Following this meeting, the merger agreement was executed on May 30, 2003. On that same day, Cysive publicly announced the execution of the merger agreement.

     Since the public announcement of the merger agreement, Cysive has received certain inquiries from additional parties regarding potential business combination transactions. The special committee has continued, with the assistance of its legal counsel and financial advisor, to evaluate and consider those potential transactions in accordance with the terms of the merger agreement.

Position of Cysive as to the Fairness of the Merger to Unaffiliated Stockholders

     In reaching its decision to recommend the merger to the board of directors, the special committee consulted with its financial advisor, liquidation value advisor and legal counsel, reviewed a significant amount of information, received a fairness opinion from Broadview, received a liquidation valuation analysis from CBIZ and considered a number of factors, including, among others, the following:

•	the possible alternatives to the merger including the possibility of continuing to operate Cysive as a stand-alone entity and the risks associated with that alternative, particularly given the fact that (i) Cysive had not sold any of its products for more than one year and had no prospects of selling any product in the next 6 months, (ii) Cysive was consuming its cash reserves at a rate of $1.0 million to $1.2 million per month and (iii) Cysive’s history of substantial losses and significant competitive threats.

•	the merger will provide a source of liquidity for Cysive stockholders (other than Mr. Carbonell, Parent and Purchaser) not otherwise available in the time frame proposed in the merger agreement.

•	the $3.22 per share to be paid as the consideration in the merger represents a premium of 23% and 33% respectively, over the average closing price of the shares during the six months and twelve months ending on May 13, 2003, the last trading day preceding the public announcement that Cysive was considering strategic alternatives and had received an offer from Parent. In addition, the $3.22 per share implies an 11.8% premium to Cysive’s April 30, 2003 closing share price of $2.88.

•	the financial presentation made by Broadview and the written opinion of Broadview to the special committee to the effect that, as of May 29, 2003, and based on and subject to the factors and assumptions set forth in the written opinion, the per share merger consideration is fair, from a financial point of view, to Cysive’s unaffiliated stockholders.

•	the presentation made by CBIZ and the written evaluation of CBIZ to the special committee to the effect that, as of May 29, 2003 and based on and subject to the factors and assumptions set forth in the written evaluation, the orderly liquidation value of Cysive is $104,400,000, or $3.16 per share of Cysive common stock on a fully-diluted basis, and the fact that the consideration to be paid to the holders of Cysive common stock by Parent in the merger is more than the liquidation value determined by CBIZ.

•	the responses that Broadview received from both the financial and strategic parties it contacted concerning a possible strategic transaction involving Cysive and the relatively low likelihood of completing an alternative transaction at a value to stockholders in excess of $3.22 for each outstanding share of Cysive common stock on a fully-diluted basis.

•	the current financial market conditions, and historical prices, volatility and trading information with respect to shares of Cysive common stock and deterioration in the market for technology stocks generally and software stocks in particular.

•	the fact that Cysive has failed to generate any sales of its software product since April 2002, thereby causing a steady decline in Cysive’s revenues over a 15-month period and generating substantial losses and depleting Cysive’s cash reserves.

•	the fact that Cysive currently is unable to project future sales of its software product with any degree of certainty or reliability.

•	the fact that other competitors of Cysive already have similar technology in the developmental stages, thereby decreasing the potential long term value of Cysive’s software product and its potential market share.

•	the fact that, pursuant to the merger agreement, Cysive may provide non-public information to any third party concerning an acquisition proposal and engage in negotiations with any such party so long as Parent is notified of the identity of such person, that person executes a non-disclosure agreement with Cysive and the same information is given (if not already provided) to Parent. If a third party makes an offer, the board of directors and the special committee may consider it, but neither can approve nor recommend such offer unless, among other things (i) the board of directors provides Parent with two-day prior written notice of such offer and (ii) if the merger agreement is terminated because Cysive has accepted a Superior Offer (as defined in the merger agreement), Cysive reimburses Parent for all out-of-pocket costs, fees and expenses incurred by Parent in connection with the merger and the related transactions, up to a maximum of $1.65 million; however, if Parent has previously waived the financing condition of the merger prior to such termination, and within 270 days after the termination of the merger agreement the transaction contemplated by the Superior Offer shall have been consummated by Cysive, Cysive shall pay Parent the sum of $1.65 million in lieu of the foregoing expense reimbursement.

•	the terms of the merger agreement and voting agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties respective obligations.

     This list is not exhaustive but includes the material factors considered by the special committee. In view of the variety of factors considered and in connection with its evaluation of the merger, the special committee did not quantify, weigh or assign relative values to the specific factors considered in reaching its recommendation. Instead, the special committee made its recommendation based on the totality of the information presented to and considered by them. The special committee also took into consideration potential risks associated with the merger and an investment in shares of Cysive common stock, and concluded that the potential benefits of the merger outweighed those factors.

     After considering the foregoing factors, the other information available to it, and after numerous meetings and discussions, the special committee unanimously (i) determined that it is advisable and in the best interest of Cysive and its unaffiliated stockholders to enter into the merger agreement and the transactions contemplated thereby and (ii) recommended that the board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and the voting agreement and the transactions contemplated thereby.

     The special committee and the board of directors believe that the proposed merger is both substantively and procedurally fair to Cysive’s unaffiliated stockholders based on their assessment of all of the factors recited above.

     The special committee and the board of directors believe that the merger is procedurally fair based on the following facts:

•	the terms of the merger agreement were negotiated by a two person special committee of the board, neither member of which is an interested party in the transaction or otherwise affiliated with Mr. Carbonell, Parent or Purchaser;

•	the board of directors that has approved the merger agreement consists of a majority of directors who are not interested parties in the transaction and who are not otherwise affiliated with Mr. Carbonell, Parent or Purchaser, each of whom has voted to declare the merger advisable and to recommend it to the stockholders for their approval; and

•	the merger agreement permits Cysive to provide non-public information to interested third parties and to engage in negotiations with such parties as long as Cysive complies with the terms of the merger agreement.

     The special committee and the board of directors believe that the merger is substantively fair because of all of the factors discussed above, but, in particular, the following facts:

•	the $3.22 per share merger consideration to be paid to Cysive stockholders in the merger represents a premium of 33% over the average closing price of shares of Cysive common stock over the 12 month period ending May 13, 2003, the last trading day proceeding the announcement that Cysive was considering strategic alternatives and had received an offer from Parent;

•	the special committee received advice from its financial advisor, Broadview, and a written opinion that as of May 29, 2003 the per share merger consideration is fair, from a financial point of view to Cysive’s unaffiliated stockholders;

•	the special committee received the advice from its liquidation valuation advisor, CBIZ, that the orderly liquidation value of Cysive is $104,400,000, which as calculated by Broadview based upon its review of the number of issued and outstanding shares of common stock of Cysive and the acceleration of the vesting of all stock options in connection with a liquidation would yield $3.16 per share on a fully-diluted basis to the holders of Cysive common stock, an amount per share that is less than the merger consideration to be paid to the holders of shares of Cysive common stock;

•	Cysive has not had sufficient sales of its software product in the past fifteen months to sustain its on-going business operations and management is unable to predict with any degree of certainty or reliability projected future revenues and cash flow; and

•	no higher offer emerged prior to the execution of the merger agreement despite an extensive search for alternatives by Broadview that began in December 2002.

     The special committee believes that the above discussion concerning liquidation value is an important factor in determining the appropriateness of Parent’s offer given the limited strategic and financial alternatives otherwise available to Cysive. The special committee, after consulting with Broadview, believed that, absent the substantial cash and investment balance, there were very limited prospects for Cysive as a going concern. This determination was based principally on the following facts:

•	Cysive had not had insufficient sales of its software product in the past fifteen months to sustain its on-going business operations nor had it met its projections since transitioning to its software product model;

•	Cysive had no realistic prospects for sales in the foreseeable future; and

•	Cysive had no reliable projections or sales forecasts.

     The special committee, after consulting with Broadview, believed that it was not in the best interest of Cysive stockholders to maintain Cysive as a stand-alone public corporation and continue to pursue its existing course, given their view that Cysive would continue to reduce its cash and investment reserves with no prospect of turning an operating profit.

     Given its limited prospects as a stand-alone public corporation, the board of directors had sought a buyer for Cysive through a formal process begun in December 2002. Despite an extensive effort to solicit both strategic and financial buyers, Cysive received no better offer than that of Parent and, since the public announcement of the merger, no superior offer has emerged. Given the viewpoint that Cysive, absent its cash, had very limited prospects as a going concern and that no strategic or financial buyer (other than Parent and potential buyers offering less than Parent) had emerged, the board of directors believed that the only other alternative to maximize stockholder value was to liquidate Cysive. Parent’s offer, from a valuation standpoint, was higher than the liquidation valuation determined by CBIZ.

     Although the special committee, after consulting with Broadview, considered Cysive’s balance sheet, including the cash and investments reflected thereon in reaching its determination as to the fairness of the transaction, the special committee concluded that the assets and liabilities stated on the balance sheet did not reflect the value that might be achieved by stockholders either in liquidation or in a sale of Cysive. In particular, the balance sheet did not reflect certain liabilities of Cysive, including the following:

•	future real estate lease obligations (beyond those accounted for as accrued restructuring costs);

•	employee severance payments;

•	continuation of director and officer insurance;

•	use of operating cash between the execution of an acquisition transaction and its closing or, in the alternative, until the liquidation event; and

•	transaction and legal expenses incurred in connection with an acquisition or liquidation.

     Moreover, in light of the fact that Cysive continues to incur monthly cash burn of more than $1.0 million per month, the cash value per share and book value per share reported on its historical balance sheets are not reflective of the cash and investment balance and book value at present or in the future.

     The special committee did note that Cysive had spent a considerable amount of time and money trying to develop its software product and acknowledges management’s stated belief that sales of the software will “ramp significantly” in the future once the product is accepted in the marketplace. The special committee noted, however, the very limited market demand for the product as demonstrated by the lack of current product license sales outside of earlier professional services engagements, the persistent failure of Cysive to meet any of its sales objectives, the lack of reliable sales projections and revenue forecasts, and negative feedback as to the market opportunity received from potential buyers of Cysive. The special committee, after consulting with Broadview, concluded that Cysive’s business could not achieve success within a timeframe and with a level of risk that would be attractive to public stockholders.

     The special committee and Broadview were mindful of the fact that the transaction premium to be received by stockholders was less than the median for public software company transactions. The special committee and Broadview noted, however, the extraordinary balance of cash relative to any potential enterprise value. The special committee, after consulting with Broadview, believed that any premium paid must reflect the large proportion of cash and investments and therefore would be materially lower than a median public company transaction premium where enterprise value is a significant component of overall value.

     The special committee took numerous steps to achieve the highest possible offer for Cysive in its negotiations with Parent after execution of the merger agreement. These included, but were not limited to:

•	issuing a press release on May 13, 2003 to publicly disclose that Cysive had retained a financial advisor to explore possible strategic alternatives, including a sale of Cysive;

•	negotiating with Parent for increases in the acquisition price; and

•	including terms in the merger agreement that allowed Cysive to provide information to and to entertain offers from alternative buyers.

     The transaction is not structured so that approval of at least a majority of unaffiliated security holders is required to approve the merger agreement and the transactions contemplated thereby.

Approval of Directors and Recommendation of the Board

     At a meeting held on May 30, 2003, the board of directors (with Messrs. Carbonell and Lund abstaining because of the reasons noted below) unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Cysive and its unaffiliated stockholders;

•	approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement; and

•	determined to recommend that Cysive stockholders vote FOR the adoption of the merger agreement at the special meeting.

     The directors voting to approve the merger agreement and the proposed merger, Messrs. Gillis, Holec and Korin, are all independent directors and are not and have never been employees of Cysive, Parent or any of their affiliates. Mr. Carbonell abstained from the vote because of his personal interest in the merger and the transactions contemplated thereby. Mr. Lund abstained as a result of his position in senior management in Cysive, in which capacity he provided information to Broadview and CBIZ, and because of the possibility he may continue in management of the surviving corporation following the merger.

     In reaching these conclusions, the board of directors considered the unanimous recommendation and analysis of the special committee, as described above, and expressly adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.

Opinion of Financial Advisor to the Special Committee

     Pursuant to a letter agreement effective as of December 16, 2002, Broadview was engaged to act as financial advisor to Cysive. Subsequently, on April 25, 2003, the special committee retained Broadview as its financial advisor. The special committee selected Broadview based on Broadview’s reputation and experience in the information technology (“IT”), communications, healthcare technology and media industry in particular. Broadview focuses on providing merger and acquisition advisory services to IT, communications, healthcare technology and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of IT, communications, healthcare technology and media mergers and acquisitions for comparative purposes. At the meeting of the special committee on May 29, 2003, Broadview rendered its opinion that, as of May 29, 2003, based upon and subject to the various factors and assumptions described in the Broadview opinion, the per share merger consideration to be received by Cysive stockholders under the merger agreement was fair, from a financial point of view, to Cysive’s unaffiliated stockholders.

     Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Appendix C to this proxy statement. Cysive stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the special committee and addresses only the fairness of the merger consideration from a financial point of view to Cysive’s unaffiliated stockholders, as of the date of the opinion. Broadview’s opinion speaks only as of May 29, 2003 and is for the information of the special committee in connection with its consideration of the merger and does not constitute a recommendation to any holder of Company common stock as to how such holder should vote on the merger at the special meeting of Cysive stockholders. The summary of the Broadview opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Appendix C to this proxy statement.

     In connection with rendering its opinion, Broadview, among other things:

•	conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers of Cysive;

•	discussed with the special committee the level of response received following Cysive’s May 13, 2003 press release announcing that Cysive had retained Broadview to consider strategic alternatives;

•	reviewed the terms of the merger agreement;

•	reviewed Cysive’s annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein, and Cysive’s quarterly report on Form 10-Q for the period ended March 31, 2003, including the unaudited financial statements included therein;

•	reviewed certain internal financial and operating information relating to Cysive prepared and furnished to Broadview by Cysive’s senior management;

•	participated in discussions with Cysive’s senior management concerning the operations, business strategy, current financial performance and prospects for Cysive;

•	discussed with the special committee its view of the strategic and financial rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for shares of Cysive common stock;

•	compared certain aspects of Cysive’s financial performance with public companies Broadview deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions that Broadview believed to be comparable in whole or in part to the merger;

•	reviewed available equity analyst research covering Cysive;

•	reviewed the liquidation analysis of Cysive prepared for the special committee by CBIZ and provided to Broadview by such third party (the “CBIZ Liquidation Analysis”);

•	discussed with Mr. Carbonell and Mr. Lund their view of the strategic and financial rationale for the merger;

•	assisted in negotiations and discussions related to the merger among Cysive, the special committee, Mr. Carbonell, Mr. Lund and their respective legal advisors; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of this opinion.

     In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Broadview by Cysive. With the special committee’s permission, Broadview assumed that the CBIZ Liquidation Analysis accurately reflected the value that would be available to be distributed to stockholders upon a liquidation of Cysive. Broadview did not make any independent appraisal or valuation of any of Cysive’s assets. In addition, as Broadview discussed with the special committee, Cysive’s senior management did not prepare or endorse any current financial projections for Cysive and, accordingly, Broadview did not review any current management prepared or endorsed financial projections for Cysive.

     Broadview also relied, with the permission of the special committee, on Parent’s representations that it would have sufficient funds to consummate the merger.

     Broadview’s opinion also made it clear that the opinion does not constitute a recommendation as to which alternative available to Cysive should be pursued by the special committee.

     For purposes of its opinion, Broadview assumed that, as of the date of its opinion, neither Cysive nor Parent was currently involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. Broadview also expressed no opinion as to the price at which shares of Cysive common stock would trade at any time. Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of its opinion, and any change in such conditions would require a reevaluation of its opinion.

     The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the special committee at its meeting on May 29, 2003. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Cysive Stock Performance Analysis

     Broadview compared the recent stock performance of Cysive with that of the NASDAQ Composite and Cysive Comparable Indices. The Cysive Comparable Indices are comprised of public companies that Broadview deemed comparable to Cysive. Broadview selected companies competing in the Enterprise Application Integration and Mobile Middleware industry with Trailing Twelve Month (“TTM”) Revenue less than $50 million and companies in the Enterprise Software industry with TTM Revenue less than $20 million and Net Cash (defined as cash minus debt) greater than $20 million. The Enterprise Application Integration and Mobile Middleware Comparable Index consists of the following companies: Pumatech, Inc.; Extended Systems, Inc.; Semotus Solutions, Inc.; Attunity Ltd.; NEON Systems, Inc.; Jacada Ltd; and 724 Solutions Inc. The Enterprise Software Comparable Index consists of the following companies: FalconStor Software; Inc.; BackWeb Technologies Ltd.; Click Commerce, Inc.; Net Perceptions, Inc.; Versata, Inc.; and Firepond, Inc.

     Public Company Comparables Analysis

     Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating and balance sheet results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Cysive with publicly available information for the companies comprising the Cysive Comparable Indices. For this analysis, as well as other analyses, Broadview examined publicly available information.

     The following table presents, as of May 29, 2003, the median multiples and the range of multiples for the Cysive Comparable Indices of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) and equity market capitalization divided by selected operating metrics. The Enterprise Application Integration and Mobile Middleware comparables exhibited the following medians and ranges for the applicable multiples, reflected as Not Meaningful (“NM”) where total market capitalization was negative:

	Median Multiple	Range of Multiples

Total Market Capitalization to Last 12 Months Revenue	0.88 x	NM – 7.06 x
Total Market Capitalization to Last Quarter Annualized Revenue	0.91 x	NM – 5.76 x
Equity Market Capitalization to Net Cash	3.01 x	0.55 x – 18.43 x
Equity Market Capitalization to Tangible Book Value	6.75 x	0.69 x – 11.82 x

     The Enterprise Software comparables exhibited the following medians and ranges for the applicable multiples, reflected as NM where total market capitalization was negative:

	Median Multiple	Range of Multiples

Total Market Capitalization to Last 12 Months Revenue	NM	NM – 18.09 x
Total Market Capitalization to Last Quarter Annualized Revenue	NM	NM – 15.15 x
Equity Market Capitalization to Net Cash	0.80 x	0.53 x – 5.81 x
Equity Market Capitalization to Tangible Book Value	0.87 x	0.69 x – 5.32 x

     The following table presents, as of May 29, 2003, the median implied per share values and the range of implied per share values of shares of Cysive common stock, calculated by using the multiples shown above and the appropriate Cysive operating and balance sheet metric. The Enterprise Application Integration and Mobile Middleware comparables implied the following medians and ranges for per share value, reflected as NM where total market capitalization was negative:

	Median Implied	Range of Implied
	Value	Value

Total Market Capitalization to Last 12 Months Revenue	$3.91	NM - $3.98
Total Market Capitalization to Last Quarter Annualized Revenue	$3.91	NM - $3.96
Equity Market Capitalization to Net Cash	$11.73	$2.13 - $71.92
Equity Market Capitalization to Tangible Book Value	$26.26	$2.70 - $45.95

     The Enterprise Software comparables implied the following medians and ranges for per share value, reflected as NM where total market capitalization was negative:

	Median Implied	Range of Implied
	Value	Value

Total Market Capitalization to Last 12 Months Revenue	NM	NM - $4.10
Total Market Capitalization to Last Quarter Annualized Revenue	NM	NM - $4.06
Equity Market Capitalization to Net Cash	$3.13	$2.09 - $22.68
Equity Market Capitalization to Tangible Book Value	$3.40	$2.68 - $20.68

     No company utilized in the public company comparables analysis as a comparison is identical to Cysive. In evaluating the comparables, Broadview made numerous assumptions with respect to Enterprise Application Integration and Mobile Middleware and Enterprise Software industry performance and general economic conditions, many of which are beyond the control of Cysive. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

     Transaction Comparables Analysis

     Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical and balance sheet operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected these transactions by choosing recent transactions involving sellers in the Enterprise Application Integration and Mobile Middleware industry with revenue less than $75 million in the last reported 12 months before the acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview’s proprietary database of published and confidential merger and acquisition transactions in the IT, communications, healthcare technology and media industries. These transactions consisted of the acquisition of:

•	ViaFone, Inc. by Extended Systems, Inc.;

•	Talarian Corporation by TIBCO Software Inc.;

•	SilverStream Software, Inc. by Novell, Inc.;

•	Confidential by Confidential;

•	SignalSoft Corporation by Openwave Systems Inc.; and

•	AvantGo, Inc. by Sybase, Inc.

     The following table presents, as of May 29, 2003, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) and divided by the seller’s revenue in the last reported 12 months prior to acquisition and equity price divided by the seller’s tangible book value for the last reported quarter prior to acquisition for the transactions listed above:

	Median Multiple	Range of Multiples

Adjusted Price to Last Reported 12 Months Revenue	1.46 x	0.12 x - 5.09 x
Equity Price to Last Reported Tangible Book Value	1.78 x	0.96 x - 2.19 x

     The following table presents, as of May 29, 2003, the median implied per share value and the range of implied per share values of Cysive’s common stock, calculated by multiplying the multiples shown above by the appropriate Cysive operating metric for the 12 months ended March 31, 2003:

	Median Implied	Range of Implied
	Value	Values

Adjusted Price to Last Reported 12 Months Revenue	$3.92	$3.90 - $3.96
Equity Price to Last Reported Tangible Book Value	$6.92	$3.74 - $8.52

     No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the Enterprise Application Integration and Mobile Middleware industry’s performance and general economic conditions, many of which are beyond the control of Cysive or Parent. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

     Transaction Premiums Paid Analysis

     Broadview considered the premiums paid above a seller’s share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held software companies. Broadview selected these transactions from its proprietary database by choosing transactions since January 1, 2001 with an equity purchase price between $25 million and $250 million. These transactions consisted of the acquisition of:

•	Credit Management Solutions, Inc. by The First American Corporation;

•	Starbase Corporation by Borland Software Corporation;

•	Caminus Corporation by Sungard Data Systems, Inc.;

•	INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

•	eBenX, Inc. by SHPS, Inc.;

•	eshare communications, Inc. by divine, inc.;

•	Liquent, Inc. by Information Holdings Inc.;

•	NetGenesis Corp. by SPSS Inc.;

•	Eprise Corporation by divine, inc.;

•	NetSpeak Corporation by Adir Technologies, Inc.;

•	Applied Terravision Systems, Inc. by COGNICASE Inc.;

•	Landmark Systems Corporation by Allen Systems Group, Inc.;

•	Crosskeys Systems Corporation by Orchestream Holdings plc;

•	Fourth Shift Corporation by AremisSoft Corporation;

•	Talarian Corporation by TIBCO Software, Inc.;

•	Extensity, Inc. by Geac Computer Corporation, Ltd.;

•	Numerical Technologies, Inc. by Synopsys, Inc.;

•	CrossWorlds Software, Inc. by International Business Machines Corporation;

•	Innoveda, Inc. by Mentor Graphics Corporation;

•	SignalSoft Corporation by Openwave Systems, Inc.;

•	Ecometry Corporation by SG Merger Corporation;

•	SilverStream Software, Inc. by Novell, Inc.;

•	Sequoia Software Corporation by Citrix Systems, Inc.;

•	Ezenet Corp. by COGNICASE Inc.;

•	Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

•	Mechanical Dynamics, Inc. by MSC.Software Corporation;

•	Genomica Corporation by Exelixis, Inc.;

•	Mediaplex, Inc. by ValueClick, Inc.;

•	AvantGo, Inc. by Sybase, Inc.;

•	Interact Commerce Corporation by Sage Group plc;

•	ONTRACK Data International, Inc. by Kroll, Inc.;

•	Infinium Software, Inc. by SSA Global Technologies, Inc.;

•	SoftQuad Software, Ltd. by Corel Corporation;

•	Vicinity Corporation by Microsoft Corporation;

•	InfoInterActive Inc. by AOL Time Warner Inc.;

•	Deltek Systems, Inc. by deLaski Family (Management Buyout);

•	H.T.E., Inc. by SunGard Data Systems, Inc.;

•	Elite Information Group, Inc. by The Thomson Corporation;

•	MessageMedia, Inc. by DoubleClick, Inc.;

•	Momentum Business Applications, Inc. by PeopleSoft, Inc.;

•	Prime Response, Inc. by Chordiant Software, Inc.;

•	Open Market, Inc. by divine, inc.;

•	FrontStep, Inc. by Mapics, Inc.;

•	Delano Technology Corporation by divine, inc.; and

•	MGI Software Corp. by Roxio, Inc.

     The following table presents, as of May 29, 2003, the median premium and the range of premiums for these transactions calculated by dividing:

          (1) the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

          (2) the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums

Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	50.0%	(7.5%) – 260.0%
Premium Paid to Seller’s Share Price Twenty Trading Days Prior to Announcement	82.3%	(14.4%) – 433.2%

          The following table presents the median implied value and the range of implied values of shares of Cysive common stock, calculated by using the premiums shown above and the price per share of Cysive common stock twenty trading days and one trading day prior to May 29, 2003:

	Median Implied	Range of Implied
	Value	Values

Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	$4.80	$2.96 - $11.52
Premium Paid to Seller’s Share Price Twenty Trading Days Prior to Announcement	$5.25	$2.47 - $15.36

     No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond the control of Cysive or Parent. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

     Liquidation Analysis

     Broadview considered the per share liquidation value if Cysive were to commence liquidation on May 29, 2003 based upon the CBIZ Liquidation Analysis. Assuming a liquidation value of $104.4 million, as discussed in the CBIZ Liquidation Analysis, Broadview derived a cash per fully diluted share value that would be distributed to Cysive stockholders in the event of liquidation. Diluted shares outstanding were calculated using the Treasury Method and assumes that all vested and unvested options accelerate upon liquidation. Based on the CBIZ Liquidation Analysis and Broadview estimates of fully diluted shares outstanding, if Cysive were to commence liquidation on May 29, 2003, the per share liquidation value would be $3.16 per share of Cysive common stock on a fully-diluted basis.

     Consideration of the Discounted Cash Flow Methodology

     While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given that Cysive’s current business model has never been cash flow positive and management was uncertain in estimating both the future cash flows and a sustainable long-term growth rate for Cysive, Broadview considered a discounted cash flow analysis inappropriate for valuing Cysive.

     Evaluation of the Market for Cysive

     In evaluating the fairness of the merger consideration, Broadview solicited interest from a broad set of prospective strategic and financial buyers of Cysive, and evaluated the available opportunities for selling Cysive to those prospective buyers. In addition, Cysive issued a press release on May 13, 2003, announcing that Cysive had retained Broadview to consider strategic alternatives, the responses to which Broadview discussed with the special committee. Broadview has informed the special committee that in its view, the fair market value of a company is best established by the price that a willing buyer will pay to a willing seller in a comprehensive competitive selling process. In undertaking this effort, Broadview undertook a comprehensive competitive selling process. Broadview approached:

          Strategic Buyers. Broadview, with the assistance of Cysive’s management, interacted with an extensive set of potential buyers that participate primarily in the enterprise infrastructure software markets. Broadview initiated contact with twenty-five strategic buyers, twelve of which had previously interacted with Cysive’s management regarding various commercial partnerships. Of the companies contacted, eighteen expressed interest in receiving an executive summary of Cysive’s business and operations, which Broadview provided. Cysive’s management subsequently made presentations to two of these potential strategic buyers. These potential buyers, however, as well as others who had received the executive summary, provided negative feedback about the strategic and financial value of Cysive’s business, citing, among other reasons, Cysive’s lack of revenue and revenue growth, limited customer validation of Cysive’s product, similar in-house development efforts, lack of near-term enterprise need and alternative areas of acquisition focus. No potential strategic buyer made an offer, or indicated that it would make an offer to acquire Cysive, equal to or greater than the merger consideration.

     Financial Buyers. Broadview, with the assistance of Cysive’s management, interacted with twelve financial buyers that may have previously expressed interest in evaluating acquisitions of public software companies. Broadview provided eight of these financial buyers with executive summaries of Cysive’s business and operations. Cysive’s management subsequently made a presentation to one potential financial buyer. Another financial buyer engaged in a detailed and technical review of Cysive, but ultimately declined to make an offer that was superior to the proposal of Parent. Most of these potential buyers did not make an offer and none of these potential buyers made an indication of interest that, in Broadview’s view, reflected a sufficiently thorough investigation of Cysive. In any event, all such indications of interest were at an amount that is lower than the merger consideration.

     In spite of its comprehensive sales process, Broadview recognized the possibility that a potential buyer may exist that it did not contact or that had not yet responded to Cysive’s May 13, 2003 press release. Consequently, the terms of the merger agreement relating to the ability of Cysive to entertain offers from alternative buyers and to complete a transaction with an alternative buyer that makes a superior offer are important to the comprehensiveness of a competitive process. In certain circumstances, which are more fully detailed in the merger agreement, Cysive is entitled to accept a superior offer from an alternative buyer, with the incurrence of a termination fee and/or the payment of the current buyer’s expenses as detailed in the merger agreement.

     Fairness Opinion Methodology

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Cysive or Parent. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The consideration to be received by holders of Cysive common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Cysive and Parent, and were approved by the special committee. Broadview participated in discussions with the special committee during such negotiations. However, Broadview did not recommend any specific consideration to the special committee or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview’s opinion and presentation to the special committee was one of many factors taken into consideration by the special committee in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the special committee with respect to the value of Cysive or of whether the special committee would have been willing to agree to a different consideration.

     Fees Payable to Broadview

     Upon consummation of the merger, Cysive will be obligated to pay Broadview a transaction fee of $1,580,700. Cysive has already paid Broadview a fairness opinion fee of $300,000, as well as quarterly payments in the aggregate amount of $200,000. The fairness opinion fee and the quarterly payments will be credited against the transaction fee payable by Cysive upon completion of the merger. In addition, Cysive has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Cysive and Broadview believe are customary in transactions of this nature, were negotiated at arm’s length between Cysive and Broadview, and the special committee was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Opinion of Liquidation Valuation Advisor to the Special Committee

     Pursuant to a letter agreement dated as of May 8, 2003, CBIZ was retained by the special committee to prepare an analysis of the estimated value of the assets, net of liabilities stated, contingent or potential, of Cysive, on the basis of an orderly liquidation. CBIZ is regularly engaged in providing such analyses. The special committee selected CBIZ based on CBIZ’s expertise in providing liquidation valuation analyses and its willingness and ability to perform the work within the allotted time frame for a reasonable fee. At the meeting of the special committee on May 29, 2003, CBIZ delivered its valuation, effective as of May 29, 2003, which was based upon and subject to the various factors and assumptions described in the valuation. The valuation is attached as Appendix D to this proxy statement.

     For the purpose of valuing Cysive’s assets, the premise of value employed by CBIZ was “orderly liquidation value” which is defined as the amount of gross proceeds which could be expected from the sales of the appraised assets, held under orderly sale conditions, given a reasonable period of time in which to find a purchaser(s) considering a completed sale of all assets, “as is and where is”, with the buyer assuming all costs of removal, with all sales made free and clear of all liens and encumbrances, with the seller acting under compulsion.

     In preparing its presentation, CBIZ, with Cysive’s consent, relied upon audited and unaudited information provided by Cysive and publicly available information. CBIZ did not independently verify any of such information, and relied on it being complete and accurate in all material respects.

     In connection with providing its valuation, CBIZ, among other things:

•	Analyzed Cysive’s audited financial statements for the fiscal years ended December 31, 1999 through December 31, 2002.

•	Analyzed Cysive’s unaudited financial statements for the three months ended March 31, 2002 and March 31, 2003.

•	Analyzed certain leases and general lease abstracts regarding Cysive’s current and prospective real estate liabilities.

•	Analyzed the Termination and Surrender Agreement, dated as of April 30, 2003, regarding Cysive’s rental property located in the city of New York.

•	Held discussions with members of Cysive’s senior management to discuss the business, financial condition, properties, developed technology, past history and results of operations and future prospects and projected operating performance of Cysive, including discussions of the competitive environment in which Cysive operates.

•	Held discussions with the special committee’s financial advisor regarding the process and results of the attempted sale of Cysive and its developed technology.

•	Held discussions with representatives of Cysive’s independent auditors and the special committee’s legal counsel to discuss certain matters including, but not limited to liquidation laws of the State of Delaware and Cysive’s known and potential contingent obligations.

•	Analyzed certain financial and operating data, including assets, liabilities (contingent and otherwise), and expenses, associated with the orderly liquidation of Cysive prepared by Cysive’s senior management and the assumptions underlying such forecasts.

•	Analyzed other publicly available financial data for Cysive.

     In performing its analyses, CBIZ made numerous assumptions, and applied methodologies, the material aspects of which are summarized as follows. CBIZ also relied on certain sources of information set forth in the valuation attached as Appendix D to this Proxy Statement.

     CBIZ ascribed no going concern value to Cysive because (i) management represented that Cysive had not sold any products in more than one year, (ii) management indicated that they were unable to provide any projection of future sales or earnings for Cysive or its intellectual property, (iii) Cysive’s market capitalization of approximately $93.8 million less the book value of net tangible assets of roughly $122.2 million implied an intangible value of negative $28.4 million, and (iv) additional discussions with senior management and their advisors indicated no such going concern value. With respect to the process conducted by Broadview, Broadview indicated, as of the date of the CBIZ opinion, that none of the strategic buyers approached expressed an ongoing interest in acquiring Cysive or operating the assets of Cysive. Of the financial buyers contacted, none expressed to Broadview an ongoing interest in an acquisition of the business of Cysive as currently conducted.

     At the request of the special committee, CBIZ assumed that Cysive would effect the liquidation pursuant to the requirements of Delaware law. As such, Cysive would be required to withhold a certain amount of cash sufficient to satisfy any known, contingent and potential liabilities. At the end of three years, remaining cash is assumed to be distributed to shareholders. This remaining cash was discounted to present value at an appropriate rate of return.

     CBIZ considered Cysive’s assets, including cash and equivalents, tangible assets and intangible assets. CBIZ also considered Cysive’s known and potential liabilities. CBIZ indicated that Cysive’s potential liabilities could be greater or less than that assumed in the analysis which could lead to an increase or decrease in the value conclusion.

     For purposes of its analysis, CBIZ assumed commencement of the liquidation process on May 29, 2003 and included provisions for time sufficient to file required documents and conduct a stockholder vote on liquidation along with a reduction of staffing to a level sufficient to wind up the affairs of Cysive and reasonably provide support to customers for a five-month period ending October 31, 2003. At the end of this period, CBIZ assumed that Cysive would terminate its remaining operations. To the extent that it is determined that operations could be suspended prior to then without materially increasing exposure to customer claims, the liquidation value could potentially increase.

     CBIZ’s analysis, based upon discussion with Cysive’s independent auditors and with senior management, assumed that no income tax liability would be incurred by Cysive in connection with the liquidation process.

     Based upon its analysis, CBIZ concluded that the value of Cysive’s assets, less an estimate of Cysive’s stated, contingent and potential liabilities on the basis of orderly liquidation, as of May 29, 2003, was $104,400,000.

Position of Cysive as to the Purposes, Alternatives, Reasons and Effects of the Merger

     Purpose. Cysive has not had sufficient sales in the past fifteen months to sustain its on-going business operations and management is currently unable to predict with any degree of certainty or reliability projected future revenues and cash flow. The merger will enable Mr. Carbonell to acquire indirectly control of Cysive, while providing liquidity for, and maximizing the value to be received by, Cysive’s other stockholders.

     Alternatives. The special committee considered various alternatives to Mr. Carbonell’s proposal, as described under “SPECIAL FACTORS – Background of the Merger and Special Committee Proceedings” and “SPECIAL FACTORS – Position of Cysive as to the Fairness of the Merger to Unaffiliated Stockholders.”

     Reasons. The special committee’s reasons for recommending approval and adoption of the merger and merger agreement are described under “SPECIAL FACTORS – Background of the Merger and Special Committee

Proceedings” and “SPECIAL FACTORS – Position of Cysive as to the Fairness of the Merger to Unaffiliated Stockholders.

     Effects. As a result of the merger, Mr. Carbonell will indirectly control Cysive through his control of Parent. If the merger occurs, Cysive stockholders (other than Parent, Purchaser and Mr. Carbonell) will no longer have any equity interest in Cysive and instead will have only the right to receive the $3.22 in cash consideration under the merger agreement. See “THE MERGER – Payment of Merger Consideration and Surrender of Stock Certificates.” All stock options (whether or not vested) that have not been exercised prior to completion of the merger will be assumed by Parent.

     Cysive common stock is expected to continue to be listed and traded on the Nasdaq Stock Market until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the Nasdaq Stock Market. In addition, Cysive will deregister the common stock under the Exchange Act. In addition, as a private company, Cysive’s officers, directors and the owners of more than 10% of the outstanding shares of Cysive common stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

     If the merger occurs, Cysive stockholders will receive $3.22 in cash for each outstanding share of Cysive common stock (other than shares owned by Parent, Purchaser, Cysive and those stockholders who properly assert and perfect appraisal rights under Delaware law).

     The primary benefits of the merger agreement and the merger to Cysive’s unaffiliated stockholders include the following:

•	provide a source of liquidity that might not otherwise be available to Cysive’s unaffiliated stockholders on the time frame proposed in the merger agreement;

•	eliminate exposure to fluctuations, up or down, in market value of shares of Cysive common stock; and

•	allow Cysive’s unaffiliated stockholders to pursue other investment alternatives with the cash proceeds from the merger.

     The primary risks and detriments of the merger agreement and the merger to Cysive’s unaffiliated stockholders include the following:

•	they will no longer have an equity interest in Cysive and therefore will not benefit from any increase in the future earnings, growth or value of Cysive;

•	the receipt of cash consideration will be a taxable transaction for federal income tax purposes; and

•	if the merger does not occur, Cysive will have incurred various fees and expenses associated with the merger agreement and the merger.

Position of Mr. Carbonell, Parent and Purchaser as to the Fairness of the Merger to Unaffiliated Stockholders

     Mr. Carbonell, Parent and Purchaser believe that the merger and the consideration to be paid to Cysive stockholders (other than shares owned by Parent, Purchaser and Mr. Carbonell) is fair to Cysive’s unaffiliated stockholders. Mr. Carbonell, Parent and Purchaser base their belief on the following factors:

•	the consideration to be paid to the holders of Cysive common stock in the merger represents a premium of approximately 5% over the liquidation value, as determined by Mr. Carbonell, of $3.07 per share at March 31, 2003.

•	the consideration to be paid to the holders of Cysive common stock in the merger represents a premium of approximately 23% and 33%, respectively, over the average closing price of the shares during the six months and twelve months ending on May 13, 2003, the last trading day preceding the announcement that Mr. Carbonell was in negotiations to acquire Cysive. Mr.

Carbonell, Parent and Purchaser believe that these time periods most accurately reflect the market conditions currently affecting Cysive and that trading prices following the public announcement on May 13, 2003 are not relevant, because the stock price increased significantly following the announcement. Mr. Carbonell, Parent and Purchaser also believe that a longer period would include market factors that are relevant but not reflected in Cysive’s current or most recent stock prices. Mr. Carbonell, Parent and Purchaser also considered that during the entire twelve month period prior to the announcement on May 13, 2003, shares of Cysive common stock never traded above $2.96.

•	as a result of a deterioration in the business climate, the market for technology stocks in general and software companies similar to Cysive in particular, Cysive’s revenues have declined significantly and its losses have increased.

•	changes in the software industry that occurred during the past three years. Specifically, many of Cysive’s competitors have gone out of business as target customers have scaled back their investment in software and other strategic initiatives.

•	the extensive sale process conducted by Broadview from December 2002 through May 2003 did not result in any proposal superior to Parent’s proposal.

•	after a thorough review with independent financial and legal advisors, the special committee, which consisted of directors who are not employees of Cysive or affiliated with Mr. Carbonell, Parent or Purchaser, unanimously recommended that the board of directors approve the merger agreement and the merger.

•	upon the recommendation of the special committee and other considerations, the board of directors determined that the merger is advisable and fair to and in the best interests of Cysive’s unaffiliated stockholders, and approved and adopted the merger agreement and the merger.

•	the special committee received a written fairness opinion, dated May 29, 2003, from Broadview stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $3.22 in cash for each outstanding share of Cysive common stock to be received by Cysive stockholders (other than Parent, Purchaser and Cysive stockholders who do not vote in favor of the merger and who properly exercise their appraisal rights under Delaware law) in the merger is fair to Cysive’s unaffiliated stockholders from a financial point of view, as further described under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee.”

•	the merger agreement was negotiated at arm’s length with the special committee, which acted independently, with the assistance of financial and legal advisors, and on behalf of the Cysive’s unaffiliated stockholders.

•	the merger agreement contains a number of procedural safeguards that would apply if Cysive receives, prior to the special meeting of stockholders, a proposal by a third party relating to the possible acquisition of Cysive or any material portion of Cysive’s voting securities or assets. Under those circumstances, if the special committee determines that the proposal is more favorable to Cysive stockholders than the terms of the merger and provided that the board of directors, upon recommendation of the special committee, approves or recommends such proposal, Cysive may terminate the merger agreement. If Parent has waived the financing condition to the merger prior to receipt of any such proposal, Cysive would be obligated to pay Parent a $1.65 million “break-up” fee. If Parent has not waived the financing condition prior to receipt of any such proposal, Cysive would be obligated to reimburse Parent for its out-of-pocket costs, fees and expenses incurred by Parent in connection with the merger and the related transactions.

     Mr. Carbonell, Parent and Purchaser believe that the above factors, taken as a whole, support their conclusion that the merger is fair to the Cysive’s unaffiliated stockholders.

     In connection with its determination of the fairness of the merger agreement and the merger, Mr. Carbonell, Parent and Purchaser also reviewed the conclusions as to fairness set forth under “SPECIAL FACTORS – Position of Cysive as to the Fairness of the Merger to Unaffiliated Stockholders,” and the analyses underlying such conclusions of the special committee, based on their views as to the reasonableness of such analyses with the exception of the liquidation analysis performed by CBIZ. Mr. Carbonell, Parent and Purchaser utilized the analysis of the special committee and its advisors, but substituted their own liquidation analysis, which differed in certain material respects from the liquidation analysis performed by CBIZ. The liquidation analysis conducted by Mr. Carbonell drew upon Mr. Carbonell’s knowledge of Cysive’s business and the market conditions Cysive faces and materially differed from CBIZ’s analysis in the following ways:

•	Mr. Carbonell’s analysis assumed approximately $2.0 million more than CBIZ assumed in real estate liabilities;

•	Mr. Carbonell’s analysis assumed approximately $1.0 million more than CBIZ assumed for severance liabilities;

•	Mr. Carbonell’s analysis assumed approximately $0.25 million more than CBIZ assumed for directors and officers insurance premiums;

•	Mr. Carbonell’s analysis assumed a greater time period to effect a liquidation than CBIZ did, thereby resulting in approximately $0.5 million more in the utilization of cash by Cysive prior to liquidation; and

•	Mr. Carbonell’s analysis assumed that a greater amount of Cysive’s cash would have to be retained for a longer period in order to resolve obligations to creditors, as compared to CBIZ’s analysis.

As a result, Mr. Carbonell, Parent and Purchaser ultimately arrived at a liquidation value of $3.07 per share, below the liquidation value determined by CBIZ of $3.16 per share. Mr. Carbonell’s initial liquidation analysis, based on information available at that time and upon review of the preliminary calculation prepared jointly by Broadview and Cysive of the per share amount available for distribution in the event of a liquidation of Cysive (based on data provided by Cysive’s senior management), arrived at an approximate value of $2.91 per share. Mr. Carbonell raised his estimated liquidation value as more detailed analysis was performed both by Mr. Carbonell and CBIZ, based on new information as it was received or developed.

     Mr. Carbonell, Parent and Purchaser also reviewed the procedures followed by the special committee and the board of directors in their respective consideration of the terms of the proposed merger, and determined them to be reasonable grounds on which to decide that the merger was fair to Cysive’s unaffiliated stockholders. In view of the variety of factors considered in reaching their respective determinations, Mr. Carbonell, Parent and Purchaser did not quantify or otherwise assign relative weights to the specific factors considered in reaching its belief as to fairness, although they did place a disproportionate weight on the comparison of the merger consideration to the liquidation value as determined by Mr. Carbonell. Neither Mr. Carbonell, Purchaser nor Parent are making any recommendation as to how the holders of Cysive common stock should vote on the merger agreement and the merger.

     Mr. Carbonell, Parent and Purchaser believe that the merger is procedurally fair based on the following facts:

•	The terms of the merger agreement were negotiated by a two person special committee of the board of Cysive, neither member of which is an interested party in the transaction or otherwise affiliated with Mr. Carbonell, Parent or Purchaser;

•	The board of directors that has approved the merger agreement consists of a majority of directors who are not interested parties in the transaction and who are not otherwise affiliated with Mr. Carbonell, Parent or Purchaser, each of whom has voted to declare the merger advisable and to recommend it to the stockholders for their approval; and

•	The merger agreement permits Cysive to provide non-public information to interested third parties and to engage in negotiations with such parties as long as Cysive complies with the terms of the merger agreement.

     Mr. Carbonell, Parent and Purchaser believe that the merger is substantively fair because of all of the factors discussed above, but, in particular, the following facts:

•	The $3.22 per share merger consideration to be paid to Cysive stockholders in the merger represents a premium of 33% over the average closing price of shares of Cysive common stock over the 12 month period ending May 13, 2003, the last trading day preceding the announcement that Cysive was considering strategic alternatives and had received an offer from Parent;

•	The special committee received advice from its financial advisor, Broadview, and a written opinion that as of May 29, 2003 the per share merger consideration is fair, from a financial point of view to Cysive’s unaffiliated stockholders;

•	The special committee received the advice from its liquidation valuation advisor, CBIZ, that the orderly liquidation value of Cysive is $104,400,000, which, as determined by Broadview based upon the issued and outstanding shares of common stock of Cysive and the acceleration of the vesting of all stock options in connection with a liquidation, would yield $3.16 per share on a fully-diluted basis to the holders of Cysive common stock, an amount per share that is less than the merger consideration to paid to the holders of shares of Cysive common stock;

•	Cysive has not had sufficient sales of its software product in the past fifteen months to sustain its on-going business operations and management is unable to predict with any degree of certainty or reliability projected future revenues and cash flow; and

•	No higher offer emerged prior to the execution of the merger agreement despite an extensive search for alternatives by Broadview that began in December 2002.

     Mr. Carbonell, the sole stockholder, chairman and chief executive officer of Parent, is also the chairman, chief executive officer and president of Cysive and has interests that are in addition to, or different from, the interests of the other Cysive stockholders. See “SPECIAL FACTORS – Interests of Executive Officers and Directors in the Merger.”

Position of Mr. Carbonell, Parent and Purchaser as to the Purposes, Alternatives, Reasons and Effects of the Merger

     Purposes. Cysive has not had sufficient sales of its software product in the past fifteen months to sustain its on-going business operations and management is currently unable to predict with any degree of certainty or reliability projected future revenues and cash flow. The purpose of the merger for Mr. Carbonell, Parent and Purchaser is for Mr. Carbonell to acquire, through his ownership of Parent and Purchaser, all outstanding shares of common stock of Cysive that he does not already own. The merger will allow Mr. Carbonell, through Parent, to acquire Cysive’s business and operate it as a private company, while providing liquidity for, and maximizing the value to be received by, Cysive’s other stockholders.

     Alternatives. Cysive’s board of directors has over a period of time considered various strategic alternatives for the purpose of increasing value for its stockholders. In December 2002, the board determined to actively review Cysive’s strategic alternatives, including a potential sale of Cysive, and at that time the board retained Broadview to assist it in these efforts. Since 2000, and during the period of the sale process conducted by Broadview, Cysive experienced declines in revenues and increasing net losses, and Mr. Carbonell expects that these trends will continue for the foreseeable future. Because the sale process conducted by Broadview from December 2002 through May 2003 did not result in any proposals superior to Parent’s proposal, Mr. Carbonell began to consider the possibility of making an offer to acquire the company. Mr. Carbonell also considered a liquidation of Cysive by a sale of its assets and a distribution of the net after-tax proceeds. Mr. Carbonell determined to forego seeking the liquidation alternative because of the length of time, transaction costs, tax effects, regulatory risks and uncertainties involved and the fact that his conclusion was that a liquidation of Cysive would not provide a higher value to stockholders than his $3.22 a share offer.

     Reasons. Mr. Carbonell believes that it is best for Cysive to operate as a privately held entity. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, Cysive will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and the flexibility to operate strategically. Mr. Carbonell also believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Cysive if it remained publicly held. In addition, Mr. Carbonell believes that as a privately held entity, Cysive will be able to make decisions that may negatively affect quarterly results but that may increase the value of Cysive’s assets or earnings over the long-term. Further, the general level of confidence (or lack thereof) in the stock markets will no longer affect the price of Cysive’s common stock.

     Additionally, following the merger, at such time as Cysive is no longer subject to the reporting requirements of the Exchange Act, Cysive will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to Cysive being a publicly held company. “Going private” will also reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

     Mr. Carbonell, Parent and Purchaser continue to believe that a sale of Cysive is the best method to provide liquidity for Cysive stockholders. In addition, in view of Cysive’s prospects for growth in revenues and profitability, they determined that at this time the merger, on the terms proposed, represents the best method to maximize value for Cysive stockholders. Mr. Carbonell, Parent and Purchaser have informed Cysive that they are engaging in the merger in order to facilitate the transfer of ownership of Cysive to Mr. Carbonell and allow all other Cysive stockholders to receive the merger consideration for the following additional reasons:

•	Cysive has been unsuccessful, during the past six months, to create a liquidity event for all of the stockholders, including Mr. Carbonell. Since Mr. Carbonell is, at this time, able to create a liquidity event only for the other stockholders but not himself, Mr. Carbonell believes that if a liquidity event can be created in the future for Mr. Carbonell, it may be more easily accomplished if Cysive is then a private company, even though there are no plans or prospects for such a liquidity event at this time, and there can be no assurance that one will occur in the future.

•	Shares of Cysive common stock have been trading at a price that Mr. Carbonell, Parent and Purchaser did not consider to be reflective of Cysive’s fair value, whereas the $3.22 per share merger consideration will provide Cysive stockholders (other than Parent, Purchaser and Cysive stockholders who do not vote in favor of the merger and who properly exercise their appraisal rights under Delaware law), with a fair cash payment for their common stock.

•	The merger will eliminate the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements of newly enacted federal laws and Nasdaq Stock Market regulations relating to corporate governance, which Mr. Carbonell, Parent and Purchaser estimate to cost the company between $1 million and $2 million annually.

•	The merger will eliminate the constraints of the public market’s emphasis on quarterly earnings, revenues, and quarterly growth. Cysive will have greater operational flexibility to focus on enhancing long-term value. In addition, Mr. Carbonell believes that as a privately held entity, Cysive will benefit from being able to execute strategic plans without concern for their impact on the company’s stock price.

•	The merger will enable Mr. Carbonell to implement various financing alternatives. Mr. Carbonell, Parent and Purchaser have not had any discussions with any party or formulated any plans concerning any purchase or sale of assets, or concerning any type of financing except as it relates to the merger.

     Effects. As a result of the merger, the entire equity interest in Cysive will be indirectly owned by Mr. Carbonell through Parent. If the merger is consummated, stockholders other than Mr. Carbonell and Parent will no longer have an equity interest in Cysive, will not participate in future earnings growth, if any, of Cysive and instead will have only the right to receive cash consideration pursuant to the merger agreement. See “THE MERGER – Payment of Merger Consideration and Surrender of Stock Certificates.” Similarly, after selling their shares in the merger, Cysive stockholders will not bear the risk of any increase in the losses or decline in the stock price of Cysive. If the merger is consummated, Mr. Carbonell and Parent will have a 100% interest in Cysive’s net book value, profits and losses and tax attributes after the merger (the use of such tax attributes may be subject to certain limitations). A tabular presentation of Mr. Carbonell’s interest in Cysive’s net book value and net losses is set forth below. The information in the table is based on the following: (i) Mr. Carbonell’s ownership of Cysive common stock as of July 31, 2003 and his interest in the net book value and net income of Cysive as of and for the six months ended June 30, 2003; and (ii) Mr. Carbonell’s beneficial ownership of the capital stock of the surviving corporation and his interest in the net book value and net income of Cysive as of and for the six months ended June 30, 2003, after giving pro forma effect to the merger. Amounts in the table are unaudited and are not necessarily indicative of the results that would have actually occurred if the merger had been consummated as of June 30, 2003 or January 1, 2003, or results that may be obtained in the future.

	As of and for the Six Months			Pro Forma As of and for the Six
	Ended June 30, 2003			Months ended June 30, 2003 (1)

	Ownership	Interest in Net	Interest in	Ownership	Interest in Net	Interest in
	Interest	Book Value	Net Loss	Interest	Book Value	Net Loss

Mr. Carbonell	34.7% (2)	$42,835,000	$(2,770,000)	100%	$49,445,000 (3)	$(9,055,000) (4	) (5)

(1)	Gives effect to the merger as if it was completed (i) on June 30, 2003 for the purpose of calculating net book value as of that date and (ii) as of January 1, 2003 for purposes of calculating net income for the six months ended June 30, 2003.

(2)	As of July 31, 2003.

(3)	Net book value after the merger as of June 30, 2003 reflects, on a pro forma basis for the merger, a reduction in Cysive’s assets of (i) approximately $70 million to repay the borrowings to be used by Parent and Purchaser to finance the merger and (ii) approximately $4 million to satisfy estimated transaction expenses (including legal expenses incurred in connection with the litigation concerning this transaction).

(4)	Net income after the merger for the six months ended June 30, 2003 includes, on a pro forma basis for the merger, a reduction in interest income for the six months ended June 30, 2003 of approximately $1,073,000, which represents the interest income earned on $74 million at a rate of 2.9% per annum, which amount is assumed to have been expended on January 1, 2003.

(5)	Does not reflect the impact of restructuring initiatives that Cysive announced on August 14, 2003, which Cysive expects to result in cost savings of approximately $805,757 per quarter, and other cost-cutting or restructuring initiatives that Cysive, Parent or Purchaser may undertake in the future.

     If the merger is consummated, all Cysive stockholders (other than Parent, Purchaser and Cysive stockholders who do not vote in favor of the merger and who properly exercise their appraisal rights under Delaware law) will receive $3.22 per share in cash, which represents a premium of approximately 13% over the closing market price of shares of Cysive common stock on May 13, 2003, the last full trading day prior to the initial public announcement that Cysive was in negotiations with management regarding a potential acquisition. Except for options that are not exercised prior to the effective time of the merger, which will be assumed, the merger will terminate all equity interests of Cysive stockholders (other than Mr. Carbonell and Parent). The merger will provide a source of liquidity not otherwise available on the time frame proposed in the merger agreement, and will eliminate the stockholders’ exposure to fluctuations in market value of the shares. In addition, it will allow Cysive stockholders to pursue other investment alternatives.

     As a result of the merger, Cysive will be a privately held corporation and there will be no public market for Cysive common stock. Cysive common stock will cease to be traded on the Nasdaq Stock Market or any other securities market. In addition, registration of Cysive common stock under the Exchange Act will be terminated and Cysive will cease filing periodic and annual reports with the SEC. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16 and the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Cysive.

     The primary risks and detriments of the merger agreement and the merger to Cysive’s unaffiliated stockholders include the following:

•	they will no longer have an equity interest in Cysive and therefore will not benefit from any increase in the future earnings, growth or value of Cysive;

•	the receipt of cash consideration will be a taxable transaction for federal income tax purposes; and

•	if the merger does not occur, Cysive will have incurred various fees and expenses associated with the merger agreement and the merger.

Mr. Carbonell’s Plans for Cysive

     Assuming consummation of the merger, Mr. Carbonell and Parent intend generally to operate Cysive consistent with past practices. Mr. Carbonell expects to conduct a thorough review of Cysive and its business practices with a view towards determining the best way to redirect Cysive’s operations to improve the company’s long-term prospects. It is expected that Cysive will be restructured and that certain expenses will be reduced.

     The merger agreement provides that upon consummation of the merger, the officers and directors of Cysive will become the officers and directors of the surviving corporation. It is presently expected that certain members of Cysive’s senior management will continue in their positions after the merger and that the outside directors of Cysive will resign shortly following the effective time of the merger. While Mr. Carbonell and Parent will retain the ability to modify employee compensation, no decisions have yet been made regarding the terms of employment of personnel who remain with Cysive following the merger and no additional or improved benefits to any Cysive employees have been agreed to or promised in connection with the merger.

     Following the consummation of the merger, Cysive’s shares will be delisted from the Nasdaq Stock Market and Cysive will terminate its registration, and cease reporting, under the Exchange Act. Mr. Carbonell, Parent and Purchaser have also advised us that, assuming that conditions prevailing in the software industry from time to time allow, and subject to the financial condition and prospects of Cysive, they may take one or more actions, including without limitation the following:

•	conduct a public or private financing depending on market conditions;

•	seek to acquire other companies in the same or related industries;

•	market Cysive for sale; or

•	redeem shares of stock or pay dividends to Mr. Carbonell.

     Except as described in this proxy statement, Mr. Carbonell, Parent and Purchaser have advised us that they do not have any present plans, or know of any proposals, that would result in any extraordinary transaction, such as a merger, reorganization or liquidation involving Cysive; any purchase, sale or transfer of a material amount of assets of Cysive; any material change in the present dividend rate or policy or indebtedness or capitalization of Cysive; any other material change in Cysive’s corporate structure or business; the acquisition by any person of additional securities of Cysive; the disposition of any securities of Cysive; any changes in Cysive’s charter, bylaws or other governing instruments; or any other actions that could impede a change in control of Cysive.

THE MERGER

Proposal to be Considered at the Special Meeting

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into by Cysive, Parent and Purchaser on May 30, 2003, under which Purchaser will be merged with and into Cysive. At the effective time of the merger, the separate corporate existence of Purchaser will cease and Cysive will survive as a wholly-owned subsidiary of Parent. In the merger each outstanding share of Cysive common stock automatically will be converted into the right to receive $3.22 in cash, without interest and less any applicable withholding taxes, except that:

•	shares held by Parent or Purchaser will be canceled without payment;

•	shares held by Cysive will be canceled without payment;

•	shares held by Cysive stockholders who properly assert and perfect their appraisal rights under Delaware law will be purchased for their “fair value” as determined under Delaware law; and

•	each Cysive stock option (whether or not vested) outstanding at the effective time of the merger automatically will be assumed by Parent. Any restrictions on the exercise of any Cysive stock option will continue in full force and effect after the effective time of the merger.

Voting Rights; Quorum; Vote Required for Approval

     Cysive stockholders of record at the close of business on [_______] [_], 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately [_______] holders of record of the common stock and [_______] shares of common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Cysive.

     Cysive stockholders may vote either in person at the special meeting or by proxy. However, if your shares are held for you by a bank, broker or other so-called “nominee” holder:

•	you must instruct your bank, broker or other nominee to vote your shares by following the procedures specified by the nominee for voting; and

•	if you want to vote in person at the meeting, you must request a proxy in your name from your bank, broker or other nominee.

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Cysive common stock on the record date is necessary to constitute a quorum at the special meeting. If there is no quorum, business cannot be conducted at the special meeting and the proposal to adopt the merger agreement cannot be voted on. Abstentions and so-called “broker non-votes” will be counted for the purpose of establishing a quorum at the special meeting. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger.

     Under Delaware law and the terms of the merger agreement, the merger agreement must be adopted by the holders of a majority of the outstanding shares of Cysive common stock.

     Pursuant to the terms of the voting agreement, Mr. Carbonell and Parent have each agreed to vote all of their shares of Cysive common stock in favor of the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement. The shares of Cysive common stock directly owned by Mr. Carbonell represented approximately 34.7% of the outstanding shares of Cysive common Stock as of July 31, 2003. Mr. Carbonell currently does not intend to exercise any of his stock options prior to the time of the special meeting. As a result, the affirmative vote of the holders (other than Mr. Carbonell) of approximately 15.3% of the outstanding shares of Cysive common stock as of July 31, 2003, or [_____] shares of Cysive common stock, is required to approve the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement.

Voting and Revocation of Proxies

     All shares of Cysive common stock represented by properly executed proxies received by Cysive and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to adopt the merger agreement. A Cysive stockholder may revoke a proxy:

•	by delivering to Cysive’s corporate secretary (at 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by attending the special meeting and voting in person; or

•	if a Cysive stockholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedures to change a vote specified by the nominee holder.

     Attending the special meeting in person will not revoke a proxy. You must take one of the actions specified above to validly revoke a proxy. Revoking a proxy after the vote is taken at the special meeting will not have any effect.

     The board of directors is not currently aware of any business to be brought before the special meeting other than the proposal to adopt the merger agreement. However, if other matters are properly presented, the persons named as proxies in the card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

     Cysive has hired MacKenzie Partners, Inc. to solicit proxies and to distribute proxy materials for the special meeting. MacKenzie Partners, Inc. also has agreed to provide consulting and analytic services to Cysive and to provide solicitation services with regard to banks, brokers, institutional investors and individual Cysive stockholders. The financial terms of Cysive’s arrangement with MacKenzie Partners, Inc. are described in the section entitled “THE MERGER — Estimated Fees and Expenses of the Merger.”

     Proxies may be solicited by MacKenzie Partners, Inc. or by directors, officers and employees of Cysive, including Mr. Carbonell, who may be assisted by employees of Parent and Purchaser (none of the employees of Cysive, Parent or Purchaser will receive any additional compensation for such services) in person, by mail, telephone or telegraph, or by facsimile. Cysive anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of Cysive common stock and that such persons will be reimbursed by Cysive for the expenses incurred in doing so.

Structure of the Merger

     The proposed acquisition of Cysive has been structured as a merger of Purchaser into Cysive, with Cysive surviving as a wholly-owned subsidiary of Parent. The transaction was structured as a cash merger to provide Cysive stockholders with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to Parent with reduced transaction costs.

Effective Time of the Merger

     The merger will become effective at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware or at such other time as may be agreed by Cysive and Parent. Assuming Cysive stockholders vote to adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, Cysive expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

     [__________] has been designated to act as paying agent for the merger and will immediately after the merger receive the cash necessary to pay the $3.22 per share merger consideration to the holders of Cysive common stock. The paying agent will use these funds solely to pay the merger consideration to those Cysive stockholders entitled to receive such payment. The paying agent will deliver the merger consideration according to the procedures summarized below.

     Promptly after the merger, the paying agent will mail to all Cysive stockholders a letter of transmittal and instructions advising Cysive stockholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the $3.22 per share merger consideration and your stock certificates will be canceled. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes. If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond (in such sum as Parent may reasonably direct) instead of your stock certificates. If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

     Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

     At and after the merger, you will cease to have any rights as a Cysive stockholder, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration or, if you properly assert and perfect your appraisal rights, the right to receive the “fair value” of your shares as determined under Delaware law. At the effective time of the merger, Cysive’s stock ledger with respect to shares of Cysive common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

     The paying agent will, on demand, return to Cysive all cash that has not yet been distributed in payment of the merger consideration as of twelve months following the merger, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, Cysive stockholders may surrender stock certificates directly to Cysive and receive the $3.22 per share merger consideration, without interest, less any applicable withholding taxes. However, Cysive stockholders will in no event have any greater rights against the surviving company than those of general creditors of Cysive under applicable law, and none of Parent, Purchaser, Mr. Carbonell or Cysive will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Accounting Treatment

     For accounting and financial reporting purposes, the merger will be accounted for as a purchase.

Merger Financing

     Parent intends to fund the merger (including fees, expenses and transaction costs) and pay the cash amounts payable to Cysive stockholders in connection with the merger from the proceeds of financings and from other funds provided by affiliates of Parent and Purchaser. Parent estimates that approximately $70 million will be required to complete the merger and related transactions. Parent and Purchaser are seeking a commitment from a financial institution to provide the funds necessary to consummate the merger. Parent and Purchaser intend to repay the indebtedness that they incur in connection with the merger through the orderly liquidation, following completion of the merger, of Cysive’s portfolio of marketable securities.

     It is a condition to the obligation of Parent to consummate the merger that Parent receives loan proceeds in the amount of approximately $70 million on terms reasonably acceptable to Parent. In addition, if Parent does not receive a commitment from a financial institution to provide the funds necessary to consummate the merger on or before sixty days from the date of the merger agreement, the merger agreement may be terminated by Cysive, and the merger will not be consummated. The merger agreement does not provide any alternative to consummate the merger if Parent does not receive such loan proceeds on terms reasonably acceptable to it.

Conduct of the Business of Cysive if the Merger is Not Completed

     If the merger is not consummated, the board of directors expects that Cysive’s current management will continue to operate the business in substantially the same manner as currently operated, subject to the business and financial conditions affecting Cysive. No other alternative methods of operation are currently being considered. There can be no assurance that Cysive will be able to continue as a going concern in the event that the merger is not consummated. Nevertheless, the board of directors would reassess the strategic alternatives available to Cysive to enhance stockholder value. In determining which strategic alternative is in the best interests of Cysive and its stockholders, the board of directors would consider, among other things, Cysive’s obligation to pay a termination fee and expense reimbursement to Parent in connection with certain acquisition proposals. See “THE MERGER AGREEMENT – Termination Fee.”

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

     In considering the recommendations of the board of directors, you should be aware that certain of Cysive’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Cysive stockholders generally.

     Parent and Purchaser and their Affiliates. As of the date of this proxy statement, Mr. Carbonell and his affiliates hold the following interests in Cysive:

•	Mr. Carbonell owns 10,020,600 shares of Cysive common stock jointly with his wife; and

•	Mr. Carbonell holds stock options to purchase 2,925,000 shares of Cysive common stock that are exercisable within 60 days of July 31, 2003.

     Mr. Carbonell’s combined beneficial ownership (calculated in accordance with SEC rules, which assume the exercise of any options exercisable within 60 days) was approximately 40.7% of the outstanding shares of Cysive common stock as of July 31, 2003. The shares of Cysive common stock owned by Mr. Carbonell represented approximately 34.7% of the outstanding shares of Cysive common Stock as of July 31, 2003. Mr. Carbonell currently intends to transfer all of his shares of Cysive common stock to Parent, and all of his stock options will be assumed by Parent as part of the merger.

     Cysive’s Management Following the Merger. It is currently expected that certain members of Cysive’s senior management will continue in their positions after the merger. Parent, Purchaser and Mr. Carbonell have not yet made any determination regarding which members of senior management will continue with Cysive following the consummation of the merger and no negotiations have taken place regarding the continued employment of any member of Cysive’s senior management, except that Mr. Carbonell has engaged in preliminary discussions with Mr. Lund regarding the possibility of his continued employment with Cysive following the consummation of the merger.

     Indemnification and Insurance. Cysive’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. Cysive also maintains directors’ and officers’ liability insurance for the benefit of such persons. In the merger agreement, Cysive, as the surviving entity in the merger, has agreed to purchase an additional six years of coverage under Cysive’s existing directors’ and officers’ liability insurance policy, subject to certain limitations stated in the merger agreement.

     Stock Options. Any stock option (whether or not vested) that has not been exercised prior to completion of the merger will be converted into an option to purchase Parent common stock under terms and conditions substantially identical to the terms and conditions as in effect prior to the effective date of the merger.

Intent to Vote

     To Cysive’s knowledge, each of Cysive’s executive officers and directors intends to vote all shares of Cysive common stock he beneficially owns in favor of the merger.

Estimated Fees and Expenses of the Merger

     Whether or not the merger is completed, all fees and expenses incurred in connection with the merger will generally be paid by the party incurring those fees and expenses. Parent and Cysive will share equally all fees and expenses (other than attorneys’ fees) incurred in connection with the filing, printing and mailing of this proxy statement and the Schedule 13E-3 to be filed with the SEC, including any amendments or supplements to either document, and the filing by Parent or Cysive of any notice or other document under any applicable antitrust law or regulation. Under certain circumstances described under “THE MERGER AGREEMENT – Fees and Expenses,” Cysive will reimburse Parent for costs, fees and expenses incurred in connection with the merger up to a maximum of $1.65 million. The estimated total fees and expenses to be incurred by Cysive and by Parent and Purchaser in connection with the merger are as follows:

Description	Amount
Fees and Expenses of Cysive:
Financial advisory fees and expenses	$1,580,700
Liquidation valuation advisory fees and expenses	$65,000
Legal fees and expenses (transactional)	$350,000
Legal fees and expenses (litigation)	$675,000
Accounting fees and expenses	$40,000
Fees and Expenses of Parent:
Legal fees and expenses (transactional)	$600,000
Legal fees and expenses (litigation)	$500,000
Fees and expenses associated with financing
Paying agent fees and expenses
Joint Fees and Expenses and Cysive and Parent:
SEC filing fee	$6,304
Printing and mailing costs	$11,000
Proxy solicitor fees and expenses	$30,000
Hart-Scott-Rodino filing fee	$125,000
TOTAL

     Upon consummation of the merger, Cysive will be obligated to pay Broadview a transaction fee of $1,580,700. Cysive has already paid Broadview a fairness opinion fee of $300,000, as well as quarterly payments in the aggregate amount of $200,000. The fairness opinion fee and the quarterly payments will be credited against the transaction fee payable by Cysive upon completion of the merger. In addition, Cysive has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel.

     Parent has retained [________] to act as paying agent in connection with the merger. The paying agent will receive reasonable and customary compensation for their services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Cysive will indemnify the paying agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     Except as provided in the merger agreement, legal fees and expenses incurred by or on behalf of Cysive, Parent, Purchaser and their affiliates in connection with the merger will be paid by the party incurring the expense.

     The expense of soliciting proxies from Cysive stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy cards, will be paid by Cysive. Cysive has agreed to pay MacKenzie Partners, Inc. a fee of $7,500 plus reasonable out-of-pocket expenses and to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including liabilities and expenses, arising from or in connection with its solicitation services.

Appraisal Rights

     If the merger is consummated, holders of Cysive common stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law.

     Delaware law entitles the holders of record of shares of Cysive common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, without taking into account any element of value arising from the accomplishment or expectation of the merger, as determined by the court. The “fair value” could be greater than, less than or the same as the merger consideration offered by Parent.

     In order to exercise these rights, a Cysive stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix E to this proxy statement. Cysive stockholders should carefully review Section 262 as well as the information discussed below.

     Filing Written Demand. If a Cysive stockholder elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Cysive a written demand for appraisal of shares of Cysive common stock held, which demand must reasonably inform Cysive of the identity of the stockholder and that the demanding stockholder is demanding appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be delivered to Cysive before Cysive stockholders vote on the merger and must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•	The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

     All written demands for appraisal should be addressed to Cysive, 10780 Parkridge Boulevard, Suite 400, Reston, VA 20191, Attention: Chief Financial Officer, and received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform Cysive of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Cysive common stock.

     The written demand for appraisal must be executed by or for the record holder of shares of Cysive common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Cysive common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

     A beneficial owner of shares of Cysive common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Cysive common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

     A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Cysive common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Cysive common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Cysive common stock outstanding in the name of the record owner.

     Any Cysive stockholder may withdraw its demand for appraisal and accept $3.22 per share by delivering to Cysive a written withdrawal of the demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Cysive stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $3.22 per share.

     Notice by Cysive. Within 10 days after the merger, Cysive will give written notice of the date of the completion of the merger to each Cysive stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the effective date of the merger, any former Cysive stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the Cysive stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     Filing a Petition for Appraisal. Within 120 days after the completion of the merger, Cysive or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Cysive common stock that are held by all dissenting stockholders. Cysive is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Cysive stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262. A Cysive stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all Cysive stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those Cysive stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which Cysive stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require Cysive stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any Cysive stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that Cysive stockholder.

     Determination of Fair Value. If a petition for appraisal is timely filed, the court will determine the fair value of the shares of Cysive common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court will take into account all relevant factors. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding.

     In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the Cysive stockholder’s exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

     The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a Cysive stockholder, the court may order all or a portion of the expenses incurred by any Cysive stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Cysive common stock entitled to appraisal.

     From and after the completion of the merger, no dissenting stockholder shall have any rights of a Cysive stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Cysive common stock, if any, payable to Cysive stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Cysive stockholder without the approval of the court.

     Any Cysive stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Cysive stockholder’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences

     The following is a summary of the material United States federal income tax consequences of the merger relevant to beneficial holders of Cysive common stock whose shares are converted to cash in the merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Cysive common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Cysive common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Cysive or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, holders who are properly classified as partnerships under the Internal Revenue Code, holders whose shares of Cysive common stock constitute small business stock for purposes of Section 1202 of the Code, holders who hold their Cysive common stock as part of a hedge, straddle or conversion transaction, and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Cysive common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, and it does not consider the effect of any state, local or foreign tax laws.

     Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

   Cysive Stockholders

     For United States federal income tax purposes, a Cysive stockholder who receives only cash in exchange for shares of Cysive common stock in the merger will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s tax basis in the shares of Cysive common stock surrendered. Gain or loss will be capital gain or loss if the shares of Cysive common stock constitute capital assets in the hands of the exchanging holder at the time of the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger. The capital gain or loss will be long-term capital gain or loss if the shares of Cysive common stock surrendered in the merger have been held for more than one year at the time of the merger. Under current law, net capital gains recognized by an individual are taxable at a maximum federal rate of 15 percent or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income rates. There are certain limitations on deductibility of any loss recognized upon the exchange of shares of Cysive common stock for cash.

     Payments of cash to a Cysive stockholder in exchange for shares of Cysive common stock owned by the stockholder may be subject to a backup withholding tax at a rate of 28%, unless the stockholder (i) is a corporation or comes within certain exempt categories or (ii) provides a correct tax identification number to the payor, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

     A stockholder who does not provide a correct tax identification number may be subject to penalties imposed by the Internal Revenue Service. Any backup withholding tax collected is creditable against the stockholder’s United States federal income tax liability or will be refunded to the stockholder by the Internal Revenue Service, provided that certain conditions are met.

   Mr. Carbonell

     Prior to the consummation of the merger, it is anticipated that Mr. Carbonell will contribute all of his Cysive common stock to Parent in exchange for stock of Parent. This exchange is intended to qualify as a tax-free transfer to a controlled corporation pursuant to Section 351 of the Internal Revenue Code. Assuming that the exchange qualifies as a Section 351 transfer to a controlled corporation, Mr. Carbonell will not recognize income, gain or loss upon his receipt of shares of Parent stock solely in exchange for his shares of Cysive common stock. The tax basis of the shares of Parent stock received by Mr. Carbonell (including any fractional shares of Parent stock not actually received) will be the same as the tax basis in his shares of Cysive common stock exchanged therefor. The holding period of the shares of Parent stock received by Mr. Carbonell will include the holding period of the shares of Cysive common stock surrendered in the exchange.

     A cash payment, if any, received by Mr. Carbonell in lieu of fractional shares of Parent stock will be treated as if such fractional shares had been issued to Mr. Carbonell and then redeemed by Parent. Mr. Carbonell will recognize gain or loss upon such cash payment, measured by the difference (if any) between the amount of the cash received and the basis allocated to such fractional share. The gain or loss will be capital gain or loss, provided that each such fractional share of Parent stock was held as a capital asset at the time of the exchange.

     Because Mr. Carbonell’s shares of Cysive common stock will not be purchased in the merger, he will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

   Parent and Purchaser

     Neither Parent nor Purchaser will recognize income, gain or loss for United States federal income tax purposes as a result of the merger.

Certain Legal Matters

     General. Except as described in this section, none of Cysive, Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of Cysive that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Parent, Purchaser and Cysive presently contemplate that such approval or other action will be sought. While Parent and Purchaser do not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

•	that failure to obtain the approval or other action might not result in consequences adverse to the Cysive’s business; or

•	that there might be conditions to obtaining a required approval or action, including, without limitation, the divestiture of certain parts of the Cysive’s business.

     Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law does not apply to the merger and the transactions contemplated thereby because Mr. Carbonell became an “interested stockholder” at a time when the restrictions set forth in Section 203 of the Delaware General Corporation Law did not apply to Cysive or Mr. Carbonell. Additionally, Section 203 does not apply to business combination transactions approved by the board of directors. As discussed above, the board of directors has approved the merger agreement and the voting agreement.

     Antitrust. The merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which provides that acquisition transactions meeting the filing threshold may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been satisfied.

     On [_______] [_], 2003, Parent filed a Notification and Report Form with respect to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Cysive filed its required Notification and Report Form on [_______] [_], 2003. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger will expire at 11:59 p.m., Eastern Daylight Time, on [_______] [_], 2003, unless early termination of the waiting period is granted. However, the Department of Justice or the Federal Trade Commission may extend the waiting period by requesting additional information or documentary material from Parent or Cysive. If such a request is made, such waiting period will expire at 11:59 p.m., Eastern Daylight Time, on the tenth day after substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Thereafter, such waiting period may be extended only by court order or with the consent of the filing party. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Department of Justice or the Federal Trade Commission raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Cysive and Purchaser will not complete the merger unless and until the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger has been terminated or expired.

     The Federal Trade Commission and the Department of Justice frequently scrutinize the legality of transactions such as the merger under various antitrust laws (including the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and various other federal statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of creating monopolies or restraining trade). At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under these laws as they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition pursuant to the merger, seeking divestiture of the shares acquired by Parent or seeking divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, also may bring legal action under these antitrust laws in certain circumstances. The parties believe that the merger does not violate these antitrust laws, based upon information available to them. Nevertheless, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or the consequences of any such challenge if made.

     Litigation. On May 30, 2003, Cysive announced that it had entered into the merger agreement. On that day and over the following week, four putative class action complaints were filed in the Chancery Court of the State of Delaware, County of Newcastle, by certain named plaintiffs and an alleged class of unaffiliated Cysive stockholders. The complaints name Cysive, its directors and (except for one complaint) Parent as defendants and allege that Cysive and its directors have engaged in acts of self-dealing and have violated fiduciary duties of due care and loyalty owed to the unaffiliated Cysive stockholders in connection with the merger. The complaints further allege that the merger consideration is inadequate and unfair to the putative class and that Cysive and its directors failed to make adequate good faith efforts to obtain a better price. The complaint seeks, among other things:

•	injunctive relief blocking the consummation of the merger or, if it is consummated, rescinding the merger;

•	an accounting by the defendants of any benefits received by them as a result of their allegedly wrongful conduct; and

•	costs and disbursements of the action, including attorneys’ and experts’ fees in unspecified amounts.

On June 10, 2003, defendants Mr. Carbonell and Parent moved the Chancery Court to consolidate the complaints into one action, to shorten the time for defendants to respond to the complaints, to expedite discovery and to set down a prompt trial date. On June 12, 2003, plaintiffs responded to the motion, indicating their agreement with all of the motion’s requests. On June 16, 2003, the Chancery Court granted the motion and set a trial date of July 22, 2003. The parties filed pretrial motions with the court on July 14, 2003. On July 18, plaintiffs filed an amended consolidated class action complaint. Trial commenced on Tuesday, July 22, 2003, and concluded on Thursday, July

24, 2003. At the conclusion of trial, the court adopted a post-trial briefing schedule pursuant to which the plaintiffs filed their initial brief on Tuesday, July 29, 2003. The defendants filed their response brief on Saturday, August 2, 2003. The plaintiffs filed their reply to the defendants’ response on Tuesday, August 5, 2003. Cysive expects a decision by the Court shortly.

THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement. The summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

Representations and Warranties

     Cysive has made customary representations and warranties with respect to, among other things, (i) the capital stock, options and other rights to acquire securities of Cysive, (ii) Cysive’s filings with the SEC, as well as its financial statements contained therein, (iii) Cysive’s intellectual property rights, (iv) Cysive’s assets, liabilities and compliance with applicable laws, (iv) corporate power and authorization, including the approval and recommendation of Cysive’s board of directors, (v) the applicability of the Delaware anti-takeover law, (vi) non-contravention of certain laws, agreements and Cysive’s charter documents, (vii) the absence of any materially adverse changes and (viii) the opinion of Broadview that the per share merger consideration is fair, from a financial point of view, to Cysive’s unaffiliated stockholders.

     Each of Parent and Purchaser has made customary representations and warranties with respect to, among other things, (i) corporate existence, power and authorization, (ii) non-contravention of certain laws, agreements or the charter documents of Parent or Purchaser, (iii) the accuracy of information supplied by Parent and Purchaser to the SEC in connection with the merger, (iv) financing commitments and arrangements to fund the merger and (v) Parent’s ownership of shares of Cysive common stock.

Conditions to the Merger

     The obligation of Parent and Purchaser to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the material accuracy of Cysive’s representations and warranties contained in the merger agreement and the performance, in all material respects, of all agreements that are required to be performed by Cysive;

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Cysive common stock;

•	the receipt of all material consents in connection with the merger, including, among others, the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of the occurrence of a material adverse effect since the execution of the merger agreement;

•	the absence of any injunction or order of any court or other governmental entity prohibiting the merger;

•	the absence of any legal requirement that makes consummation of the merger illegal;

•	the absence of any legal proceeding in which there is a reasonable possibility of an outcome that would be materially adverse to Parent (i) challenging or seeking to restrain or prohibit the merger, (ii) relating to the merger and seeking to obtain from Parent or Cysive damages or other material relief, (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to its shares of Cysive common stock, (iv) that would materially and adversely affect the right of Parent or Cysive to own the assets or operate the business of Cysive or (v) seeking to compel Cysive, Parent or any subsidiary of Parent to dispose of or hold separate any material assets;

•	the delivery by Cysive to the Internal Revenue Service of a notification that Cysive was not, at any time during the five year period ending the closing date of the merger agreement, a U.S. real property holding corporation; and

•	the receipt by Parent of loan proceeds in the amount $70 million on terms reasonably acceptable to Parent.

     The obligation of Cysive to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the material accuracy of Parent’s and Purchaser’s representations and warranties contained in the merger agreement and the performance, in all material respects, of all agreements that are required to be performed by them;

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Cysive common stock;

•	the absence of any injunction or order of any court or other governmental entity prohibiting the merger;

•	the absence of any legal requirement that makes consummation of the merger illegal; and

•	the receipt of all material consents to the merger, including, among others, the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Amendments

     The merger agreement may be amended with the approval of the respective boards of directors of Cysive and Parent at any time, provided that the special committee has approved the amendment. After adoption of the merger agreement by Cysive stockholders, any amendment to the merger agreement that would require the further approval of Cysive stockholders will not be effective unless approved by Cysive stockholders.

Stock Options

     At the effective time of the merger, each Cysive stock option outstanding and unexercised immediately prior to the effective time of the merger will become an option to purchase Parent common stock, adjusted accordingly for any stock split, stock dividend, reverse stock split, recapitalization or other similar transaction subsequent to the effective time of the merger. Parent may, at its election, cause such outstanding Cysive stock options to be replaced by issuing reasonably equivalent stock options to holders of Cysive stock options. Any restrictions on the exercise of any Cysive stock option will continue in full force and effect after the effective time of the merger.

     From and after the effective time of the merger, each Cysive stock option may be exercised solely for shares of Parent common stock, and the number of shares of Parent common stock subject to such stock option shall be calculated according to the following formula (rounded down to the nearest whole share):

•	the number of shares of Cysive common stock subject to such Cysive stock option immediately prior to the effective time of the merger, multiplied by

•	the exchange ratio, which is a fraction, the numerator of which will be the fair market value of a share of Parent common stock as of the closing of the merger, and the denominator of which will be $3.22.

The per share exercise price of each Cysive stock option will be adjusted by dividing the per share exercise price of such Cysive stock option prior to the closing of the merger by the exchange ratio (rounded up to the nearest whole cent).

Interim Operations

     During the period beginning on date of the merger agreement until the effective time of the merger, Cysive has agreed that it will preserve its business, conduct its business consistent with prior practice and preserve the goodwill of customers, suppliers and others having business relations with Cysive. If at any time during this period Mr. Carbonell is no longer employed by Cysive as an executive officer, then Cysive has agreed not to, among other things:

•	conduct its business in a materially different manner than the manner in which it conducted business prior to the date of the merger agreement;

•	amend its charter documents;

•	split, combine or reclassify any of its capital stock, or declare, set aside or pay any dividends with respect to any of its capital stock;

•	form any subsidiary or acquire any material equity interest in any other entity;

•	issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than Cysive common stock issuable pursuant to stock options or warrants outstanding as of the date of the merger agreement;

•	transfer, lease or license to any third party, or encumber, any material assets other than in the ordinary course of business or as security for borrowings permitted by the merger agreement;

•	repurchase, redeem or otherwise acquire any of its shares of capital stock except for acquisitions in connection with agreements that allow Cysive to purchase such stock upon termination of services to Cysive or in exercise of Cysive’s right of first refusal to repurchase such shares;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness, except in limited circumstances;

•	adopt or materially amend any employee benefit agreements or plans, for the benefit of any director, officer or employee of Cysive;

•	pay any benefit not required by any existing employee agreement or plan;

•	increase the compensation or fringe benefits of any director, officer or employee, except for normal increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense;

•	amend materially or terminate prematurely any material contracts or waive, release or assign any material rights or claims under any material contracts, except in the ordinary course of business or where the failure to amend or terminate a material contract would, in the reasonable judgment of Cysive’s board of directors, have an adverse impact on Cysive;

•	change any of its methods of accounting or accounting practices in any material respect;

•	make any material tax election, except for elections made in the ordinary course of business or consistent with Cysive’s past practices;

•	make capital expenditures exceeding $100,000 in the aggregate; or

•	enter into an agreement to take any of the foregoing actions.

     Cysive will be permitted to take the foregoing actions if Parent consents in writing, the merger agreement contemplates or permits such action or such action is required to facilitate compliance with any applicable laws or other legal requirements.

Indemnification

     The merger agreement provides that all rights to indemnification by Cysive existing in favor of directors and executive officers of Cysive as of the date of the merger agreement for their acts and omissions occurring prior to the merger, as provided in Cysive’s bylaws and the indemnification agreements between Cysive and such indemnified persons, will survive the merger. Cysive has agreed to observe such agreements to the fullest extent permitted by law for a period of six years from the effective time of the merger.

     The merger agreement also provides that Cysive will procure and maintain, for the benefit of its directors and officers with respect to their acts and omissions occurring prior to the effective time of the merger, directors’ and officers’ liability insurance (i) providing coverage for a period not less than six years from and after the effective time of the merger, (ii) having a coverage limit of not less than $10 million and (iii) having other terms and conditions substantially similar to the directors’ and officers’ liability insurance policy currently maintained by Cysive as of the date of the merger agreement.

Notification of Acquisition Proposals

     Cysive may provide non-public information to any third party concerning an acquisition proposal and engage in negotiations with any such party so long as Parent is notified of the identity of such person, that person executes a non-disclosure agreement with Cysive and the same information is given (if not already provided) to Parent. If a third party makes an offer, the board of directors and the special committee may consider it, but neither can approve nor recommend such offer unless, among other things:

•	the board of directors provides Parent with two business days’ prior written notice of such offer; and

•	if the merger agreement is terminated because Cysive has accepted a Superior Offer (as defined in the merger agreement), Cysive reimburses Parent for all out-of-pocket costs, fees and expenses incurred by Parent in connection with the merger and the related transactions, up to a maximum of $1.65 million; however, if Parent has previously waived the financing condition of the merger prior to such termination, and within 270 days after the termination of the merger agreement the transaction contemplated by the Superior Offer shall have been consummated by Cysive, Cysive pays Parent the sum of $1.65 million in lieu of the foregoing expense reimbursement.

Termination

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after Cysive stockholders have adopted the merger agreement:

•	by mutual written consent of Purchaser and Cysive;

•	by either Parent or Cysive if the merger is not consummated by November 30, 2003, unless (i) the delay is attributable to a failure to perform any covenant in the merger agreement by the party seeking to terminate the merger agreement or (ii) the failure to consummate the merger by such date is attributable to a failure on the part of Mr. Carbonell or Parent to comply with the voting agreement and Parent is the party seeking to terminate the merger agreement;

•	by either Parent or Cysive if (i) a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, or (ii) if Cysive stockholders do not adopt the merger agreement at the special meeting, unless the failure to obtain the requisite stockholder vote is attributable to a failure on the part of Mr. Carbonell or Parent to comply with the voting agreement and Parent is the party seeking to terminate the merger agreement;

•	by Parent if any of the following shall have occurred at any time prior to the adoption of the merger agreement by Cysive stockholders: (i) the board of directors fails to recommend that Cysive stockholders vote to adopt the merger agreement or withdraws or modifies its recommendation in favor of adoption; (ii) the board of directors, upon recommendation of the special committee, approves or recommends any offer or proposal regarding a merger, consolidation or similar transaction with an entity other than Parent; (iii) Cysive enters into any letter of intent or similar document or any contract relating to any offer or proposal regarding a merger, consolidation or similar transaction with an entity other than Parent; or (iv) Cysive or any representative of Cysive materially breaches any of the provisions discussed under “THE MERGER AGREEMENT – Notification of Acquisition Proposals;”

•	by Parent if any of Cysive’s representations or warranties contained in the merger agreement are inaccurate as of the closing date of the merger agreement or Cysive breaches any covenants contained in the merger agreement prior to the closing such that the conditions to closing set forth under “THE MERGER AGREEMENT – Conditions to the Merger” are not satisfied, unless such inaccuracy or breach is curable by Cysive and Cysive is continuing to exercise all reasonable efforts to cure such inaccuracy or breach;

•	by Cysive if (i) any of Parent’s representations or warranties contained in the merger agreement are inaccurate as of the closing date of the merger agreement or Parent breaches any covenants contained in the merger agreement prior to the closing such that the conditions to closing set forth under “THE MERGER AGREEMENT – Conditions to the Merger” are not satisfied, unless such inaccuracy or breach is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, (ii) Parent does not receive a written financing commitment on or before 60 days from the date of the merger agreement in an amount equal to no less than $70 million or (iii) any party to the voting agreement, other than Cysive, fails to perform any covenant required to be performed by such party prior to the effective time; or

•	by Cysive in order to accept a bona fide acquisition proposal made by a third party on terms that the board of directors determines, in its reasonable judgment, upon the recommendation of the special committee, to be more favorable to Cysive stockholders than the terms of the offer made by Parent, provided that the following conditions are met: (i) neither Cysive nor any of Cysive’s representatives has breached any of the provisions discussed under “THE MERGER AGREEMENT – Notification of Acquisition Proposals;” (ii) the board of directors, upon recommendation of the special committee, has authorized Cysive to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction contemplated by such proposal; (iii) Cysive has delivered to Parent a written notice confirming that the binding written definitive acquisition agreement relating to such proposal has been duly executed and delivered to Cysive by the other party thereto (but not closed), and that the board of directors has authorized the execution and delivery of such agreement on Cysive’s behalf; (iv) at least two business days have elapsed since Parent’s receipt of such notice; and (v) Parent has not made an offer to Cysive that is at least as favorable to Cysive stockholders, from a financial point of view, as the transaction contemplated by such agreement.

     Cysive may terminate the merger agreement according to the foregoing through the action of the board of directors, but only upon the upon recommendation of the special committee

Fees and Expenses

     All fees and expenses relating to the merger will be paid by the party incurring them. However, Parent and Cysive will share equally all fees and expenses (other than attorneys’ fees) incurred in connection with the filing, printing and mailing of this proxy statement and the Schedule 13E-3 to be filed with the SEC, including any amendments or supplements to either document, and the filing by Parent or Cysive of any notice or other document under any applicable antitrust law or regulation.

     Cysive must also reimburse Parent for all out of pocket costs, fees and expenses incurred in connection with the merger and the related transactions, up to a maximum of $1.65 million, if (i) Cysive validly terminates the merger agreement to accept a Superior Offer (as defined in the merger agreement), (ii) Parent validly terminates the merger agreement upon the occurrence of a Triggering Event (as defined in the merger agreement), (iii) Parent validly terminates the merger agreement because any of Cysive’s representations or warranties contained in the merger agreement are inaccurate as of the closing date of the merger agreement or Cysive breaches any covenants contained in the merger agreement prior to the closing, (iv) Cysive or Parent validly terminates the merger agreement because Cysive stockholders do not adopt the merger agreement at the special meeting, unless the failure to obtain the requisite stockholder vote is attributable to a failure on the part of Mr. Carbonell or Parent to comply with the voting agreement and he or it is the party seeking to terminate the merger agreement, or (v) Cysive or Parent validly terminates the merger agreement because the merger shall not have been consummated by November 30, 2003.

Termination Fee

     Cysive must pay to Parent a termination fee in the amount of $1.65 million, less any fees and expenses paid in connection with the merger, within five days after the consummation of a merger, consolidation or similar transaction with an entity other than Parent, if Cysive validly terminates the merger agreement to accept a Superior Offer (as defined in the merger agreement), and within 270 days after the termination of the merger agreement the transaction contemplated by the Superior Offer shall have been consummated by Cysive, or Parent validly terminates the merger agreement upon the occurrence of a Triggering Event (as defined in the merger agreement). The payment of the termination fee is conditioned upon the following: (i) prior to the occurrence of the Triggering Event or the acceptance of a Superior Offer, Parent has waived in writing the condition that it receive the funds necessary to complete the merger; (ii) Parent has not materially breached the merger agreement; and (iii) within 270 days after the termination of the merger agreement, the transaction contemplated by the Superior Offer has been consummated.

The Voting Agreement

     In connection with the merger, Cysive, Parent and Mr. Carbonell have entered into a voting agreement, a copy of which is attached as Appendix B to this proxy statement. Unless the board of directors withdraws or modifies its recommendation that the merger be consummated or the merger agreement is terminated in accordance with its terms, Parent and Mr. Carbonell have agreed to vote all of their shares of Cysive common stock in favor of the merger, the adoption of the merger agreement and the other transactions contemplated by the merger agreement. In addition, Parent and Mr. Carbonell have agreed to vote all of their shares of Cysive common stock against (i) any action or agreement that would result in a material breach of any covenant, representation, warranty or other obligation of Cysive under the voting agreement or the merger agreement, (ii) against any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Cysive (other than the merger contemplated by the merger agreement), (iii) a sale or transfer of a material amount of assets or capital stock of Cysive and (iv) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect, the merger and the other transactions contemplated by the merger agreement.

     Cysive, Parent and Mr. Carbonell have represented and warranted as to each party’s power and authorization to enter into the voting agreement and the lack of any conflicts, whether with any law, regulation, contract, agreement or otherwise, in such party’s execution of the voting agreement. In addition, Parent and Mr. Carbonell have represented and warranted as to the number of shares of Cysive common stock and Cysive stock options each possesses.

     Parent and Mr. Carbonell also agreed not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, their shares of Cysive common stock, other than pursuant to the voting agreement, unless each proposed transferee to which any Cysive common stock is or may be transferred executes a counterpart of the voting agreement and agreed to hold such stock subject to all of the terms and provisions of the voting agreement, (ii) grant any proxies or powers of attorney or enter into another voting agreement or other arrangement with respect to their shares of Cysive common stock or (iii) enter into, or deposit their shares of Cysive common stock into, a voting trust.

     The voting agreement terminates on the earlier of (i) the termination of the merger agreement, (ii) the written agreement of Cysive, Parent and Mr. Carbonell, (iii) the effective time of the merger or (iv) the commencement by a third party of a tender offer for at least 50% of the outstanding capital stock of Cysive, the commencement by a third party of a proxy solicitation with respect to the election of any directors of Cysive or any proposal to liquidate and dissolve Cysive, if Cysive has not sent to its security holders, within 10 business days after the commencement of such transaction or proxy contest, a statement disclosing that Cysive recommends rejection of such transaction or proxy solicitation.

INFORMATION ABOUT CYSIVE

Business

     Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server, or Cysive Cymbio. Cysive develops and delivers software that enables users to interact with enterprises over multiple communications channels and devices such as Web browsers, Web Services, rich client applications, mobile phones, PDA’s, and voice. Cysive Cymbio creates a seamless user experience for interactions that range from simple requests for information, to complex, multi-step business processes and long-running transactions that interact with many enterprise systems.

     Historically, nearly all of Cysive’s revenues have resulted from the delivery of custom software and services solutions to its customers. From commencement of operations in 1994 through 1997, Cysive built large scale, distributed systems using approaches and technologies that are the foundations for current Internet applications. At that time, Cysive’s advanced technology focus required a sales effort led by technology savvy project managers. In late 1996 and early 1997, Cysive evaluated and developed software prototypes using key Internet technologies such as Java, XML and CORBA. After successfully deploying its first electronic business system in mid-1997, Cysive began to target customers who were making significant investments in their electronic business applications. As a result, there was a fundamental shift in Cysive’s business strategy away from general purpose distributed systems to customized electronic business applications. As part of this strategy, in the fourth quarter of 1997 and the first half of 1998, Cysive spent considerable resources to accomplish two specific goals. The first goal was to train all of its software engineers with advanced Internet technologies. The second goal was to deploy a direct sales force capable of selling electronic business applications. These initiatives positioned Cysive to emerge in the second half of 1998 as a leading electronic business engineering firm from the third quarter of 1998 to the second quarter of 2000.

     In the second half of 2000, Cysive again identified a technology shift emerging as customers required an integrated solution for their Web, wireless and voice activated systems. As a result, Cysive began focusing its non-utilized software engineering personnel on solving these complex development and integration issues. Cysive then packaged the intellectual property rights retained from prior experience in selected vertical markets with the new solutions it was developing. During the second half of 2000, the general economic slow-down in conjunction with the rapidly changing technology environment caused Cysive’s results from operations to significantly decline.

     Due to increasing competition, declining margins and business volatility, in 2001, Cysive began the transition of its business model from a software engineering services model to a software product model. Accordingly, during 2001, Cysive developed and introduced Cysive Cymbio, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communications channels, devices and intermittent connections. Cysive Cymbio enhances a user’s experience, improves return on existing information technology investments, and reduces call center, systems management and maintenance costs. At the conclusion of the year ended December 31, 2002, Cysive’s business model transition was complete.

     Cysive believes that after spending several years and expending significant resources implementing numerous non-integrated and often incompatible software products, such as application servers, portals, enterprise application integration tools, business process management suites and Web Services platforms, enterprises continue to face key challenges in handling multi-channel interactions involving complex, multi-stage transactions, with intermittently connected users employing a myriad of access devices. Cysive also believes enterprises are moving to a multi-channel access approach using Web, Web Services, wireless and voice to interact with their employees, customers, suppliers, partners and distributors. Enterprises often lack a facility to manage these disparate systems, resulting in increased costs for the enterprise, and a less satisfactory experience for the user. Technology advances, such as Cysive Cymbio, enable companies to integrate complex interactions between users and enterprises via multiple channels and devices more quickly and inexpensively.

     The address and telephone number of the principal executive offices of Cysive, and its executive officers and directors, are 10780 Parkridge Blvd., Suite 400, Reston, VA 20191, (800) 996-2582. Cysive’s Internet address is http://www.cysive.com. The contents of Cysive’s website are not part of this proxy statement and its Internet address is included in this document as an inactive textual reference only. Cysive makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports available free of charge through its website as soon as reasonably practicable after it files such reports with, or furnished such reports to, the SEC.

     Other than as required by applicable law, in connection with the merger, Cysive has made no provisions to grant unaffiliated security holders access to the corporate files of Cysive or to obtain counsel or appraisal services at the expense of Company.

Cysive, Inc. Selected Financial Data

     Set forth below is certain selected historical financial information with respect to Cysive, excerpted from the financial statements of Cysive audited by Ernst & Young LLP, independent auditors, and set forth in Cysive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is attached as Appendix F to this proxy statement, and from the unaudited interim condensed financial statements of Cysive set forth in Cysive’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, a copy of which is attached as Appendix G to this proxy statement. Each of the Form 10-K and Form 10-Q were previously filed by Cysive with the SEC.

     Additional financial information is included in the reports and other documents filed by Cysive with the SEC. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The financial information (including any related notes) contained in certain of such reports and other documents is incorporated herein by reference as described in more detail below. Such reports and other documents may be inspected and copies may be obtained without charge as described below. The following tables are presented in thousands, except share and per share data.

	Six Months Ended June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999

	(Unaudited)
Statements of Operations Data
Revenues:
Services	$102	$2,559	$4,004	$14,691	$50,287	$25,265
Software license	41	97	205	—	—	—

Total revenues	143	2,656	4,209	14,691	50,287	25,265
Direct costs:
Services	7	2,325	3,360	13,739	22,851	8,899
Software license	100	68	147	—	—	—

Total direct costs	107	2,393	3,507	13,739	22,851	8,899

Gross profit	36	263	702	952	27,436	16,366
Operating expenses:
Sales and marketing	3,031	5,527	8,767	9,529	10,773	5,491
General and administrative	4,322	5,526	9,257	12,330	23,848	7,228
Research and development	1,625	1,658	3,494	3,789	—	—
Stock compensation	302	3,990	4,561	3,143	5,843	14,851
Restructuring (benefit) expense	606	—	5,945	2,098	4,710	—

Total operating expenses	9,886	16,701	32,024	30,889	45,174	27,570
Operating loss	(9,850)	(16,438)	(31,322)	(29,937)	(17,738)	(11,204)
Investment income, net	1,868	2,650	5,196	8,064	7,770	432

Loss before taxes	(7,982)	(13,788)	(26,126)	(21,873)	(9,968)	(10,772)
Income tax expense (benefit)	—	—	19	55	4,360	(4,369)

Net loss	$(7,982)	$(13,788)	$(26,145)	$(21,928)	$(14,328)	$(6,403)

Weighted average shares outstanding	28,476,638	29,435,650	29,008,503	29,521,894	26,438,946	17,629,932
Weighted average shares outstanding and common share equivalents	28,643,271	28,419,05	29,008,503	29,521,894	26,438,946	17,629,932
Loss per share:
Basic	$(0.28)	$(0.47)	$(0.90)	$(0.74)	$(0.54)	$(0.36)
Diluted	$(0.28)	$(0.47)	$(0.90)	$(0.74)	$(0.54)	$(0.36)

	June 30,		December 31,

	2003	2002	2002	2001	2000	1999

	(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$5,276	$3,341	$8,460	$1,484	$20,674	$2,433
Interest-bearing investments	119,395	138,774	123,436	149,802	148,538	45,039
Working capital	74,439	76,070	68,434	117,934	112,735	51,989
Total assets	129,438	150,972	137,931	161,134	186,080	61,354
Total liabilities	5,993	4,689	6,747	4,900	12,235	3,675
Stockholders’ equity	$123,445	$146,283	$131,184	$156,234	$173,845	$57,679
Book value per share:
Basic	$4.31	$4.96	$4.62	$5.33	$6.04	$2.53
Diluted	$3.73	$4.31	$4.02	$4.56	$4.79	$1.63

Directors and Executive Officers

     The following table presents information about each of Cysive’s executive officers and directors:

Name	Age	Position

Nelson A. Carbonell, Jr.	40	Chairman of the Board, President, Chief Executive Officer and Director
John R. Lund	41	Vice President, Chief Financial Officer, Treasurer, Secretary and Director
Ken R. Hargrave	41	Vice President, Product Deployment
John N. Carbonell	33	Vice President, Operations
R. Eugene Willingham	37	Vice President, Product Engineering
Woodrow W. Angle, Jr.	49	Vice President, Strategic Alliances
Jon S. Korin	54	Director
Daniel F. Gillis	56	Director
Kenneth H. Holec	48	Director

     Nelson A. Carbonell, Jr. founded Cysive and has served as President, Chief Executive Officer and Chairman of the board of directors since Cysive commenced operations in 1994. Mr. Carbonell serves on the Executive Committee of the Washington-Baltimore Young President’s Organization, and he is a member of the Board of Trustees of George Washington University. Mr. Carbonell received a B.S. in Electrical Engineering from George Washington University in 1985. Mr. Carbonell is the brother of John N. Carbonell and is the brother-in-law of R. Eugene Willingham.

     John R. Lund has served as Cysive’s Treasurer since December 1995, Chief Financial Officer since April 1997, Secretary since April 1999 and as a Director since April 1999. Mr. Lund received a B.S. in Accounting from Brigham Young University in 1986.

     Ken R. Hargrave has served as Cysive’s Vice President, Product Deployment, since August 2002, and manages Cysive’s product implementations. From June 2001 to July 2002, Mr. Hargrave served as Cysive’s Vice President, Services, and managed Cysive’s professional services operations. From January 2001 to May 2001, Mr. Hargrave served as Cysive’s Vice President, Customer Practice Group — West, and managed Cysive’s operations in Southern California, Mountain View, Denver and Chicago. From June 2000 to December 2000, Mr. Hargrave served as Cysive’s Director of Operations — West, and managed Cysive’s operations in Southern California, Mountain View, Denver and Chicago. From October 1999 to May 2000, Mr. Hargrave served as Cysive’s Regional Director of Southern California. From October 1995 to September 1999, Mr. Hargrave served as one of Cysive’s Project Managers. Mr. Hargrave received his B.S. in Computer Science from Rochester Institute of Technology in 1985.

     John N. Carbonell has served as Cysive’s Vice President, Operations, since June 2001, and manages Cysive’s sales and recruiting operations. From January 2001 to May 2001, Mr. Carbonell served as Cysive’s Vice President, Customer Practice Group — East, and managed Cysive’s operations in New York, Reston, Atlanta and Dallas. From June 2000 to December 2000, Mr. Carbonell served as Cysive’s Director of Operations — East, and managed Cysive’s operations in New York, Reston, Atlanta and Dallas. From January 2000 to May 2000, Mr. Carbonell served as Cysive’s Director of Operations for Reston. From August 1998 to December 1999, Mr. Carbonell served as one of Cysive’s Project Managers. From July 1995 to August 1998, Mr. Carbonell served as one of Cysive’s Senior Developers. Mr. Carbonell received his B.S. in Electrical Engineering from the University of Pennsylvania in 1992. Mr. Carbonell is the brother of Nelson A. Carbonell, Jr.

     R. Eugene Willingham has served as Cysive’s Vice President, Product Engineering, since January 2001. From June 2000 to December 2000, Mr. Willingham served as Cysive’s Director of Operations for New Office Development. From January 2000 to May 2000, Mr. Willingham served as the Director of Operations for Cysive’s New York office. From June 1997 to December 1999, Mr. Willingham served as Cysive’s Director of Operations for the East. From September 1996 to June 1997, Mr. Willingham served as one of Cysive’s Project Managers. Mr. Willingham received his B.S. in Aerospace Engineering from the University of Maryland in 1989. Mr. Willingham is the brother-in-law of Nelson A. Carbonell, Jr.

     Woodrow W. Angle, Jr. has served as Cysive’s Vice President, Strategic Alliances, since June 2002. Prior to joining Cysive, Mr. Angle served as Vice President, Strategic Alliances, at Clarus Corporation from September 2001 to May 2002, Vice President, Key Account Sales, at Manugistics Group, Inc. from July 2000 to August 2001, Vice President, Sales, at ProcureNet, Inc. from January 2000 to June 2000, Vice President, Sales, at 3-G International, Inc. from January 1999 to December 1999, and Vice President, Sales, at NEC Computer Systems, Inc. from April 1995 to October 1998. Mr. Angle received his B.A. in Marketing from Virginia Tech in 1976.

     Jon S. Korin has served as a Director since April 1997. Since April 2001, Mr. Korin has served as Executive Director, Strategic Development for Northrop Grumman Information Technology, a $4 billion sector of Northrop Grumman Corporation. Since 1993, he served in a similar role for Litton PRC, Inc., a provider of information technology and systems-based solutions for the U.S. government and commercial customers. Litton PRC was acquired by Northrop Grumman in April 2001. Mr. Korin received a B.S. from The Wharton School of the University of Pennsylvania in May 1976.

     Daniel F. Gillis has served as a Director since June 2001. Mr. Gillis formerly served as President, Chief Executive Officer and Director of SAGA Systems, Inc. from May 1996 until its purchase by Software AG in February 2001. Mr. Gillis received a BS degree in Management from the University of Rhode Island in 1968.

     Kenneth H. Holec has served as a Director since May 2001. He has served as a director of PeopleClick, Inc. since January 2002. He served as President, Chief Executive Officer and Director of ShowCase, Inc., a worldwide provider of enterprise intelligence software solutions, from November 1993 until February 2002 at which time ShowCase, Inc. was acquired by SPSS, Inc. Mr. Holec has served as a Director of Stellent Corporation (formerly IntraNet Solutions, Inc.) since January 1998 and as a Director of SPSS, Inc. since February 2002. Mr. Holec received a B.S. in Business Administration from the University of Minnesota in 1977.

Security Ownership of Certain Beneficial Owners and Management

     This table contains certain information as of July 31, 2003, regarding all persons who, to Cysive’s knowledge, were the beneficial owners of more than 5% of the outstanding shares of its common stock, each of Cysive’s directors, its chief executive officer, its four most highly compensated executive officers other than its chief executive officer, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2002, each of Cysive’s current executive officers and all directors and executive officers as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon Cysive’s actual knowledge. The total number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of July 31, 2003, but excludes shares of common stock underlying options held by any other person.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage
	Beneficially Owned	Ownership

Nelson A. Carbonell, Jr. (2)	12,945,600	40.7%
Cramer Rosenthal McGlynn LLC (3)	2,919,449	10.1%
Dimensional Fund Advisors Inc. (4)	1,824,100	6.3%
Chap-Cap Partners, L.P. (5)	1,618,050	5.6%
John R. Lund (6)	1,172,500	3.9%
R. Eugene Willingham (7)	355,000	1.2%
John N. Carbonell (8)	247,500	*
Ken R. Hargrave (9)	227,164	*
Jon S. Korin (10)	221,900	*
Daniel F. Gillis (11)	40,000	*
Kenneth H. Holec (12)	40,000	*
Woodrow W. Angle, Jr. (13)	25,000	*
All executive officers and directors as a group (9 persons)	15,274,664	45.1%

*	Represents less than 1% of the outstanding shares of Cysive common stock.

(1)	The address for each listed director and officer is Cysive, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191. The address for Cramer Rosenthal McGlynn LLC is 520 Madison Avenue, New York, New York 10022. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The address for Chap-Cap Partners, L.P. is Pacific Corporate Towers, 222 N. Sepulveda Blvd., El Segundo, California 90245.

(2)	Includes 10,020,600 shares of common stock owned in joint tenancy by Mr. Carbonell and his spouse, Michele Carbonell, and 2,925,000 shares of common stock issuable upon the exercise of stock options.

(3)	Based upon a Schedule 13G/A filed with the SEC on January 27, 2003.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 11, 2003.

(5)	Based on a Schedule 13D filed with the SEC on June 9, 2003.

(6)	Includes 1,107,100 shares of common stock issuable upon the exercise of stock options.

(7)	Includes 242,500 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 203,126 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 160,196 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 221,500 shares of common stock issuable upon the exercise of stock options, 400 shares of common stock owned by Mr. Korin’s children, Lisa B. Korin and Michael S. Korin.

(11)	Includes 40,000 shares of common stock issuable upon the exercise of stock options

(12)	Includes 40,000 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 25,000 shares of common stock issuable upon the exercise of stock options.

Purchases by Cysive and its Directors and Executive Officers and by Parent and Purchaser and their Directors and Executive Officers

     None of Cysive’s executive officers or directors, nor any of the executive officers or directors of Parent or Purchaser, have purchased or sold shares of Cysive common stock within 60 days of the date of this proxy statement. No purchases of Cysive common stock were made by Cysive, its directors and executive officers, Parent, Purchaser or their respective directors and executive officers during the past two years, except that during fiscal years 2002 and 2001 Cysive purchased treasury shares. During the year ended December 31, 2002, Cysive purchased a total of 2,077,026 treasury shares for a total cost of $4.7 million. Of this amount, 65,926 shares were purchased directly from employees on January 4, 2002 at a price of $3.29 per share, representing the fair market value at the date of purchase, and 2,011,100 shares were purchased on the open market between June 20, 2002 and October 21, 2002 at prices ranging from $2.10 to $2.35 per share, representing the fair market value at the date of purchase. During the year ended December 31, 2001, Cysive purchased a total of 644,406 treasury shares for a total cost of $1.6 million. Of this amount, (i) 10,954 shares were exchanged by a former director in order to exercise additional stock options on May 8, 2001 at a price of $3.62 per share, representing the fair market value at the date of exchange, (ii) 183,952 shares were purchased directly from employees on November 20, 2001 at a price of $2.34 per share, representing the fair market value at the date of purchase and (iii) 449,500 shares were purchased on the open market between September 6, 2001 and December 10, 2001 at prices ranging from $2.30 to $2.63 per share.

Price Range of Cysive Common Stock

     Cysive common stock is traded on the Nasdaq Stock Market under the symbol “CYSV.” The following table shows the high and low reported closing price per share of Cysive common stock on the Nasdaq Stock Market for each quarterly period in 2001 and 2002 and the first and second quarters of 2003 through June 23, 2003.

	High	Low

2001
First Quarter	$7.12	$3.12
Second Quarter	$4.06	$2.80
Third Quarter	$3.07	$2.20
Fourth Quarter	$3.16	$2.11
2002
First Quarter	$3.65	$2.31
Second Quarter	$2.80	$2.21
Third Quarter	$2.34	$2.08
Fourth Quarter	$2.83	$2.14
2003
First Quarter	$2.76	$2.43
Second Quarter	$2.36	$3.59
Third Quarter (through August 14, 2003)	$3.24	$3.15

     On May 29, 2003, the last full trading day prior to the public announcement that the merger agreement had been signed, the last reported sales price of Cysive common stock on the Nasdaq Stock Market was $3.20 per share. On August 14, 2003, the last reported sales price was $3.14 per share. Cysive stockholders are urged to obtain a current market quotation for the shares.

Dividend Policy

     Cysive has never declared or paid any cash dividends on its common stock. If the merger is not completed, Cysive does not anticipate paying any cash dividends in the foreseeable future, and it intends to retain future earnings for the development and expansion of its business.

Certain Relationships and Related Transactions

     John N. Carbonell, the brother of Nelson A. Carbonell, Jr., was paid a salary of $160,000 and received other compensation of $23,318 in 2002 from Cysive. John N. Carbonell also was granted options to purchase 25,000 shares of Cysive common stock in 2002.

     R. Eugene Willingham, the brother-in-law of Nelson A. Carbonell, Jr., was paid a salary of $160,000 and received other compensation of $29,352 in 2002 from Cysive. Mr. Willingham also was granted options to purchase 50,000 shares of Cysive common stock in 2002.

     Ken R. Hargrave has a loan outstanding with Cysive in the principal amount of $400,000. The loan was made to Mr. Hargrave prior to his appointment as an executive officer of Cysive and relates to two relocations Mr. Hargrave undertook at the request of Cysive. The loan is payable upon the earlier of December 31, 2005 or termination of employment.

INFORMATION CONCERNING MR. CARBONELL, PARENT AND PURCHASER

     The information concerning Mr. Carbonell, Parent and Purchaser has been furnished by Mr. Carbonell, Parent and Purchaser. Cysive does not assume responsibility for the accuracy or completeness of the information concerning Mr. Carbonell, Parent and Purchaser.

     Mr. Carbonell. Mr. Carbonell founded Cysive and has served as chairman, chief executive officer and president since Cysive commenced operations in 1994. Mr. Carbonell is also the sole director and president, chairman and chief executive officer of each of Parent and Purchaser. Mr. Carbonell is a citizen of the United States.

     Parent. Parent is a newly formed Delaware corporation organized in connection with the merger, does not have any significant assets or liabilities and has not carried on any activities other than in connection with the merger. Parent is wholly owned and controlled by Mr. Carbonell. Until immediately prior to the merger, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation, capitalization, the formation and capitalization of Purchaser and the transactions contemplated by the merger.

     Purchaser. Purchaser is a newly formed Delaware corporation organized in connection with the merger, does not have any significant assets or liabilities and has not carried on any activities other than in connection with the merger. Purchaser is a wholly owned direct subsidiary of Parent and is controlled by Mr. Carbonell. Until immediately prior to the time Purchaser purchases shares pursuant to the merger, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation, capitalization and the transactions contemplated by the merger.

     The principal offices of each of Mr. Carbonell, Parent and Purchaser are located at Cooley Godward LLP, c/o Adam Salassi, Esq., One Freedom Square, 11951 Freedom Drive, 15th Floor, Reston, Virginia 20190-5656. The telephone number of each of Mr. Carbonell, Parent and Purchaser is (703) 259-2300.

     Mr. Carbonell, Parent and Purchaser have not made any provision in connection with the merger to grant unaffiliated security holders access to the corporate files of Parent or Purchaser or to obtain counsel or appraisal services at the expense of Mr. Carbonell, Parent or Purchaser.

     Except as set forth in this proxy statement, none of Mr. Carbonell, Parent or Purchaser, nor any of their respective affiliates, beneficially owns or has a right to acquire any shares of common stock of Cysive, and none of Mr. Carbonell, Parent or Purchaser has effected any transaction in the shares during the past 60 days.

     Except as set forth in this proxy statement, none of Mr. Carbonell, Parent or Purchaser, nor any of their respective affiliates, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cysive, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Cysive, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this proxy statement, none of Mr. Carbonell, Parent or Purchaser, nor any of their respective affiliates, has had any business relationships or transactions with Cysive or any of its executive officers, directors or affiliates that are required to be reported under the rules of the SEC. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between Mr. Carbonell, Parent or Purchaser, or any of their respective affiliates, and Cysive or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     None of Mr. Carbonell, Parent or Purchaser has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, or a finding of any violation of, federal or state securities laws.

OTHER MATTERS

Other Matters at the Special Meeting

     If any other matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. Cysive does not have notice of any such matters at this time.

Independent Auditors

     Cysive’s financial statements for the year ended December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated by reference in this proxy statement and a copy of which is included in Appendix F to this proxy statement. It is not expected that representatives of Ernst & Young LLP will be present at the special meeting.

Future Stockholder Proposals

     If the merger does not occur, Cysive’s 2004 annual meeting of Cysive stockholders is presently expected to be held in May 2004. Cysive stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2004 annual meeting may do so by following the procedures prescribed in Rule l4a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Cysive’s Corporate Secretary no later than December 19, 2003.

Available Information

     Cysive is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Copies of these materials also may be obtained without charge at the SEC’s website at www.sec.gov. Cysive common stock trades on the Nasdaq Stock Market under the symbol “CYSV.”

     Cysive, Parent and Purchaser have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

     If you would like to request documents from Cysive, please do so at least ten business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting. The opinion of Broadview International LLC , attached hereto as Appendix C, and the opinion of CBIZ Valuation Group, Inc., attached hereto as Appendix D, will be made available for inspection and copying at the principal executive offices of Cysive during its regular business hours by any interested equity security holder of the subject company or representative who has been so designated in writing.

     You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Cysive has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated [_______] [_], 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to

Cysive stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows Cysive to incorporate by reference into this proxy statement, which means Cysive may disclose important information by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

     This proxy statement incorporates by reference the documents listed below that Cysive previously filed with the SEC. These documents contain important information about Cysive and its business, financial condition and results or operations.

     The following documents filed by Cysive with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is attached as Appendix F to this proxy statement.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, a copy of which is attached as Appendix G to this proxy statement.

•	Current Reports on Form 8-K filed August 14, 2003.

     Any statement contained in a document incorporated by reference in this proxy statement is deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement. Any references to the Private Securities Litigation Reform Act in Cysive’s publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement.

     Cysive undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Cysive at 10780 Parkridge Blvd., Suite 400, Reston, VA 20191, Attention: Corporate Secretary, at (800) 996-2582. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

Appendix A

AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (“Agreement”) is made and entered into as of May 30, 2003, by and among: Snowbird Holdings, Inc., a Delaware corporation (“Parent”); Snowbird Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Cysive, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

      A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

      B. The respective Boards of Directors of Parent, Merger Sub and the Company have (and in the case of the Company, upon recommendation of a Special Committee of its board of directors (the “Special Committee”)) approved, adopted and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL.

      C. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

      In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.     Description of Transaction

      1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

      1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

      1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward llp, One Freedom Square, 11951 Freedom Drive, Reston, Virginia, at 10:00 a.m. on a date to be designated by the parties (the “Closing Date”), which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time or date is agreed to by the parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable on the date of the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such subsequent date or time as the Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read in its entirety as set forth on Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time except that the Company’s name shall be the name of the Surviving Corporation; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding (other than Appraisal Shares) shall be converted into the right to receive $3.22, without interest (the “Merger Consideration”); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(c) If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Company shall take all action that may be necessary to ensure that from and after the Effective Time, Parent is entitled to exercise any such repurchase option or any similar right as the Company’s assignee.

     1.6 Stock Options.

(a) At the Effective Time, each Company stock option (“Company Option”) granted and outstanding under the Company’s Second Amended and Restated 1994 Stock Option Plan (the “Company Option Plan”) which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock,

(ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by a fraction (the “Exchange Ratio”), the numerator of which shall be the fair market value per share of common stock of Parent as of the Closing (as determined by Parent), and the denominator shall be $3.22, which product shall then be rounded down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.6 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

(b) Notwithstanding anything to the contrary contained in this Section 1.6, in lieu of assuming outstanding Company Options in accordance with this Section 1.6, Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor.

(c) Prior to the Effective Time, the Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 1.6.

     1.7 Surrender of Certificates; Stock Transfer Books.

(a) At the Effective Time: (a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and subject to Section 1.8, all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(b)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.7.

(b) Prior to the Effective Time, (i) Parent shall enter into an agreement with a reputable bank or trust company to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock which shall provide that the Parent shall deposit with the Exchange Agent at the Effective Time for the benefit of holders of shares of Company Stock issued and outstanding immediately prior to the Effective Time for exchange in accordance with Section 1.5 and (ii) Parent shall deposit with the Exchange Agent cash amounts sufficient to enable the Exchange Agent to make payments pursuant to Section 1.5 to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Common Stock entitled to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock

Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(c), each Company Stock Certificate (other than Appraisal Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(d) At any time following one year after the Effective Time, the Surviving Corporation may require the Exchange Agent to deliver to it any funds which had been made available to the Exchange Agent and not disbursed to the holders of Company Stock Certificates, and any holder of Company Stock Certificates who has not theretofore surrendered its Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of the Company Stock Certificates held by such holder.

(e) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares represented by the Company Common Stock Certificate or Certificates surrendered in exchange therefore, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All transfer, documentary, sales, use, registration and other such taxes (including any applicable real estate transfer or gains tax) and related fees (including penalties, interest, and additions to tax) incurred in connection with the Merger shall be paid by Parent or the Company.

(g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     1.8 Shares Subject to Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Common Stock that constitute Appraisal Shares (as defined in this Section 1.8(c)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder’s right of appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Appraisal Shares) Merger Consideration in accordance with Section 1.5.

(b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to any Company Common Stock outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and who properly demand appraisal of such Company Common Stock pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

      1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company

      The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Documents (as defined in Section 2.2(a)) or in the exhibits thereto, or in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”):

     2.1 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: 500,000,000 shares of Company Common Stock, of which 28,484,582 shares have been issued and are outstanding as of the date of this Agreement and 10,000,000 shares of Preferred Stock, none of which have been issued and are outstanding as of the date of this Agreement. The Company holds 2,721,432 shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b) As of the date of this Agreement, 8,140,920 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s Option Plan. Company Options shall include those options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted). Part 2.1(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) whether such Company Option was granted pursuant to the Company Option Plan; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (and the terms of any right to accelerate the vesting of such Company Option), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company or any predecessor entity has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c) Except for options, rights, securities, instruments, obligation, and plans referred to in Section 2.1(b), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     2.2 SEC Filings; Financial Statements.

(a) The Company has filed all required reports, schedules, forms, statements and documents with the SEC since January 1, 2002 (the “Company SEC Documents”). All statements, reports, schedules, forms, and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and (ii) none of the Company SEC Documents when filed, and giving effect to any amendments or supplements filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except to the extent stated therein, the financial statements (including any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments.

      2.3 Title to Assets; Real Property. The Company owns, and has good and valid title to, all tangible assets reflected on the balance sheet included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2003 (except for tangible assets sold or disposed of since March 31, 2003) free and clear of any liens or encumbrances, except that such tangible assets may be subject to (1) liens for Taxes not yet due and payable, (2) liens and encumbrances or imperfections of title that have arisen in the ordinary course of business, (3) liens and encumbrances or imperfections of title resulting from or relating to any of the contracts referred to in the Company Disclosure Schedule, (4) liens and encumbrances relating to liabilities reflected in the financial statements (including any related notes) contained in the Company’s SEC documents, and (5) liens, encumbrances or imperfections of title which would not have a Material Adverse Effect on the Company. The Company does not currently own, and has never owned, any real property.

      2.4 Intellectual Property. The Company owns and has good and valid title to, or has a valid right to use, license and otherwise exploit, all Proprietary Assets that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted.

      2.5 Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company’s most recent balance sheet or otherwise disclosed on the Company’s Form 10-Q for the fiscal quarter ended March 31, 2003; (b) normal and recurring current liabilities that have been incurred by the Company since March 31, 2003 in the ordinary course of business and consistent with past practices; (c) liabilities described in Part 2.5 of the Company Disclosure Schedule; (d) liabilities incurred in connection with this Agreement or the transactions contemplated hereunder; and (e) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      2.6 Compliance with Legal Requirements. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.7 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Company no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

(b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      2.8 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the requisite right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has, upon the recommendation of the Special Committee and by the vote of the directors of the Company, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders other than Parent and its affiliates, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the DGCL (c) authorized and approved the execution, delivery and performance of this Agreement by the Company, (d) resolved to recommend that the stockholders of the Company adopt this Agreement, and (e) to the extent necessary, has taken all action necessary to ensure that Section 203 of DGCL does not apply to the Parent or Merger Sub in connection with the Merger or any of the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption and approval of this Agreement by the holders of the majority of the then outstanding Company Common Stock and the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.9 Non-Contravention; Consents. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (a) violate any of the provisions of the certificate of incorporation or bylaws of the Company; (b) cause a violation by the Company of any Legal Requirement applicable to the Company; or (c) cause a default on the part of the Company under any material Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act, and the NASD Bylaws, the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not reasonably be expected to have a Material Adverse Effect on the Company.

      2.10 Absence of Certain Changes. Other than as disclosed in the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2003, between March 31, 2003 and the date of this Agreement, the Company has not:

(a) suffered any adverse change with respect to its business or financial condition which has had a Material Adverse Effect on the Company; or

(b) suffered any loss, damage or destruction to any of its assets that has had a Material Adverse Effect on the Company.

      2.11 Opinion of Financial Advisor. The Company has received the written opinion of Broadview International, LLC (“Financial Advisor”) on the date of this Agreement to the effect that, subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock not affiliated with Parent or Merger Sub.

      2.12 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.     Representations and Warranties of Parent and Merger Sub

      Parent and Merger Sub represent and warrant to the Company as follows:

      3.1 Valid Existence. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to own, operate and lease their properties and to carry on their businesses. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

      3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the requisite right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the acquisition of shares by Merger Sub in the Merger will (a) contravene, conflict with or result in a violation of any breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) result in a default by Parent or Merger Sub under any material Contract to which Parent or

Merger Sub is a party, or (c)contravene, conflict with or result in a material violation by Parent or Merger Sub of any Legal Requirement, order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject.

      3.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at any time between the time the Proxy Statements are mailed to the stockholders of the Company and the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 13E-3 (defined in Section 5.1(b)) will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      3.5 Sufficient Funds. At the Effective Time, Parent will have available funds sufficient to perform its obligations hereunder. At the Effective Time, Parent shall own not less than 1,000,000 shares of Company Common Stock.

Section 4.     Certain Covenants of the Company

      4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice and during normal business hours, the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’ Representatives, personnel, facilities and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Any document or other information provided by the Company to Parent or Merger Sub under this Section 4.1 shall be held in strict confidence in accordance with the Confidentiality Agreement.

      4.2 Conduct of Business. The Company agrees with and for the benefit of Parent that Company shall not until the Effective Time, without the prior consent in writing of Parent conduct its business in any manner except in the ordinary course consistent with its prior practice.

      4.3 Interim Operations of the Company. During the Pre-Closing Period, Company shall use its commercially reasonable best efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with the Company, provided however, that the Company covenants and agrees that if at any time during the Pre-Closing Period, Nelson A. Carbonell, Jr. is no longer employed by the Company as an executive officer, then except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (ii) as contemplated or permitted by this Agreement, or (iii) as may be required to facilitate compliance with any Legal Requirement, the Company shall not:

(a) conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

(b) amend its certificate of incorporation or bylaws;

(c) split, combine or reclassify any shares of the Company’s capital stock;

(d) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock;

(e) form any subsidiary or acquire any material equity interest in any other Entity;

(f) issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than (i) options to purchase Company Common Stock in the ordinary course of business consistent with past practices, (ii) Company Common Stock issuable upon exercise of Company Options outstanding on, or granted after, the date of this Agreement, (iii) Company Common Stock issuable pursuant to warrants outstanding as of the date of this Agreement and (iv) Company Common Stock issuable pursuant to the Employee Stock Purchase Plan;

(g) transfer, lease or license to any third party, or encumber, any material assets other than (i) in the ordinary course of business, or (ii) as security for any borrowings permitted by Section 5.1(i);

(h) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except for (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or (ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities, and (C) borrowings of up to $1,000,000 under any new credit facility which the Company may enter into;

(j) adopt or materially amend any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans, for the benefit of any director, officer or employee of the Company or (except for normal increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing agreement or plan;

(k) materially amend or prematurely terminate any Material Contracts or waive, release or assign any material rights or claims under any Material Contracts (except in the ordinary course of business or where the failure to amend or terminate a Material Contract would, in the reasonable judgment of the Company’s Board of Directors, have an adverse impact on the Company);

(l) change any of its methods of accounting or accounting practices in any material respect;

(m) make any material Tax election (except for elections made in the ordinary course of business or consistent with the Company’s past practices);

(n) make any capital expenditure which, when added to all other capital expenditures made since the date of this Agreement, would exceed $100,000 in the aggregate; or

      enter into an agreement to take any of the actions described in clauses ‘(a)” through “(n)” of this section.

      4.4 Notification of Discussions, Intent to Furnish Information, or Receipt of Acquisition Proposal.

(a) The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company (including any Representative of the Special Committee) directly or indirectly to, (i) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction, unless, prior to or at the same time as furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (2) the Company furnishes any such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) at the same time it furnishes such nonpublic information to such Person. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Representative of the Company (including any Representative of the Special Committee), if such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b) The Company shall, promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information, advise Parent of such Acquisition Proposal, inquiry, indication of interest or request that is made or submitted by any Person during the Pre-Closing Period.

      4.5 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations in each case stating the Company is not, and within the 5-year period ending on the Closing Date was not, a U.S. real property holding corporation as defined in Section 897 of the Code.

Section 5.     Additional Covenants of the Parties

     5.1 Proxy Statement; Schedule 13E-3.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable. Parent shall promptly furnish to the Company all information concerning Parent, Merger Sub and their affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Parent, Merger Sub and their affiliates occurs, or if Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and the Company shall consider any such comments in good faith. The Company agrees to provide Parent and its counsel with copies of any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

(b) Concurrently with the filing of the Proxy Statement, Parent and its affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and the Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC promptly after receipt thereof.

     5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action reasonably necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Proxy Statement and the Schedule 13E-3 are cleared by the staff of the SEC’s Division of Corporation Finance.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed and (iii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has determined that the Merger is fair to its stockholders, other than Parent and its affiliates.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and the Special Committee may adopt a resolution recommending the withdrawal or modification of the Company Board Recommendation if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Capital Stock is made to the Company and is not withdrawn; (ii) the board of directors of the Company concludes in good faith, upon the recommendation of the Special Committee after the Special Committee has taken into account the advice of an independent financial advisor of nationally recognized reputation, that such offer constitutes a Superior Offer; (iii) the board of directors of the Company concludes in good faith, upon the recommendation of the Special Committee, after the Special Committee has taken into account the advice of its outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation would likely result in a breach of the Company’s board of directors fiduciary obligations to the Company’s stockholders under applicable law; and (iv) neither the Company nor any of its Representatives shall have breached any of the provisions set forth in Section 4.3.

      5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

      5.4 Stock Options. The Company (whether acting through the Board of Directors or through any committee thereof) shall not take any action during the Pre-Closing Period which would cause the acceleration of vesting as a result of the Merger of any stock options granted under the Company Option Plan.

     5.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of those Persons who are directors and executive officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

(b) The Surviving Corporation shall procure and maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a policy of directors’ and officers’ liability insurance (the “D&O Policy”) providing (i) coverage for a period not less than six years from and after the Effective Time, (ii) having a coverage limit of not less than $10,000,000 and (iii) having such other terms and conditions substantially similar to the directors’ and officers’ policy currently maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”).

(c) The provisions of this Section 5.5 are intended for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

      5.6 Additional Agreements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger and each of the other Transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

      5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of the Company to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure which approval should not be unreasonably withheld or delayed or (b) the Company shall have determined after consultation with its outside legal counsel that such disclosure is required by applicable Legal Requirements. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

      5.8 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of (i) any material inaccuracy in any representation or warranty of any party hereto, (ii) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement, or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

      5.9 Voting Agreements. Simultaneously with the execution and delivery of this Agreement, Parent and Nelson A. Carbonell, Jr. shall have entered into Voting Agreements with the Company in substantially the form attached hereto as Exhibit C (collectively, the “Voting Agreements”), in which each of them has agreed, subject to certain customary exceptions, to vote, and cause its affiliates that beneficially own any shares of Company Common Stock to vote all shares of Company Common Stock beneficially owned by such person to adopt this Agreement.

Section 6.     Conditions Precedent to Obligations of Parent and Merger Sub

      The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

      6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      6.4 Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.4 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.5 Intentionally Omitted.

      6.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or events which individually or in the aggregate had or would reasonably be expected to have a Material Adverse Effect on the Company.

      6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      6.8 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would reasonably be expected to have a Material Adverse Effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or the Company, any damages or other relief that may be material to Parent or the Company; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that would materially and adversely affect the right of Parent, or the Company, to own the assets or operate the business of the Company; or (e) seeking to compel the Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

      6.9 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 4.5.

      6.10 Intentionally Omitted.

      6.11 Financing. A commercial lender or other financing source advances the loan proceeds of $70,000,000 to Parent on terms reasonably acceptable to Parent.

Section 7.     Conditions Precedent to Obligation of the Company

      The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1 Accuracy of Representations. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded.

      7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      7.4 Documents. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

      7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

      7.6 Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.4 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

Section 8.     Termination

      8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a) by mutual written consent of Parent and the Company (through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof);

(b) by either Parent or the Company (either through action of the Board of Directors or the Special Committee thereof) if the Merger shall not have been consummated by the date which is six (6) months from the date hereof; provided, however, that (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the date which is six (6) months from the date hereof is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time and (ii) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such date is attributable to a failure on the part of Nelson A. Carbonell, Jr. or Parent to comply with Section 1.1 of the Voting Agreement at or prior to the Effective Time;

(c) by either Parent or the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote, provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the requisite stockholder vote is attributable to a failure on the part of Nelson A. Carbonell, Jr. or Parent to comply with Section 1.1 of the Voting Agreement at or prior to the Effective Time;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all materiality qualifications, and any similar qualifications, con-

tained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach;

(g) by the Company (either through action of the Board of Directors (but only upon recommendation of the Special Committee) or the Special Committee thereof) if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded), or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach;

(h) by the Company (through action of the Special Committee thereof) at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer if (i) neither the Company nor any Representative of the Company shall have breached any of the provisions set forth in Section 4.4, (ii) the board of directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee, shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the “Specified Agreement”), (iii) the Company shall have delivered to Parent a written notice confirming that the Specified Agreement has been duly executed and delivered to the Company by the other party thereto (but not closed), and that the board of directors of the Company has authorized the execution and delivery of the Specified Agreement on behalf of the Company, (iv) at least two (2) business days shall have elapsed since the receipt by Parent of the such notice, and (v) Parent shall not have made an offer to the Company that is at least as favorable to the Company’s stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement;

(i) by the Company (either through action of the Board of Directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee) if the Parent shall not have received a written financing commitment on or before sixty (60) days from the date of this Agreement in an amount equal to no less than $70,000,000; and

(j) by the Company (either through action of the Board of Directors of the Company (but only upon recommendation of the Special Committee), or the Special Committee) if any party to a Voting Agreement (other than the Company) fails to perform any covenant required to be performed by such party prior to the Effective Time.

      8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.4 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, no termination, amendment or waiver of this Agreement by the Company shall be effective unless such termination, amendment or waiver shall have been approved in writing by the Special Committee.

     8.3 Termination Fee.

(a) In the event that prior to the occurrence of the event described in Section 8.1 (h) or Section 8.1 (e), as the case may be, Parent has waived in writing the condition set forth in Section 6.11 of this Agreement, and (i) this Agreement is validly terminated by the Company pursuant to Section 8.1(h) or by Parent pursuant to Section 8.1(e), (ii) Parent shall not have materially breached this Agreement, and (iii) within two hundred seventy (270) days after the termination of this Agreement, the transaction contemplated by any Alternative Acquisition Proposal that was pending at the time of such termination shall have been consummated by the Company, then the Company shall pay to Parent the sum of $1,650,000 less the amount of any sums paid by the Company to the Parent in accordance with Section 8.4 hereof, within five (5) business days after the consummation of such transaction.

(b) The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to Section 8.3 when due, the Company shall in addition thereto pay to Parent and its affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period. Payment of the Termination Fee described in this Section 8.3 and the payment of certain expenses described in Section 8.4 shall constitute the sole and exclusive remedy of Parent against the Company for any damages suffered or incurred in connection with this Agreement except for a termination due to the Company’s willful breach of its obligations under this Agreement. It is specifically agreed that the amount to be paid pursuant to Section 8.3 represents liquidated damages and not a penalty.

     8.4 Expenses.

(a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

(i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto and (B) the filing by the parties hereto of any notice or other document under any applicable antitrust law or regulation; and

(ii) if this Agreement is validly terminated by the Company pursuant to Section 8.1(h), by the Parent pursuant to Section 8.1(e) or Section 8.1(f), or by the Parent or the Company pursuant to Section 8.1(b), or Section 8.1(d), then the Company shall make a nonrefundable cash payment to Parent (the “Nonrefundable Payment”) at the time specified in Section 8.4(b), of an amount equal to Parent’s actual documented out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $1,650,000.

(b) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), the Nonrefundable Payment shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(d), the Nonrefundable Payment shall be made by the Company within two business days after such termination, and in the case of termination pursuant to Sections 8.1(e), 8.1(f) or Section 8.1(h), then the Nonrefundable Payment shall be paid upon the earlier of (x) the consummation of the Alternative Transaction and (y) two hundred and seventy (270) days after the date of termination of this Agreement.

(c) If the Company fails to pay when due the Nonrefundable Payment, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.4, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A., or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.     Miscellaneous Provisions

      9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that (i) in the case of the Company, the Special Committee has approved such amendment in writing, and (ii) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

      9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that sections of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

      9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2; provided that any disclosure set forth in any particular section of the Company Disclosure Schedule as an exception to a specific representation or warranty contained in Section 2 will be deemed to be an exception to other representations or warranties contained in Section 2 to the extent that it is readily apparent from the face of the disclosure that such disclosure is applicable to such other representations or warranties.

      9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) one business day after sent by courier or express delivery service or by facsimile, or (c) two business days after sent by registered mail, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      if to Parent or Merger Sub:

       Snowbird Holdings, Inc.

       One Freedom Square
       11951 Freedom Drive
       Reston, Virginia 20190-5656
       Attn: Nelson Carbonell
       Tel: (703) 456-8000
       Fax: (703) 456-8100

      with a copy to:

       Cooley Godward LLP

       One Freedom Square
       11951 Freedom Drive
       Reston, Virginia 20190-5656
       Attn: Joseph W. Conroy, Esq.
       Adam Salassi, Esq.
       Tel: (703) 456-8000
       Fax: (703) 456-8100

      if to the Company:

       Cysive, Inc.

       10780 Parkridge Blvd.
       Suite 400
       Reston, VA 20191
       Attn: Special Committee of the Board of Directors
       Tel: (703) 259-2300
       Fax: (703) 259-2400

      with a copy to:

       Covington & Burling

       1201 Pennsylvania Avenue, NW
       Washington, DC 20004-2401
       Attn: Paul Rogers, Esq.
       Tel: (202) 662-5592
       Fax: (202) 662-6291

      with a copy to:

       Potter Anderson & Corroon LLP

       Hercules Plaza, 6th Floor
       1313 N. Market St
       Wilmington, DE 19899
       Attn: Michael B. Tumas, Esq.
       Tel: (302) 984-6000
       Fax: (302) 658-1192

      9.9 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

      9.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

      In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SNOWBIRD HOLDINGS, INC.

By:	/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chief Executive Officer

SNOWBIRD MERGER SUB, INC.

By:	/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chief Executive Officer

CYSIVE, INC.

By:	/s/ WOODROW ANGLE, JR.

Woodrow Angle, Jr.
Vice President, Strategic Alliances

Execution Copy

Exhibit A

Certain Definitions

      For purposes of the Agreement (including this Exhibit A):

      Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company.

      Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

      Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

      Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

      Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

      Confidentiality Agreement. “Confidentiality Agreement” shall refer to that certain Confidentiality Agreement entered into by and between the Company and the Parent dated as of April 29, 2003.

      Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. “Contract” shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      Encumbrance. “Encumbrance” shall mean any (i) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (ii) obligation to make any royalty payment, milestone payment success payment or pay any maintenance fee.

      Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

      Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature located in the United States; (b) federal, state, local, municipal, foreign or other government located in the United States; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal) located in the United States.

      HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      IRS. “IRS” shall mean the United States Internal Revenue Service.

      Knowledge. The Company shall be deemed to have “Knowledge” of any fact or other matter if such fact or other matter is within the actual knowledge of any member of the Company’s board of directors, any officer of the Company.

      Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel located in the United States.

      Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market).

      Material Adverse Effect. “Material Adverse Effect” shall mean an event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if such event, violation, change, failure, inaccuracy, circumstance or other matter would have a material adverse effect on the business, operations or financial condition of the Company; provided, however, that: (A) any material adverse effect that results from general economic, business or industry conditions shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; (B) any material adverse effect that results from the taking of any action permitted or required by this Agreement or from the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; and (C) a decline in the Company’s stock price shall not, in and of itself, constitute a “Material Adverse Effect” on the Company and shall be disregarded in determining whether there has been a “Material Adverse Effect” on the Company; (D) the delisting of the Company Common Stock from the NASDAQ National Market shall not be a “Material Adverse Effect,” and (E) a decline in the Company’s revenue shall not, in and of itself, constitute a “Material Adverse Effect” on the Company. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter would have a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries taken as a whole.

      NASD. “NASD” shall mean the National Association of Securities Dealers.

      Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

      Person. “Person” shall mean any individual, Entity or Governmental Body.

      Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

      Proprietary Assets. “Proprietary Assets” shall mean any patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and trade secrets.

      Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      Required Company Stockholder Vote. “Required Company Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting, voting together as a single class.

      SEC. “SEC” shall mean the United States Securities and Exchange Commission.

      Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

      Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

      Superior Offer. “Superior Offer” shall mean a bona fide written offer made by a third party to purchase all of the outstanding shares of the Company’s Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, upon the recommendation of the Special Committee (based, in the case of the Special Committee’s recommendation, on the advice of the Special Committee independent financial advisor), to be more favorable to the Company’s stockholders than the terms of the Merger.

      Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation (but only if such failure, withdrawal or modification is at the recommendation of the Special Committee; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company upon recommendation of the Special Committee shall have approved, or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (v) the Company or any Representative of the Company shall have breached in any material respect any of the provisions set forth in Section 4.4.

Appendix B

Voting Agreement, dated May 30, 2003, among Cysive,

                                                                     Inc, a Delaware corporation (the “Company”), and each of
                                                                     the stockholders listed on Schedule I to this Agreement
                                                                     (each, a “Stockholder,” and together, the “Stockholders”).

      Snowbird Holdings, Inc., a Delaware corporation (“Parent”), Snowbird Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of May 30, 2003 (as may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the “Merger”).

      As of the date hereof, each Stockholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares (the “Shares”) of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants, convertible securities or similar instruments), being collectively referred to herein as the “Subject Shares”).

      As a condition to its willingness to enter into the Merger Agreement, the Company has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein. Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement.

      In consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

      1.  Voting of Shares.

      1.1 Voting Agreement. For so long as this Agreement is in effect, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

(iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect, the Merger and the other transactions contemplated by the Merger Agreement;

provided, however, that the Stockholders shall not be required to vote as provided in this Section 1.1 if (A) the board of directors of the Company (either through action of the Board of Directors of the Company (but only upon recommendation of the Special Committee) (the “Company Board”) or the Special Committee withdraws, or modifies in a manner adverse to Parent, the Company Board Recommendation or if the Merger Agreement is terminated in accordance with its terms.

      1.2 Fiduciary Responsibilities. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs this Agreement solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company Board’s rights in connection with the Merger Agreement or otherwise.

      2.  Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, represents and warrants to the Company as follows:

      2.1 Binding Agreement. Such Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      2.2 No Conflict. Neither the execution and delivery of this Agreement by such Stockholder, the consummation of the transactions contemplated hereby, nor the performance by such Stockholder of its obligations hereunder will, (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”)) with, or notification to, any governmental entity, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder’s Subject Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder’s Shares, except for such exceptions to the foregoing as will not have an adverse effect on the valid performance by the Stockholders of their obligations hereunder.

      2.3 Ownership of Shares. Such Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares). There are no outstanding options or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any shares of Company Common Stock. Such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto, subject to the limitations set forth in Section 1 of this Agreement. Except as set forth on Schedule I attached hereto, as of the date of this Agreement, the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

      3.  Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows:

      3.1 Binding Agreement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or the HSR Act) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to the Company, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Company, except for such exceptions to the foregoing as are not reasonably likely to have an adverse effect on the valid performance by the Company of its obligations hereunder.

      4.  Transfer and Other Restrictions. For so long as the Merger Agreement has not been terminated in accordance with its terms:

      4.1 Certain Prohibited Transfers. Each Stockholder agrees not to:

(a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, such Stockholder’s Subject Shares or any interest contained therein, other than pursuant to this Agreement unless each proposed transferee to which any of such Subject Shares, or any interest in any of such Subject Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement; and (b) agreed to hold such Subject Shares (or interest in such Subject Shares) subject to all of the terms and provisions of this Agreement;

(b) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder’s Subject Shares, other than this Agreement; nor

(c) enter into, or deposit such Stockholder’s Subject Shares into, a voting trust.

      4.2 Efforts. Each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

      4.3 Additional Shares. Without limiting the provisions of the Merger Agreement, in the event of (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Subject Shares or (ii) any Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares of such Stockholder hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify the Company of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

      5. Legend. Each Stockholder shall surrender to the Company all certificates representing such Stockholder’s Subject Shares, and instruct the Company to place the following legend on such certificates:

“THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF CYSIVE, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT

DATED AS OF MAY 30, 2003, AND ARE SUBJECT TO THE TERMS THEREOF INCLUDING, WITHOUT LIMITATION, RESTRICTIONS ON THE TRANSFERABILITY OF THE SHARES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF CYSIVE, INC.”

The Company hereby agrees that upon termination of this Agreement in accordance with its terms or the approval of the Merger by the Company’s shareholders, such legend shall be removed.

      6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal located in the State of Delaware.

      7. Termination. This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the written agreement of the parties hereto to terminate this Agreement, (iii) the Effective Time of the Merger; or (iv) the commencement by a third party (A) of a tender offer for at least 50% of the outstanding capital stock of the Company or (B) of a proxy solicitation with respect to the election of any directors of the Company or with respect to any proposal to liquidate and dissolve the Company, and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such transaction or proxy contest referenced in Subsections (A)-(B) of this Section 7(iv), a statement disclosing that the Company recommends rejection of such transaction or proxy solicitation, provided, however, that no agreement by the Company to terminate this Agreement pursuant to Section 7(ii) of this Agreement shall be effective unless first approved in writing by the Special Committee. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

      8. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon the consummation of the Merger.

      9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to the Company, to:

       Cysive, Inc.

       10780 Parkridge Blvd.
       Suite 400
       Reston, VA 20191
       Attn: Special Committee of the Board of Directors
       Tel: (703) 259-2300
       Fax: (703) 259-2400

      with a copy to:

       Covington & Burling

       1201 Pennsylvania Avenue, NW
       Washington, DC 20004-2401
       Attn: Paul Rogers, Esq.
       Tel: (202) 662-5592
       Fax: (202) 662-6291

       Potter Anderson & Corroon LLP

       Hercules Plaza, 6th Floor
       1313 N. Market St
       Wilmington, DE 19899
       Attn: Michael B. Tumas, Esq.
       Tel: (302) 984-6000
       Fax: (302) 658-1192

      If to Stockholders, to:

       Nelson Carbonell

       One Freedom Square
       11951 Freedom Drive
       Reston, Virginia 20190-5656
       Attn: Nelson Carbonell
       Tel: (703) 456-8000
       Fax: (703) 456-8100

       Snowbird Holdings, Inc.

       One Freedom Square
       11951 Freedom Drive
       Reston, Virginia 20190-5656
       Attn: Nelson Carbonell
       Tel: (703) 456-8000
       Fax: (703) 456-8100

      with a copy to:

       Cooley Godward LLP

       One Freedom Square
       11951 Freedom Drive
       Reston, Virginia 20190-5656
       Attn: Joseph W. Conroy, Esq.
            Adam Salassi, Esq.
       Tel: (703) 456-8000
       Fax: (703) 456-8100

      10. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.

      11. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      12. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company.

      13. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided that, with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and the Company notwithstanding the failure to obtain the approval of other Stockholders and provided, further, that no modification, amendment, alteration or supplement by the Company shall be effective unless first approved in writing by the Special Committee.

      14. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

      15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      16. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

      17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The failure of any Stockholder to perform its obligations hereunder shall not affect the obligations of, or release from their obligations, any other Stockholder.

      18. Headings; Capitalized Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.

      IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by each of the Stockholders and a duly authorized officer of the Company on the day and year first written above.

CYSIVE, INC.

By:	/s/ WOODROW ANGLE, JR.

Woodrow Angle, Jr.
Vice President, Strategic Alliances

SNOWBIRD HOLDINGS, INC.

By:	/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chief Executive Officer

/s/ NELSON A. CARBONELL, JR.
Nelson A. Carbonell, Jr.

SCHEDULE I TO

VOTING AGREEMENT

Name of Stockholder	Number of Shares	Number of Options

Snowbird Holdings, Inc.	1,000,000*	0
Nelson A. Carbonell, Jr.	9,020,600*	2,925,000

*	Mr. Carbonell will transfer 1,000,000 shares to Snowbird Holdings, Inc. prior to the Effective Time of the Merger.

*	Mr. Carbonell currently owns 10,020,600 shares. He intends to transfer 1,000,000 shares to Snowbird Holdings, Inc. prior to the Effective Time of the Merger.

Appendix C

BROADVIEW

May 29, 2003

                                                                                                                                                                                          CONFIDENTIAL

Special Committee of the Board of Directors

Cysive, Inc.
10780 Parkridge Boulevard
Suite 400
Reston, VA 20191

Dear Members of the Special Committee:

      We understand that Cysive, Inc. (“Cysive” or the “Company”), Snowbird Holdings, Inc. (“Snowbird” or the Parent”) and Snowbird Merger Sub, a wholly-owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, through the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock then outstanding (other than shares held by the Parent or Merger Sub) will be converted into the right to receive $3.22 in cash (the “Merger Consideration”). The terms and conditions of the above-described Merger are more fully detailed in the Agreement.

      You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

      Broadview International LLC (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications, healthcare technology and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Special Committee of the Board of Directors of Cysive (the “Special Committee”) and will receive a fee from Cysive upon the successful conclusion of the Merger. We will also receive a fee upon delivery of this opinion.

      In rendering our opinion, we have, among other things:

1.)	conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers of the Company;

2.)	discussed with the Special Committee the level of response received following the Company’s May 13, 2003 press release announcing that the Company had retained Broadview to consider strategic alternatives;

3.)	reviewed the terms of the Agreement in the form of the draft dated May 28, 2003, furnished to us by counsel to the Special Committee on May 29, 2003 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

4.)	reviewed Cysive’s annual report on Form 10-K for the fiscal year ended December 31, 2002, including the audited financial statements included therein and Cysive’s quarterly report on Form 10-Q for the period ended March 31, 2003, including the unaudited financial statements included therein;

BROADVIEW

Cysive, Inc. Special Committee of the Board of Directors	May 29, 2003

5.)	reviewed certain internal financial and operating information relating to Cysive prepared and furnished to us by Cysive management;

6.)	participated in discussions with Cysive’s management concerning the operations, business strategy, current financial performance and prospects for Cysive;

7.)	discussed with Cysive’s Special Committee its view of the strategic and financial rationale for the Merger;

8.)	reviewed the recent reported closing prices and trading activity for Company Common Stock;

9.)	compared certain aspects of Cysive’s financial performance with public companies we deemed comparable;

10.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the Merger;

11.)	reviewed available equity analyst research covering Cysive;

12.)	reviewed a liquidation analysis of the Company prepared for the Special Committee by a third party and provided to us by such third party (the “Liquidation Analysis”);

13.)	discussed with Snowbird representatives their view of the strategic and financial rationale for the Merger;

14.)	assisted in negotiations and discussions related to the Merger among Cysive, the Special Committee, representatives of the Parent and their respective legal advisors; and

15.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Cysive. In addition, we have assumed with your permission that the Liquidation Analysis accurately reflects the value that would be available to be distributed to shareholders upon a liquidation of the Company. We have not made any independent appraisal or valuation of any of Cysive’s assets. In addition, as we have discussed with the Special Committee, Company management has not prepared or endorsed any current financial projections for Cysive and, accordingly, we have not reviewed any current management prepared or endorsed financial projections for the Company.

      We understand that in assessing the various alternatives available to the Company, the Special Committee retained a third party to conduct the Liquidation Analysis. Our opinion addresses the fairness of the Merger Consideration from a financial point of view to holders of Company Common Stock, other than the Parent and its affiliates, and is not a recommendation as to which alternative available to the Company should be pursued by the Special Committee or the Board of Directors.

      We have also relied, with your permission, on the Parent’s representations that the Parent will have sufficient funds to consummate the Merger.

      Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

BROADVIEW

Cysive, Inc. Special Committee of the Board of Directors	May 29, 2003

      For purposes of this opinion, we have assumed that neither Cysive nor the Parent is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. We also express no opinion as to the price at which Cysive Common Stock will trade at any time. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

      This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to delivery of this opinion to the full Board of the Company and references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Merger.

Sincerely,

Broadview International LLC

Appendix D

CBIZ Valuation Group, Inc.

May 29, 2003

Special Committee of the Board of Directors

c/o Mr. Daniel Gillis
Cysive, Inc.
8511 Country Club Drive
Bethesda, MD 20817

Dear Special Committee Board Members:

      In accordance with your request, we are pleased to submit this summary valuation report presenting our indication of the orderly liquidation value of Cysive, Inc. (“Cysive” or the “Company”). The effective date of this valuation is May 29, 2003 (valuation date).

Premise of Value

      For the purpose of valuing the Company’s assets, the premise of value is “orderly liquidation value” which is defined as the amount of gross proceeds which could be expected from the sales of the appraised assets, held under orderly sale conditions, given a reasonable period of time in which to find a purchaser(s) considering a completed sale of all assets, “as is and where is”, with the buyer assuming all costs of removal, with all sales made free and clear of all liens and encumbrances, with the seller acting under compulsion.

Purpose and Scope

      We understand that our valuation will be used to provide information to the Special Committee which it can consider as one of many factors in their determination of the value of the Company’s assets less an estimate of the Company’s liabilities stated, contingent or potential, on the basis of orderly liquidation, all in connection with a possible sale of the Company. We have not been engaged to make specific purchase or sale recommendations. Our work is designed solely to provide information which management can consider as one of many factors in making an informed decision.

      CBIZ Valuation Group, Inc. (“CVG”) has been retained by the Special Committee of the Board of Directors (the “Special Committee”) of Cysive to prepare an analysis of the estimated value of the assets, net of liabilities stated, contingent or potential, of Cysive, in an orderly liquidation.

      This report has been prepared solely for the use of the Special Committee and may not be used for any other purpose or be discussed, reproduced, disseminated, quoted or referred to at any time, in any manner of for any purpose without our prior written consent. Notwithstanding, subject to our prior review and written approval, we hereby consent to a reference to CBIZ Valuation Group and to inclusion of this valuation report in the Company’s Schedule 14A filing with the Securities and Exchange Commission in connection with a prospective sale of the Company. However, this presentation is not for the benefit of, and does not convey any rights or remedies to, any holder of securities of the Company or any other person.

      The orderly liquidation analysis set forth herein provides pro forma estimates of the value of the Company’s assets as of May 29, 2003 (valuation date), assuming that the value of the assets Cysive would be realized in an orderly liquidation.

989 Lenox Drive, Suite 100 • Lawrenceville, NJ 08648 • P: 609-896-0300 • F: 609-896-1849

CBIZ is the leading provider of integrated business services and products to Business America.

www.cbizvaluation.com

CBIZ Valuation Group, Inc.

Special Committee of the Board of Directors

May 29, 2003

      In preparing this presentation, we have, with your consent, relied upon audited and unaudited information provided by the Company and publicly available information. We have not independently verified any of such information, and have relied on it being compete and accurate in all material respects.

      The scope of the valuation is that of a limited valuation. A limited valuation is limited by the procedures to collect and analyze the information necessary to support our conclusions and will be limited in that the valuation is based upon the approaches to value that are deemed most appropriate.

Information Sources

      For the purpose of this valuation, we were provided with, among other things:

•	Audited financial statements of the Company for the periods ended December 31, 1999 through December 31, 2002. (The Company referred us to Edgar SEC filings).

•	Unaudited financial statements for the three months ending March 31, 2002 and March 31, 2003. (The Company referred us to May 7, 2003 press release).

•	An executive summary of an offering memorandum prepared by Broadview International LLC (Broadview) dated March 2003. (Provided by Broadview).

•	A white paper describing the Company’s Cysive Cymbio technology.

•	Power Point slides describing the Company’s Cysive Cymbio technology prepared by Nelson Carbonell dated May 6, 2003. (Provided by Broadview).

•	Broadview’s M&A Market Test Process To-Date along with a Current Status Report regarding potential partners. (Provided by Broadview).

•	Copies of lease agreements for the Company’s leased properties located in Alphareta, GA; Oakbrook Terrace, IL; Irving, TX; Reston, VA; Irvine, CA; and Waltham, MA. (The Leases).

•	Copies of equipment leases.

•	Technical overviews of the CysiveCymbio Interaction Studio, developer Guide and Management Administration Guide.

•	Newmark Office Market Report for the Washington, D.C. Metropolitan area, first quarter 2003. (Provided by Company’s real estate broker).

•	Newmark Office Market Report for Dallas/ Ft. Worth, first quarter 2003. (Provided by Company’s real estate broker).

•	Newmark Office Market Report for Atlanta, first quarter 2003. (Provided by Company’s real estate broker).

•	Recent market-based lease transactions involving office space in the Reston, VA market.

•	A copy of the Termination and Surrender Agreement regarding the New York property dated April 30, 2003 (the Termination Agreement).

•	An inventory of the Company’s investment portfolio.

CBIZ Valuation Group, Inc.

Special Committee of the Board of Directors

May 29, 2003

•	Insurance industry statistics regarding Directors and Officers (D&O) insurance liabilities including severity, frequency, settlements and claims. (Provided by the Company’s insurance provider, Marsh, Inc.)

•	A spreadsheet summarizing the Company’s lease abstracts.

•	A spreadsheet containing a fixed asset listing.

•	A liquidation analysis, which included a balance sheet and information on capitalization, restructuring reserves, estimated severance, lease commitments, estimated operating cash expenditures and known liabilities.

•	A list of employees’ salaries by department.

      We have accepted these documents without further investigation as proper representations of the Company’s operations. We have not independently investigated the accuracy or completeness of the data provided to us and express no opinion or other form of assurance regarding the accuracy or completeness of the data.

      We have utilized other sources of information including, but not limited to, economic, financial and industry data as published in Mercer Capital’s National Economic Review, the Federal Reserve Statistical Release and industry information as presented in business and trade journals. Other information was referenced from sources including Standard & Poor’s (S&P) Research Insight database and online sources.

Analysis Overview

      In connection with our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Analyzed the Company’s audited financial statements for the fiscal years ended December 31, 1999 through December 31, 2002;

•	Analyzed the unaudited financial statements for the three months ending March 31, 2002 and March 31, 2003;

•	Analyzed the Leases and general lease abstracts regarding the Company’s current and prospective liabilities;

•	Analyzed the Termination Agreement;

•	Held discussions with members of senior management of the Company to discuss the business, financial condition, properties, developed technology, past history and results of operations and future prospects and projected operating performance of the Company, including discussions of the competitive environment in which the Company operates;

•	Held discussions with the Company’s investment bankers (Broadview) regarding the process and results of the attempted sale of the Company and its developed technology;

•	Held discussions with representatives of the Company’s independent accounting firm and legal counsel to discuss certain matters including, but not limited to Delaware State Liquidation Laws and the Company’s known and potential contingent obligations;

CBIZ Valuation Group, Inc.

Special Committee of the Board of Directors

May 29, 2003

•	Analyzed certain internally-prepared financial and operating data of the Company including assets, liabilities (contingent and otherwise), and expenses associated with the orderly liquidation of the Company prepared by management of the Company and the assumptions underlying such forecasts and projections; and

•	Analyzed other publicly available financial data for the Company.

Material Assumptions

      We have ascribed no going concern value to the Company because (i) management represented that the Company has not sold its product in more than a year, (ii) management indicated that they are unable to provide any projection of future sales or earnings for the Company or its intellectual property, (iii) the Company’s market capitalization of approximately $93.8 million less the book value of net tangible assets of roughly $122.2 million implies an intangible value of negative $28.4 million, (iv) based upon discussions with management and their advisors. With respect to an M&A sales process for the Company conducted by Broadview, Broadview has indicated that none of the strategic buyers approached expressed an ongoing interest in acquiring the Company or the operating assets of the Company. Of the financial buyers contacted, and of the parties who approached the Company following the press release dated May 13, 2003, none has expressed to Broadview an ongoing interest in the business of the Company as currently conducted.

      A liquidation of Cysive poses significant risks, including, but not limited to, the risk that amounts realized from the sale of assets could be greater or less than expected, that transition expenses and professional fees could exceed estimates, or that unforeseen litigation (including claims made by former customers) could arise. Furthermore, the Company’s potential liabilities could be greater or lesser than those assumed in this analysis. The valuation could be materially affected in such situations.

      This report contains CVG’s analysis of the estimated value, in an orderly liquidation of Cysive’s assets less an estimate of the Company’s stated and contingent or potential liabilities on the basis of orderly liquidation. We have not been engaged to, and did not advise the Special Committee as to an appropriate strategy for effecting a liquidation, or alternatives to it.

      At the request of the Special Committee, we have assumed that the Company would effect the liquidation pursuant to the requirements of Delaware law. As such, the Company would be required to withhold a certain amount of cash sufficient to satisfy any known, contingent and potential liabilities. At the end of three years, remaining cash is assumed to be distributed to shareholders. This remaining cash was discounted to present value at an appropriate rate of return.

      In our analysis, we have taken into consideration the Company’s assets, including cash and equivalents, tangible assets and intangible assets. We have also considered its known and potential liabilities. The Company’s potential liabilities could be greater or less than that assumed in this analysis. That could lead to an increase or decrease in the value conclusion.

      On May 29, 2003, the liquidation process is assumed to commence, including provisions for time sufficient to file required documents and conduct a shareholder vote on liquidation along with a reduction of staffing, to a level sufficient to wind up the affairs of the Company and reasonably provide support to customers for a 5-month period ending October 31, 2003. At the end of this period, it is assumed that the Company would terminate its remaining operations. To the extent that it is determined that operations could be suspended prior to then without materially increasing exposure to customer claims, the value could potentially increase.

CBIZ Valuation Group, Inc.

Special Committee of the Board of Directors

May 29, 2003

      Our analysis, based upon discussion with the Company’s accountants and with management, assumes that no income tax liability would be incurred by the Company in connection with the liquidation process.

Conclusions

      Based upon our analysis, the value of the Company’s assets less an estimate of the Company’s stated, contingent and potential liabilities on the basis of orderly liquidation, as of May 29, 2003, is as follows:

$104,400,000

      This report presents summary discussions of the data, reasoning and analyses used in the valuation process to develop our opinions and is expressly subject to the Terms and Conditions contained in our engagement letter and included in this report.

Respectfully, submitted,

/s/ CBIZ VALUATION GROUP, INC.

CVGI: dat

60095.001:A6000

CBIZ Valuation Group, Inc.

LIMITING CONDITIONS

      The terms and conditions of this engagement with CBIZ Valuation Group, Inc. (“CBIZ Valuation Group”) are subject to and governed by the following Terms and Conditions and other terms, assumptions and conditions contained in our engagement letter.

Indemnification

      The Company shall indemnify and hold harmless CBIZ Valuation Group and its personnel from and against any claims, liabilities, causes of action, claim, losses, damages (whether compensatory, consequential, special, indirect, incidental, punitive, exemplary, or of any other type or nature), costs and expenses (including, without limitation, attorneys’ fees and the time and expenses of CBIZ Valuation Group’s personnel involved) brought against, paid or incurred by CBIZ Valuation Group at any time and in any way arising out of or relating to CBIZ Valuation Group’s services under this engagement, except to the extent finally determined to have resulted from the bad faith or willful or intentional misconduct of CBIZ Valuation Group’s personnel. This provision shall survive the termination of this agreement for any reason, and shall apply to the fullest extent of the law, whether in contract, statute, tort, or otherwise.

Limitation on Damages

      The Company agrees that CBIZ Valuation Group and its personnel shall not be liable to the Company for any claims, liabilities, causes of action, losses, damages (whether compensatory, consequential, special, indirect, incidental, punitive, exemplary, or of any other type or nature), costs and expenses (including, but not limited to attorneys’ fees) in any way arising out of this engagement in any amount greater than the total amount of fees paid by the Company to CBIZ Valuation Group, except to the extent finally and judicially determined to have been the result of bad faith or intentional or willful misconduct of CBIZ Valuation Group. This provision shall survive the termination of this agreement for any reason, and shall apply to the fullest extent of the law, whether in contract, statute, tort (for example, negligence), or otherwise.

Limitation on Distribution and Use

      The report, the final estimate of value (as defined as the “orderly liquidation value” of the Company’s assets less an estimate of the Company’s liabilities stated, contingent or potential on the basis of orderly liquidation), and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated; they should not be relied upon for any other purpose, and no party other than the Company and the Special Committee of the Board of Directors may rely on them for any purpose whatsoever. Neither the valuation report, its contents, nor any reference to the appraiser or CBIZ Valuation Group may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. In addition, except as set forth in the report, our analysis and report are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent.

Not a Fairness Opinion

      Neither our opinion nor our report are to be construed as an opinion of the fairness of an actual or proposed transaction, a solvency opinion, or an investment recommendation, but, instead, are the expression of our determination of the value of the Company’s assets, on an “orderly liquidation value” basis as defined above, less an estimate of the Company’s liabilities stated, contingent or potential on the basis of orderly liquidation, as of May 29, 2003. For various reasons, the price at which the entity might be sold in a specific transaction between specific parties on a specific date might be significantly different from the fair value as expressed in our report.

CBIZ Valuation Group, Inc.

LIMITING CONDITIONS

Operational Assumptions

      Unless stated otherwise, our analysis: (i) assumes that, as of the valuation date, the Company and its assets will be liquidated in an orderly manner; (ii) is based on the past and present financial condition of the Company and its assets as of the valuation date; and (iii) assumes that the Company had no undisclosed real or contingent assets or liabilities, no unusual obligations or substantial commitments, other than in the ordinary course of business, or any litigation pending or threatened that would have a material effect on our analysis.

Competent Management Assumed

      It should be specifically noted that the valuation assumes the property will be competently managed and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No Obligation to Provide Services After Completion

      Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Company or by subpoena or other legal process initiated by a party other than the Company) is requested, special arrangements for such services acceptable to CBIZ Valuation Group must be made in advance. CBIZ Valuation Group reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the report as we deem necessary based upon consideration of additional or more reliable data that may become available.

No Opinion is Rendered as to Legal Fee or Property Title

      No opinion is rendered as to legal fee or property title, which is assumed to be good and marketable. No opinion is intended in matters that require legal, engineering or other professional advice that has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

Liens and Encumbrances

      We will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our report as legal evidence in any particular court or jurisdiction. The suitability of our report and opinion for any legal forum is a matter for the client and the client’s legal advisor to determine.

Information Provided by Others

      Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management

CBIZ Valuation Group, Inc.

LIMITING CONDITIONS

or its representatives and have been accepted without further verification except as specifically stated in the report.

Prospective Financial Information

      Valuation reports may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our report, and the variations may be material.

      Any use of management’s projections or forecasts in our analysis will not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

Industry Standards

      Our analysis is intended to be consistent with the valuation methodologies promulgated by the Uniform Standards of Professional Appraisal Practice and the American Society of Appraisers.

CBIZ Valuation Group, Inc.

EXHIBIT SECTION

EXHIBIT A

ORDERLY LIQUIDATION SUMMARY

CBIZ Valuation Group, Inc.

EXHIBIT SECTION

EXHIBIT A

CYSIVE, INC.

ORDERLY LIQUIDATION SUMMARY

Estimated Excess of Assets Over Liabilities	$122,186,847
Less: Estimated Value of Liquidation Expenses	13,971,820	(1)

Unadjusted Orderly Liquidation Value	108,215,027

Less: Contingency Reserve Held in Escrow Account	10,822,000	(2)

Initial Cash Distribution	97,393,027

Plus: Present Value of Expected Future Distribution from Escrow Account	6,966,614	(3)

Total Liquidation Value	$104,359,641

Rounded	$104,400,000

(1)	Estimated Value of Liquidation Expenses Include:

Operating Cash Expenditures Through October 2003 — The Company’s operating cash expenditures were estimated at approximately $2 million.

Employee Severance — Severance obligations provided by management were adjusted to include only those for which the Company is contractually obligated. For employees with notes payable to the Company, no severance expense was recorded, but was applied to the reduction of the principal balance of the notes.

Lease Obligations — Estimated lease expenses provided by management were adjusted to reflect the likelihood of realizing offsetting sublease income for a portion of the Reston, VA facility.

Incremental Directors and Officers (D&O) Insurance — The Company was provided a verbal quote from Marsh, Inc. for $10 million of coverage over a 6-year tail period.

Professional and Other Fees — Includes legal, accounting, investment banking, appraisal, special committee, brokerage, liquidator and contractual fees, and other miscellaneous fees provided by management that are not included in operating cash expenditures.

(2)	Contingency Reserve Held in Escrow Account — The Company would hold 10% of the initial liquidating distribution in an escrow account to satisfy any unknown liabilities.

(3)	Present Value of Future Distribution From Escrow Account — The escrow account is assumed to be an interest bearing account, with appropriate fees deducted for the initial set-up and on-going administration of the account. At the end of the statutory three-year holding period, any remaining cash is assumed to be distributed to shareholders. Potential liabilities incurred beyond the initial distribution date have been estimated using a probability weighted scenario analysis based upon conversations with management, the Company’s insurance brokers and the Company’s legal counsel. Cash assumed to be distributed at the end of the statutory three-year holding period date was discounted to present value at an appropriate risk-adjusted rate of return. If interim liquidating distributions are made from the escrow account, the present value of future distributions from the escrow account may be higher.

CBIZ Valuation Group, Inc.

EXHIBIT SECTION

EXHIBIT B

BALANCE SHEET ADJUSTMENTS

CBIZ Valuation Group, Inc.

EXHIBIT SECTION

EXHIBIT B

CYSIVE, INC.

BALANCE SHEET ADJUSTMENTS

	Unaudited
	As Reported	Adjustments		Adjusted
	As of	As of		As of
	03/31/03(13)	05/28/03		05/28/03

ASSETS:
CURRENT ASSETS
Cash, Cash Equivalents & Investments	$128,981,639	$(2,830,268	)(1)(2)	$126,151,371
Accts. Receivable	72,786	(41,472	)(3)	31,314
Inventories	—	—		—
Prepaids & Other	1,985,850	(993,307	)(4)	992,543
Other Current Assets	(100)	—	(5)	(100)

TOTAL CURRENT ASSETS	131,040,175	(3,865,047)		127,175,128

PROPERTY, PLANT AND EQUIPMENT, Cost	2,340,890	(1,958,890	)(6)	382,000
Less; Acc Depreciation	—	—		—

PROPERTY, PLANT AND EQUIPMENT, Net	2,340,890	(1,958,890)		382,000

OTHER ASSETS
Deferred Charges	—	—		—
Intangible Assets	—	75,000	(7)	75,000
Other Non-Current Assets	896,639	(417,750	)(8)	478,889

TOTAL OTHER ASSETS	896,639	(342,750)		553,889

TOTAL ASSETS	$134,277,704	$(6,166,687)		$128,111,017

LIABILITIES AND EQUITY:
CURRENT LIABILITIES
Current Portion of Long Term Debt	$—	$—		$—
Note Payable	—	—		—
Accrued Liabilities	1,466,169	(138,616	)(9)	1,327,553
Trade Accounts Payable	54,354	—	(10)	54,354
Deferred Revenue	90,514	—	(11)	90,514
Other Current Liabilities — Restructuring	4,451,748	—	(12)	4,451,748

TOTAL CURRENT LIABILITIES	6,062,785	(138,616)		5,924,169
LONG TERM LIABILITIES
Long-Term Debt	—	—		—
Deferred Charges	—	—		—
Accrued Restructuring	—	—		—

LONG TERM LIABILITIES	—	—		—

EQUITY
Capital Stock	1,220,732	—		1,220,732
Paid-in Capital	201,562,512	—		201,562,512
Retained Earnings, net	(74,541,112)	(6,028,071)		(80,569,183)
Treasury Stock	(27,214)	—		(27,214)

EXCESS OF ASSETS OVER LIABILITIES	128,214,918	(6,028,071)		122,186,847

TOTAL LIABILITIES AND EXCESS OF ASSETS OVER LIABILITIES	$134,277,703	$(6,166,687)		$128,111,016

(1)	Cash and Equivalents — Valued at 100% of book value as of 5/29/03.

(2)	Investments — Valued current and long-term investments at 100% of book value.

(3)	Accounts Receivable — Assumed 50% recovery after collections-to-date and allowance for doubtful accounts per management.

(4)	Prepaid Expenses & Other Assets — Based upon a detailed review of specific prepaid expenses and management’s estimate of recoverability. Other current assets included accrued investment income and assets held for sale, which consist of equipment similar to the Company’s property, plant & equipment. Assets held for sale were adjusted to reflect an assumed recovery consistent with that assumed for PP&E. Accrued interest income was valued at 100% of book value.

(5)	Income Taxes Receivable — Valued at 100% of book value.

(6)	Property, Plant and Equipment — Based upon our inspection of the Reston, VA facility and appraisal of the identified fixed assets.

(7)	Intangible Assets — Considered the existence of intangible assets, however, ascribed no value because: (i) management represented that the Company has not sold its product in more than a year, (ii) management indicated that they are unable to provide any projection of future sales or earnings for the Company or its intellectual property, (iii) the Company has historically been unable to generate operating income, (iv) since the Company’s shift to a product-oriented business model, the Company’s operating assets have generated operating losses on insignificant levels of revenues (v) the Company’s market capitalization of approximately $93.8 million less net tangible assets of roughly $122.2 million implies an intangible value of negative $28.4 million, (vi) with respect to an M&A sales process for the Company conducted by Broadview, Broadview has indicated that none of the strategic buyers approached expressed an ongoing interest in acquiring the Company or the operating assets of the Company. Of the financial buyers contacted, and of the parties who approached the Company following the press release dated May 13, 2003, none has expressed to Broadview an ongoing interest in the business of the Company as currently conducted.

Value attributable to public shell status based on Cost Approach.

(8)	Other Assets — Principal balance of loans to employees were reduced by the amount of severance required to be paid to such employees. Recovery rates on loans to employees were estimated based upon discussions with management regarding the collateralization supporting each of the loans and the current employment status of the individual note holders.

(9)	Accrued Liabilities — Net of certain accrued vacation expenses reflected in liquidation expenses.

(10)	Accounts Payable — Valued at 100% of book value.

(11)	Deferred Revenue — Valued at 100% of book value.

(12)	Accrued Restructuring Charges — Valued at 100% of book value.

(13)	Per management, except for adjustments made to cash and prepaid expenses, this balance sheet reasonably represents Cysive’s financial position as of 5/29/03.

      This schedule was compiled from financial information provided by the client or outside sources.

      CBIZ Valuation Group assumes no responsibility for the accuracy or completeness of such information.

Appendix E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix F

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☑ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2002

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 0-27607

Cysive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	54-1698017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10780 Parkridge Blvd., Suite 400 Reston, VA 20191 (Address of principal executive offices)	20191 (Zip Code)

Registrant’s telephone number, including area code:

(703) 259-2300

Securities Registered Pursuant to Section 12(b) of the Act:

None

Securities Registered Pursuant to Section 12(g) of the Act:

Common Stock, $.01 Par Value Per Share
(Title of Class)

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑     No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K.     ☐

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).     Yes ☐     No ☑

      As of March 13, 2003, there were 28,436,538 shares of common stock outstanding. The aggregate market value of the common stock held by nonaffiliates of the Registrant computed by reference to the price at which the common stock was last sold as of June 28, 2002 was $44,409,425 (the characterization of officers and directors of the Registrant as affiliates for purposes of this calculation should not be construed as an admission for any other purpose that any such person is in fact an affiliate of the Registrant).

DOCUMENTS INCORPORATED BY REFERENCE

      List hereunder the following documents incorporated by reference and the Part of the Form 10-K into which the document is incorporated:

      (1) Portions of the definitive Proxy Statement for the Annual Meeting of the Stockholders to be held on May 14, 2003 are incorporated by reference into Part III, Items 10-13 of this Form 10-K.

ANNUAL REPORT ON FORM 10-K

For the Fiscal Year Ended December 31, 2002

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Certain statements contained in this Annual Report on Form 10-K, including information with respect to Cysive, Inc.’s, or the Company’s, future business plans, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in Part I “Business — Risk Factors” and actual results could differ materially from a forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, until the effective date of our future reports required by applicable security laws.

PART I

Item 1.     Business

Overview

      Cysive, Inc. is a provider of interaction server technology through our software product, Cysive Cymbio Interaction ServerTM, or Cysive CymbioTM. We develop and deliver software that enables users to interact with enterprises over multiple communications channels and devices such as Web browsers, Web Services, rich client applications, mobile phones, PDAs, and voice. Our software product creates a seamless user experience for interactions that range from simple requests for information, to complex, multi-step business processes and long-running transactions that interact with many enterprise systems.

      Since commencing operations in 1994, we have used advanced technologies to build our customers’ software systems. Given our technology expertise, we target corporate customers who require highly complex systems to meet their growth strategies. For example, our software engineers, in collaboration with Cisco Systems, Inc. (Cisco), built Cisco’s Internetworking Products Center, or IPC, one of the world’s largest Internet commerce sites. In addition to Cisco, we have built advanced business systems for customers including Chrysler Corporation, Equifax Secure, Inc., First Union Corporation, Philips Medical Systems, N.A., Schneider Logistics, Inc., Tribune Interactive, Inc., and UUNet Technologies, Inc.

      Historically, all of our revenue has resulted from the delivery of custom software and services solutions to our customers. Due to increasing competition, declining margins, and business volatility, in 2001 we began the transition of our business model from a software engineering services model to a software product model. Accordingly, during 2001 we developed and introduced the Cysive Cymbio Interaction Server, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communications channels and devices. The Cysive Cymbio Interaction Server enhances a user’s experience, improves return on existing information technology investments, and increases software developer productivity. At the conclusion of the calendar year ended December 31, 2002, our business model transition was complete.

      We believe that after spending several years, and expending significant resources, implementing numerous non-integrated and often incompatible software products, such as application servers, portals, enterprise application integration tools, business process management suites and Web Services platforms, enterprises continue to face key challenges in handling multi-channel interactions involving complex, multi-stage transactions, with intermittently connected users employing a myriad of access devices. Technology advances, such as the Cysive Cymbio Interaction Server, enable companies to integrate complex interactions between users and enterprises via multiple channels and devices more quickly and inexpensively.

Cysive Cymbio Interaction ServerTM

      The Cysive Cymbio Interaction Server provides a single solution for coordinating users’ demands for access and interactions with enterprise systems and applications. Our software product rationalizes the complexity of existing enterprise applications and resources, enabling an enterprise to combine them in new ways to adapt to business needs, and to make them available to users over a variety of devices and communications channels.

      Cysive Cymbio is multi-channel software that enables users to interact with enterprise applications and data on any of the necessary channels and devices required to transact business. Cysive Cymbio features advanced support for multi-channel interactions, orchestration of long running transactions via patent-pending Follow-OnTM technology, enterprise integration using enterprise resource adaptors based on optimized Web Services, and a full-featured environment for developing, deploying and managing adaptive, scalable, enterprise solutions.

     Interactions

      Users and customers expect to be able to interact with an enterprise via multiple channels and devices, including web, voice and wireless or handheld devices. Multi-channel interactions are seamless user experiences that access business logic and data residing in applications, legacy systems and enterprise data sources. An interaction implements a single entry point with either a user or a system. Interaction scenarios are sequences of interactions that implement specific, long-running transactions involving multiple user and systems entry points. Cysive Cymbio manages long-running, complex transactions that may take place over hours, days, weeks, and months.

     Follow-On

      Cysive Cymbio’s patent-pending Follow-On technology orchestrates asynchronous, long-running interactions, preserving business and user information across time and devices. It allows tasks to continue independent of resource availability, connectivity issues or changes in the user’s preferred mode of operation. Cysive Cymbio coordinates interactions with users and systems, including periods of suspension while waiting for additional input from a user or an asynchronous response from a system, or when a user moves between devices/channels. Cysive Cymbio also automatically detects the device and channel involved in an interaction, using information about device capabilities and connection quality to create the proper device-specific response.

     Integration

      Cysive Cymbio integrates back-end enterprise systems using Web Services Definition Language, which provides a uniform, standards-based means to access services and data in a consistent and reliable manner. This approach increases developer productivity by reducing the developer’s need to understand multiple integration technologies. Where Web Services interfaces are not available, Cysive Cymbio can generate them, directly invoking the underlying software component.

     Development Lifecycle

      Cysive Cymbio enables multiple concurrent versions of the same interaction scenario to execute, eliminating the need for system migrations and associated system outages. New or changed scenarios can be deployed while Cysive Cymbio is running without interrupting the processing of existing scenarios.

Maintenance and Support Services

      Cysive Cymbio is backed by a support program that provides our customers with responsive, high-quality care. Our support team is staffed by the engineers who build and maintain Cysive Cymbio, which ensures that our customers receive the benefit of a high level of product-specific technical expertise. Support is also available 24 hours per day through our online support center, The Cysive Developer Zone. Our support team has comprehensive product knowledge and extensive resources available through this resource to address customer issues in a timely and effective manner. As part of our renewable maintenance and support services, customers are also entitled to certain upgrades to the licensed product.

Product Development

      We believe that our success will depend, in part, on our ability to enhance our existing software product and develop or acquire new products that meet the needs of a rapidly evolving marketplace and increasingly sophisticated and demanding customers. Maintaining a leadership position in understanding and integrating the latest technologies into our software product is critical to our growth, and we will continue to dedicate significant resources to this pursuit.

      Historically, our research and development activities have been targeted at incorporating new technologies into customized solutions for our customers. Currently, our product engineering group is focused on identifying new technologies that increase or improve the functionality of our software product. This group also works closely with our product management organization to ensure that appropriate enhancements from customer feedback are integrated in future releases of our software product.

Sales and Marketing

      We currently market and sell our software product through a direct sales organization and expect to expand our sales strategy with indirect sales channels. Our sales efforts are targeted at corporate customers who are investing significant resources in their business strategies, and consequently require complex technology systems to meet the growth of these strategies. Our sales force consists of teams made up of a sales manager and a technical director. In working with our customers, we employ a collaborative sales approach that combines the business and technical knowledge of our software engineers and sales professionals.

      We utilize a wide variety of programs that are intended to attract prospective customers. Our sales force actively generates leads through a combination of targeted events with industry leaders, cooperative marketing with industry partners and direct mail. In support of our sales efforts, we have a marketing group focused on developing and cultivating sales leads, and on building brand recognition. To achieve these objectives, we utilize, among other things:

•	a downloadable evaluation copy of the product;

•	a public relations program focused on building awareness and recognition through industry and business press, industry analysts and major industry forums;

•	a comprehensive Web site which includes customer case studies and technical white papers;

•	national and regional advertising;

•	seminars to increase the visibility of our executives and provide lead generation opportunities;

•	business executive roundtable events; and

•	trade shows.

Partner Program

      As part of our ongoing effort to deliver comprehensive and cost effective business solutions to our customers, we partner with industry leading hardware, software and service providers. We are committed to developing and supporting our partners with a robust program that delivers value to both our partners and, ultimately, our end users. Examples of our strategic partnerships include software and hardware platform companies such as BEA Systems, Inc., Macromedia, Sun Microsystems and Intel, and strategy consulting firms such as Bain & Company.

Customers

      Our approach is to offer and sell Cysive Cymbio primarily to Global 2000 companies. We sold five software licenses (with related services) for our product in 2002, three of which were to Global 2000 companies. We also entered into one royalty-based OEM relationship with another software distributor in 2002; however, the distributor changed its product direction and terminated the relationship in February 2003. In addition, we provided custom development services to a total of eight customers in 2002. Our objective is to provide value to these customers through our leading edge products and services. Prior to introducing Cysive Cymbio in 2001, our offering was restricted to customized software development. With the elimination of our custom software engineering services business in late 2002, all of our future revenue will consist of product sales and related services. Our product is not currently marketed to specific vertical market sectors.

Competition

      The market for our product is intensely competitive and faces rapid technological change. We expect the competition to continue and intensify, which could result in price reductions, increased losses and loss of current or future customers. Our competitors generally fall into the following categories:

•	internal information technology departments of current and potential customers;

•	early-stage, venture-capital backed, private software vendors;

•	application server vendors such as BEA Systems, Inc.;

•	operating system vendors such as International Business Machines Corporation (IBM); and

•	database vendors such as Oracle.

      A number of our competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than we have.

      We believe that the principal competitive factors in our business are:

•	corporate and product reputation;

•	product architecture, functionality and features;

•	unproven market demand for our particular product;

•	interoperability of our product with existing applications;

•	product innovation with frequent enhancement;

•	customer value and quality of support services; and

•	price.

Culture

      We continue to build our corporate culture around a common set of values based on excellence, discipline and results. Our employees understand that we hire only high caliber technical people because our customers demand a high level of execution. We believe we have instilled in our software engineers the sense of challenge as well as pride in having helped to build some of the most technically complex systems in today’s business environment. By growing our business organically we have been able to instill this value set in our professionals on an individual basis.

      While we focus on excellence and quality, we also foster and maintain a culture based on innovation, challenge and teamwork to attract and retain the level of software engineers we demand. To ensure continued development of our technical staff, we place a high priority on training. We conduct training in a number of important ways by:

•	sending our software engineers to industry conferences;

•	encouraging our software engineers to author bylined articles for publication in technical trade journals;

•	purchasing reference materials for our software engineers who in return write reviews of the materials; and

•	offering ongoing internal technology seminars.

Employees

      As of March 1, 2003, we had 60 employees, of whom 29 were software engineers. Of these 29 software engineers, one is working in the United States under an H-1B visa. Of these 29 software engineers, 22 are assigned to the product engineering group. We believe our relationship with our employees is good. None of our employees are represented by a union.

Intellectual Property Rights

      Our software products, our proprietary knowledge base, and other intellectual property rights that we develop for our customers are an integral part of our business. We retain ownership of our software products, which we license to our customers. While ownership of custom work product is generally retained by the customer, we retain a royalty-free license to use some or all of the applications, processes and intellectual property developed in connection with customer projects. This information is accessible on our knowledge base only to our employees via our secure corporate intranet. We enter into confidentiality agreements with our employees, generally require that our software engineers and customers enter into similar agreements and limit access to, and distribution of, our knowledge base. We also require our employees to assign any rights they may have to any intellectual property developed for us.

      On December 11, 2001, we filed a patent application for our Follow-On universal session management technology, which is part of Cysive Cymbio. The application seeks a patent for an invention described as an “Apparatus and Method of Using Session State Data Across Sessions”. We cannot be certain that the patent will be granted, that the patent application will not be successfully challenged, or that we will realize any competitive advantage from the patent if it is granted.

Risk Factors

      An investment in our Common Stock involves risks. You should carefully consider the risks described below and the other information in this Annual Report on Form 10-K including our financial statements and the related notes. The trading price of our Common Stock could decline due to any of these risks.

We expect to continue to incur significant losses at least through the end of 2003.

      Since the third quarter of fiscal 2000, we have incurred losses. We incurred cumulative net losses of $64.7 million from the fiscal quarter ended September 30, 2000 through the fiscal quarter ended December 31, 2002. We expect losses to continue through at least the fourth quarter of 2003. However, there can be no assurance that we will be profitable thereafter. If we do achieve profitability, there can be no assurances that we will be able to sustain or improve upon it on a quarterly or annual basis for future periods.

We are implementing a new business model that is evolving and unproven since we have migrated from offering a software engineering services model to a software products model.

      We decided at the beginning of 2001 to change our business strategy from a software engineering services model to a software products model. Accordingly, our business model is new and unproven and we will need to continue to develop it as we implement our new business strategy. Our ability to generate significant revenues with our new business model will depend, in large part, on our ability to successfully develop our software products and to effectively market them to existing and potential clients. We intend to continue to develop our business model as the demand for our software products evolves. We expect that our financial model and results of operations will change as a result of our transition from a software engineering services model to a software products model. We do not have sufficient experience with the sale and support of our products to determine all of the effects this transition will have on our financial model and results of operations. Our new business strategy may not be successful and we may need to restructure or revise our business model.

Demand for our product is uncertain and we may not be able to develop a sustainable market for our product.

      Cysive Cymbio is a new product for which demand is uncertain. Our marketing and sales activities may not be successful in developing customer interest and in generating sales of our product and related services. We also have not yet sold enough of our product to determine whether we can effectively develop a market for our product. We may not be able to sell sufficient products and related services to offset our costs, which may result in continuing losses.

      If the market for multi-channel interaction server software does not continue to grow or grows more slowly than expected, the need for our product could decline, negatively impacting future revenues. Consumers and businesses may reject our software for a number of reasons, including:

•	lack of a perceived need to embrace interaction server technology or our solution;

•	actual or perceived lack of security of information;

•	lack of access and ease of use;

•	congestion of Internet traffic or other usage delays;

•	inconsistent quality of support and services;

•	increases in access costs to the Internet;

•	evolving government regulation;

•	uncertainty regarding intellectual property ownership;

•	costs associated with licensing and implementing multi-channel interaction server technology;

•	costs associated with the obsolescence of the multi-channel interaction server and existing infrastructure; and

•	our economic viability and the economic viability of our competitors.

The lengthy sales cycle for our products makes our revenues susceptible to substantial fluctuations.

      Our customers typically use our product and services to implement large, sophisticated applications that are critical to their business, and their purchases are often part of their implementation of a distributed or Web-based computing environment. Customers evaluating our software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, rapidly changing software technologies and standards and limited internal resources due to other information systems requirements. For these and other reasons, the sales cycle for our products is lengthy and is subject to delays or cancellation over which we have little or no control. The recent economic downturn has also contributed to increasing the length of our sales cycle, and there is a risk this will continue or worsen. This delay or failure to complete large orders and sales in a particular quarter could significantly reduce revenue that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized.

Because we rely on highly trained and experienced personnel to design and build complex products and systems for our customers, our inability to attract and retain qualified employees would impair our ability to provide our products to existing and new customers.

      Our future success depends in large part on our ability to attract and retain highly trained and experienced software engineers as well as other technical personnel and sales and marketing professionals of various levels with experience in software products and related solutions. If we fail to attract and retain these personnel, we may be unable to timely develop new products and enhancements to our existing products, and to complete existing projects or bid for new projects of similar size, which could reduce our revenues. While attracting and retaining experienced software engineers is critical to our business and growth strategy, maintaining our current level of software engineer experience, averaging more than ten years, may also be particularly difficult. Skilled software engineers are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry attrition rate for them is high.

In 2002, we derived 82.0% of our revenues from our five largest customers, and we expect to continue to rely on a limited number of customers for a significant portion of our revenues; as a result, the loss of a customer could result in reduced revenues and earnings.

      We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. As a result, the net loss of customers could reduce our revenues. In 2002, our five largest customers represented 82.0% of our revenues: Manheim Auctions, 34.6%; Charles Machine Works, Inc., 18.3%; Jeppesen Sanderson, Inc., 11.0%; Philips Medical Systems, N.A., 9.8%; and Green Mountain Energy Company, 8.3%. Many of these customers have completed the related software engineering services projects or Cysive Cymbio installations, and therefore, there is not a significant expected future revenue stream from these customers. In addition, a failure to collect a large account receivable could significantly reduce our assets and profitability.

Our revenues are derived primarily from a single software product and related services, and a decline in demand or prices for this product and services could adversely affect our business, operating results and financial condition.

      We currently derive the majority of our revenue from Cysive Cymbio and from related products and services. We expect this product and services to continue to account for the majority of our revenues in the immediate future. As a result, factors adversely affecting the pricing of or demand for Cysive Cymbio or related services, such as a continued or worsened general economic slowdown, future terrorist activities or military actions, competition, product performance or technological change, could have an adverse effect on our business, operating results and financial condition. In addition, as we introduce new versions of Cysive Cymbio, any delay or failure of these new versions to gain market acceptance among new and existing customers would have an adverse affect on our business, operating results and financial condition.

Our quarterly revenues and operating results are likely to fluctuate significantly, causing our stock price to decline.

      Our quarterly revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter. This fluctuation may cause our operating results to be below the expectations of securities analysts and investors, and the price of our stock may fall. Factors that could cause quarterly fluctuations include:

•	the lengthy sales cycle for our products and our level of product sales;

•	the loss of a significant customer;

•	financial difficulty encountered by a significant customer;

•	the introduction of new products or changes in pricing policies by us or our competitors;

•	any increased price sensitivity by our customers, particularly in the face of current adverse economic conditions and increased competition;

•	our ability to manage costs, including employee costs and support services costs; and

•	costs related to restructurings and the under-utilization or closing of our offices.

      In any given quarter, most of our revenues have been attributable to a limited number of customers and we expect this to continue. As a result, the cancellation or deferral of any product orders in a particular quarter could significantly reduce our revenues, which would hurt our quarterly financial performance. In addition, a substantial portion of our costs are relatively fixed and a failure to book an expected order in a given quarter would not be offset by a corresponding reduction in costs. As a result of these factors, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful.

We may not be able to enhance our existing product or develop or acquire new products, which could adversely affect our business.

      We believe that our success will depend, in part, on our ability to enhance existing products and develop new products that meet the needs of a rapidly evolving marketplace and increasingly sophisticated and demanding customers. However, enhancement and development of products is a complex process involving several risks. Hiring and retaining highly qualified technical employees is critical to the success of our development efforts, and we face intense competition for these employees. Launches of products can be delayed for a variety of reasons, including the typically long development and testing periods. Further, new or improved products may also have “bugs” that hinder performance, or third party products we incorporate in, or use to build and support, our products, may contain defects that impair performance. These problems can be expensive to fix and can also result in higher technical support costs and lost customers. In addition, new products or features are sometimes built on top of older architectures or infrastructures, which can take longer to get to market, make quality assurance and support more difficult, and lead to complexity in supporting future functionality. Significant delays in new product enhancements or significant problems in creating new products may give competitors opportunities to improve their competitive position at our expense and result in declines in our revenues and earnings.

We may not be able to provide adequate customer service, which could adversely affect our customer relationships and financial performance.

      If we are unable to meet customer expectations, we could lose customers and/or receive negative publicity, which could have a significant negative impact on the financial and market success of our products. In addition, despite our efforts to maintain continuous and reliable product support and customer service, we may occasionally experience unplanned outages or technical difficulties. Lengthy and/or frequent service disruptions, particularly for services that customers consider time-sensitive, can result in negative publicity, damage to our reputation and loss of customers. This could adversely affect customer relationships and our financial performance.

Competition from larger, more established competitors with greater financial resources and from new entrants could result in price reductions and loss of current or future customers.

      The software products market is intensely competitive and faces rapid technological change. We expect competition to continue and intensify, which could result in price reductions and the loss of current or future customers. Many of our competitors have longer operating histories and customer relationships, greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customer needs. This ability may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, there are low barriers to entry into our business because the costs to develop new products and to provide information technology services are relatively low. We do not own any technologies that preclude or inhibit competitors from entering our industry. We have filed a patent application for our Follow-On universal session management technology, which is part of Cysive Cymbio. We cannot be certain that the patent will be granted, that the patent application will not be successfully challenged or that we will realize any competitive advantage from the patent if it is granted. Therefore, we expect to continue to face additional competition from new entrants into our industry.

Our business is technology driven, and if we have difficulty responding to changing technology, industry standards and customer preferences, we could lose current and potential customers, which would reduce our revenues.

      We expect to derive a substantial portion of our revenues from creating software products that are based upon the latest, most advanced technologies and are capable of adapting to future technologies. Our success depends on our ability to offer products that stay at the forefront of continuing changes in technology, evolving industry standards and changing customer preferences. Our failure to create products that use these technologies could cause us to lose current and potential business opportunities, resulting in reduced revenues. Additionally, to the extent technology becomes standardized or simplified, there may be less demand for our products.

If our products contain software defects, it could harm our revenues and expose us to litigation.

      The software product we offer is internally complex and, despite extensive testing and quality control, may contain errors or defects. We may need to issue corrective releases of our software product to fix any defects or errors. Any defects or errors could also cause damage to our reputation or suits for damages and result in loss of revenues, product returns or order cancellations, or lack of market acceptance of our product. Accordingly, any defects or errors could have an adverse affect on our business, results of operations and financial condition.

      Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of customers’ use of such products in mission-critical applications. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition. Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

      Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim.

A general decline in economic conditions could lead to reduced demand for our product.

      The continuing downturn in general economic conditions and specific declines in the technology sector has led to reduced demand for a variety of goods and services, including many technology products. If conditions continue to decline, or fail to improve, in geographic areas that are significant to us, we could see a decrease in the overall demand for our products that could negatively impact our operating results.

Because our business of software products involves creating and using intellectual property, misappropriation of and disputes regarding intellectual property could harm our reputation, adversely affect our competitive position and cost us money.

      If third parties infringe or misappropriate our products, trade secrets, trademarks or other proprietary information, or if disputes arise with customers or suppliers concerning intellectual property we create for them and/or license from them, our reputation, competitive position and relationships with customers could be damaged. We could be required to spend significant amounts of time and financial resources to defend our company, and our managerial resources could be diverted.

We entered into non-compete agreements with some of our customers, which reduces the number of our potential customers and sources of revenues.

      A substantial portion of our custom software engineering services business involved the development of software applications for specific projects. Ownership of customer-specific software was generally retained by the customer, although we retained rights to some of the applications, processes and other intellectual property developed in connection with projects. We sometimes agreed, however, not to reuse this customer-specific software when building systems for a customer’s competitors. In addition, we occasionally agreed not to build any type of system for a customer’s competitors for limited periods of time, which have been as long as three years. These non-compete agreements reduce the number of our potential customers and our sources of revenues. We may enter into such non-compete agreements in the future.

We depend on our Chief Executive Officer, and his loss may adversely affect our ability to attract and retain customers, maintain a cohesive culture and compete effectively.

      We believe that our success depends on the continued employment of our Chief Executive Officer, Nelson A. Carbonell, Jr. If Mr. Carbonell were unable or unwilling to continue in his present position, he would be very difficult to replace and our business could be adversely affected. Mr. Carbonell is particularly important to our business in providing strategic direction, managing our operations and creating and maintaining a cohesive culture. He has also been involved in establishing and expanding customer relationships.

Available Information

      Our Internet address is http://www.Cysive.com. The contents of our website are not part of this Annual Report on Form 10-K, and our Internet address is included in this document as an inactive textual reference only. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports available free of charge through our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the Securities and Exchange Commission.

Item 2.     Properties

      Our principal headquarters are in Reston, VA under a lease that expires in April 2010. We also have offices in the metropolitan areas of, Atlanta, GA; Chicago, IL; and New York, NY. We are actively attempting to sublease our Waltham, MA; Dallas, TX; and Irvine, CA offices, and a portion of our Reston, VA; Chicago, IL; and New York, NY offices as part of the restructuring plans we previously announced. We do not own any real estate. Other than our headquarters in Reston, VA, we do not consider any specific leased location to be material to our operations and believe that equally suitable alternative locations are available in all areas where we currently do business.

Item 3.	Legal Proceedings

      Cysive is not a party to any material legal proceedings.

Item 4.	Submission of Matters to a Vote of Security Holders

      No matters were submitted to a vote of security holders during the fourth quarter of 2002.

PART II

Item 5.	Market for Registrant’s Common Equity and Related Stockholder Matters

Market Price of Common Stock

      Our common stock has been quoted on the Nasdaq National Market under the symbol “CYSV” since our initial public offering on October 15, 1999. The following table sets forth for the period indicated the high and low sale prices for our common stock on the Nasdaq National Market (as adjusted for our two-for-one stock split effected on May 9, 2000).

2002	High	Low

First Quarter	$3.65	$2.00
Second Quarter	$2.85	$2.10
Third Quarter	$2.48	$2.01
Fourth Quarter	$2.88	$2.07

2001	High	Low

First Quarter	$7.50	$3.06
Second Quarter	$4.13	$2.80
Third Quarter	$3.25	$1.93
Fourth Quarter	$3.44	$2.08

      On March 13, 2003, the last reported sale price of our common stock was $2.49 per share. As of March 13, 2003, there were approximately 161 holders of record of our common stock.

Recent Sales of Unregistered Securities

      From October 1, 2002 through December 31, 2002, we granted to certain of our employees options to purchase a total of 399,000 shares of our common stock under and pursuant to our Second Amended and Restated 1994 Stock Option Plan.

      No underwriters were involved in any of the foregoing distributions of securities. Such distributions were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Rule 701 of the Securities Act relative to options to purchase common stock. All of the foregoing options are deemed restricted securities for the purposes of the Securities Act.

Dividend Policy

      We have never declared or paid any cash dividends on our capital stock. We anticipate that all of our earnings in the foreseeable future will be retained to finance the continued growth and development of our business, and we have no current intention to pay cash dividends. Our future dividend and distribution policy will depend on earnings, capital requirements and financial condition, requirements of the financing agreements to which the Company is then a party and other factors considered relevant by the Board of Directors.

Registration of Securities

      None.

Item 6.	Selected Financial Data

      The following selected financial data should be read together with the financial statements and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Annual Report on Form 10-K. The balance sheet data at December 31, 2002, 2001, 2000, 1999, 1998 and the statements of operations data for each of the years in the five-year period ended

December 31, 2002 have been derived from Cysive’s financial statements for these years, which have been audited by Ernst & Young LLP, independent auditors.

      Through September 30, 1999, we operated as an S corporation under the Internal Revenue Code. Under the provisions of the Internal Revenue Code, our stockholders included their pro rata share of our income in their personal income tax returns. Accordingly, we were not subject to federal and most state income taxes through September 30, 1999. In connection with our initial public offering, our stockholders elected to rescind the S corporation election effective on October 1, 1999, and we are now subject to federal and state income taxes.

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In thousands, except share and per share data)
Statements of Operations Data
Revenues:
Services	$4,004	$14,691	$50,287	$25,265	$9,142
Software license	205	—	—	—	—

Total revenues	4,209	14,691	50,287	25,265	9,142
Direct costs:
Services	3,360	13,739	22,851	8,899	3,742
Software license	147	—	—	—	—

Total direct costs	3,507	13,739	22,851	8,899	3,742

Gross profit	702	952	27,436	16,366	5,400
Operating expenses:
Sales and marketing	8,767	9,529	10,773	5,491	1,824
General and administrative	9,257	12,330	23,848	7,228	2,725
Research and development	3,494	3,789	—	—	—
Stock compensation	4,561	3,143	5,843	14,851	69
Restructuring	5,945	2,098	4,710	—	—

Total operating expenses	32,024	30,889	45,174	27,570	4,618
Operating (loss) income	(31,322)	(29,937)	(17,738)	(11,204)	782
Investment income, net	5,196	8,064	7,770	432	14

(Loss) income before taxes	(26,126)	(21,873)	(9,968)	(10,772)	796
Income tax expense (benefit)	19	55	4,360	(4,369)	—

Net (loss) income	$(26,145)	$(21,928)	$(14,328)	$(6,403)	$796

Weighted average shares outstanding	29,008,503	29,521,894	26,438,946	17,629,932	13,554,000
Weighted average shares outstanding and common share equivalents	29,008,503	29,521,894	26,438,946	17,629,932	15,987,318
(Loss) earnings per share:
Basic	$(0.90)	$(0.74)	$(0.54)	$(0.36)	$0.06
Diluted	$(0.90)	$(0.74)	$(0.54)	$(0.36)	$0.05

	December 31,

	2002	2001	2000	1999	1998

	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$8,460	$1,484	$20,674	$2,433	$612
Interest-bearing investments	123,436	149,802	148,538	45,039	—
Working capital	68,434	117,934	112,735	51,989	2,150
Total assets	137,931	161,134	186,080	61,354	3,163
Total liabilities	6,747	4,900	12,235	3,675	644
Stockholders’ equity	131,184	156,234	173,845	57,679	2,519

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      You should read the following discussion together with “Selected Financial Data” and our financial statements and the related notes included elsewhere in this Annual Report on Form 10-K.

Overview

      Cysive, Inc. is a provider of interaction server technology through our software product, Cysive Cymbio Interaction Server, or Cysive Cymbio. We develop and deliver software that enables users to interact with enterprises over multiple communications channels and devices such as Web browsers, Web Services, rich client applications, mobile phones, PDAs, and voice. Our software product creates a seamless user experience for interactions that range from simple requests for information, to complex, multi-step business processes and long-running transactions that interact with many enterprise systems.

      Since commencing operations in 1994, we have used advanced technologies to build our customers’ software systems. Given our technology expertise, we target corporate customers who require highly complex systems to meet their growth strategies. For example, our software engineers, in collaboration with Cisco Systems, Inc. (Cisco), built Cisco’s Internetworking Products Center, or IPC, one of the world’s largest Internet commerce sites. In addition to Cisco, we have built advanced business systems for customers including Chrysler Corporation, Equifax Secure, Inc., First Union Corporation, Philips Medical Systems, N.A., Schneider Logistics, Inc., Tribune Interactive, Inc., and UUNet Technologies, Inc.

      Historically, all of our revenue has resulted from the delivery of custom software and services solutions to our customers. Due to increasing competition, declining margins, and business volatility, in 2001 we began the transition of our business model from a software engineering services model to a software product model. Accordingly, during 2001 we developed and introduced the Cysive Cymbio Interaction Server, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communications channels and devices. The Cysive Cymbio Interaction Server enhances a user’s experience, improves return on existing information technology investments, and increases software developer productivity. At the conclusion of the calendar year ended December 31, 2002, our business model transition was complete.

      We believe that after spending several years, and expending significant resources implementing numerous non-integrated and often incompatible software products, such as application servers, portals, enterprise application integration tools, business process management suites and Web Services platforms, enterprises continue to face key challenges in handling multi-channel interactions involving complex, multi-stage transactions, with intermittently connected users employing a myriad of access devices. Technology advances, such as the Cysive Cymbio Interaction Server, enable companies to integrate complex interactions between users and enterprises via multiple channels and devices more quickly and inexpensively.

      We currently operate in one business segment and only market our product to companies with operations in the United States.

Application of Critical Accounting Policies

      Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, accounting for research and development costs, accounting for stock-based compensation, accounting for restructuring costs, and accounting for income taxes.

      We account for the licensing of software in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2 “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements, and whether significant customization to a product is required, and if so, whether long-term contract accounting principles apply. End users receive certain benefits of our product license over time, including maintenance. To date we have not established a VSOE fair value for maintenance of our product and, therefore, to date, in those cases where long-term contract accounting principles do not apply, we have generally recognized the combined value of the product license fee and maintenance ratably over the initial maintenance period, typically one year. Changes to the elements in a software arrangement, the ability to identify VSOE fair values for those elements, and the fair value of the respective elements could materially impact the amount of earned and deferred revenue recognizable at a particular point in time. For example, once the VSOE value of maintenance is established, and assuming all other revenue recognition criteria are met, then the value of the software license revenue component of perpetual license sales will be recognized at the time of sale and previously deferred software license revenue related to earlier perpetual license sales would be recognized.

      We account for research and development costs in accordance with several accounting pronouncements, including Statement of Financial Accounting Standards (SFAS) No. 2 “Accounting for Research and Development Costs” and SFAS No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” SFAS No. 86 specifies that costs incurred internally for creating a computer software product should be charged to expense when incurred as research and development until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when the technological feasibility of a product is established. We have determined that technological feasibility for our products is reached shortly before the products are released for sale. Costs incurred after technological feasibility is established are not material, and accordingly, we expense all research and development costs when incurred.

      We account for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” using the intrinsic value method. Accordingly, we do not recognize any stock compensation expense related to the granting of stock options with an exercise price equal to the fair value of our stock. We do recognize stock compensation expense related to the granting of stock options when the exercise price is deemed to be less than the fair market value of our stock and, also, when we issue restricted stock to employees. In our financial statements we have made pro forma disclosures required by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” using the fair value method.

      We account for restructuring expense in accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (Issue 94-3). In June 2002, the FASB adopted SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” which requires restructurings initiated after December 31, 2002 to be accounted for using the provisions therein, with earlier application encouraged. SFAS No. 146 specifies that an exit cost only be recognized when a liability is incurred, whereas under Issue 94-3 an exit cost (as defined therein) is recognized at the date of an entity’s commitment to an exit plan. We chose to apply the accounting provisions of Issue 94-3 to account for the restructuring we initiated in the third quarter of 2002. As a result we recognized approximately $0.9 million of additional costs, on an accelerated basis, related to office space no longer used by us. Under SFAS No. 146 the accounting provisions of Issue 94-3 will continue to apply to the restructurings we initiated prior to December 31, 2002.

      We account for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes.” Because we incurred losses recently and the realization of tax benefits related to our net deferred tax asset is uncertain we have provided a full valuation allowance against our net deferred tax asset. We currently do not recognize any tax benefit on a net basis from losses we incur.

Description of “Results of Operations” Components

      Through 2002, we generated nearly all of our revenues from software engineering services that were provided primarily on a time and materials basis. Services revenue was recognized and billed monthly by multiplying the number of hours expended by our software engineers in the performance of each contract by the established billing rates. Our customers reimbursed us for direct expenses allocated to a project such as airfare, lodging and meals. Consequently, these direct reimbursements were excluded from revenues. Software license revenues consist of software license fees. Software license fees are typically recognized ratably over the initial maintenance period, or, if significant customization is performed, over the installation and customization period. Maintenance fees are recognized ratably over the maintenance term and are included in services revenue.

      Direct costs for services consist primarily of compensation and benefits for our software engineers and the non-billable portion of other direct project costs. Allocated costs related to specific employees performing quality assurance reviews for customers are also included in direct costs for services. Direct costs for software license consists primarily of software license fees paid to third parties related to software integrated into, or packaged with, our products.

      General and administrative expenses consist primarily of compensation and benefits for our management, finance, administration, human resources, information technology and recruiting personnel. In addition, general and administrative expenses include: depreciation and amortization and general operating expenses such as telephones, office supplies, travel, outside professional services and facilities costs.

      Research and development expenses include compensation and benefits for technical staff assigned to product engineering and related support and travel expenses.

      Sales and marketing expenses consist primarily of salaries, commissions, benefits, marketing programs and travel costs associated with our sales and marketing efforts. We sell our products through a direct sales force organized by geographic region.

      Restructuring expenses consist primarily of severance costs of salaries and benefits for a certain period of time for those employees identified in restructuring plans and facilities costs as approved by the board of directors.

      Stock compensation expense relates to grants of options during the years 1997 through 2000 to purchase 11,388,410 shares of common stock at an exercise price below the fair market value of the common stock on the date of grant and to the issuance of 228,000 shares of restricted stock to employees in 2001.

Results of Operations

      The following table presents, for the periods indicated, the relative composition of revenues and selected statements of operations data as a percentage of revenues:

	Year Ended December 31,

	2002	2001	2000

Revenues:
Services	95.1%	100.0%	100.0%
Software license	4.9	—	—

Total revenues	100.0	100.0	100.0
Direct costs:
Services (1)	83.9	93.5	45.4
Software license (1)	71.7	—	—

Total direct costs	83.3	93.5	45.4

Gross margin	16.7	6.5	54.6
Operating expenses:
Sales and marketing	208.3	64.9	21.4
General and administrative	219.9	83.9	47.5
Research and development	83.0	25.8	—
Stock compensation	108.4	21.4	11.6
Restructuring	141.3	14.3	9.4

Total operating expenses	760.9	210.3	89.9
Operating loss	(744.2)	(203.8)	(35.3)
Investment income, net	123.5	54.9	15.5

Loss before income taxes	(620.7)	(148.9)	(19.8)
Income tax expense	0.4	0.4	8.7

Net loss	(621.1)%	(149.3)%	(28.5)%

(1)	Direct costs of services and software license are stated as a percentage of services and software licenses revenues, respectively.

Revenues (in thousands):

				Percentage Change
	Year Ended December 31,
				Fiscal 2002	Fiscal 2001
	2002	2001	2000	vs. 2001	vs. 2000

Services	$4,004	$14,691	$50,287	(72.7)%	(70.8)%
Software license	205	—	—	NM	—

Total revenues	$4,209	$14,691	$50,287	(71.4)%	(70.8)%

      The decline in services revenue since 2000 was primarily the result of reduced demand for custom application development services, and a corresponding reduction in both billable hours and hourly billing rates for our software engineering services. The decline in services revenue between 2001 and 2002 also reflected our shift in emphasis to software license sales in our marketing and sales efforts as we completed the transition of our business model from a software engineering services model to a software product model. Services revenues represented 95.1%, 100.0% and 100.0% of total revenues in 2002, 2001 and 2000, respectively. As of December 31, 2002 we exited the custom software engineering services business and are concentrating our efforts on software license sales and related maintenance and support services. As of December 31, 2002 we had four billable software engineers as compared with 222 as of December 31, 2000. The number of active customers decreased to 16 in 2002 from 53 in 2000.

      Beginning in 2002, we recognized software license revenue resulting from the licensing of our product, Cysive Cymbio. As of December 31, 2002 there were five active customers using Cysive Cymbio, and deferred revenue from these customers totaled $114,000. Demand for our product, Cysive Cymbio, is uncertain and, therefore, the revenue stream from future license sales is also uncertain. Additionally, the timing of revenue recognition related to future software license sales is uncertain, as it is, in part, dependent on when vendor specific objective evidence for the value of maintenance services, included as a part of these sales, is established.

      Direct costs (in thousands):

				Percentage Change
	Year Ended December 31,
				Fiscal 2002	Fiscal 2001
	2002	2001	2000	vs. 2001	vs. 2000

Services	$3,360	$13,739	$22,851	(75.6)%	(39.9)%
Software license	147	—	—	NM	—

Total direct costs	$3,507	$13,739	$22,851	(74.5)%	(39.9)%

      The decrease in direct costs from services since 2000 primarily resulted from multiple restructurings beginning in the fourth quarter of 2000 and continuing through the third quarter of 2002, which resulted in a lower number of software engineers and lower direct costs. As noted above, the number of billable software engineers fell from 222 as of December 31, 2000 to four as of December 31, 2002. As a percentage of revenues, direct costs from services were 83.9%, 93.5%, and 45.4% in 2002, 2001, and 2000, respectively. These varying percentages reflect different average utilization rates for our software engineers in each year. In 2001, we experienced a dramatic decrease in our average utilization rate as personnel reductions lagged falling service revenues. A relatively low utilization rate continued in 2002 as we continued with personnel reductions in response to further declines in services revenues.

      Direct costs from software licenses in 2002 represented third party technology license fees and product packaging. Third party license fees are generally amortized on a straight-line basis over the term of each license.

Operating expenses (in thousands):

				Percentage Change
	Year Ended December 31,
				Fiscal 2002	Fiscal 2001
	2002	2001	2000	vs. 2001	vs. 2000

Sales and marketing	$8,767	$9,529	$10,773	(8.0)%	(11.5)%
General and administrative	9,257	12,330	23,848	(24.9)	(48.3)
Research and development	3,494	3,789	—	(7.8)	NM
Stock compensation	4,561	3,143	5,843	45.1	(46.2)
Restructuring	5,945	2,098	4,710	183.4	(55.5)

Total operating expenses	$32,024	$30,889	$45,174	3.7%	(31.6)%

      Sales and Marketing. Sales and marketing expenses have decreased since 2000 primarily due to a reduction in sales staff headcount and lower variable compensation as sales have declined. Spending on advertising has also declined. As of December 31, 2002 we had 18 sales and marketing staff, including three technical support personnel who conduct product demonstrations and address technical issues regarding our product. We expect sales and marketing expenses to increase as we expand our direct sales force and marketing programs.

      General and Administrative. General and administrative expenses have decreased substantially since 2000 primarily due to lower support staff headcount, and also reductions in facilities costs, office and equipment expense, meeting costs, legal fees, travel expenses, recruiting costs, and bad debt expense. As a result of the restructuring in the third quarter of 2002, we expect this trend of declining general and administrative expense to continue in 2003.

      Research and Development. Research and development costs relate to the salaries and related support costs of our product engineering team, which was established in 2000 and which develops and supports our product. The slight decrease in costs between 2001 and 2002 was primarily due to a decrease in office and travel expenses for our product engineering team. As of December 31, 2002, we had 24 personnel assigned to the product engineering team, equal to the average of 24 during the year.

      Stock Compensation. The decrease in stock compensation expense in 2001, as compared with 2000, was primarily due to the cancellation of unvested options granted to employees who are no longer employed by us, the cancellation of certain restricted shares and a reduction in fair value of outstanding restricted shares originally expensed in 2000. The increase in stock compensation expense in 2002, as compared with 2001, was primarily the result of recognizing, on an accelerated basis, $2.0 million of expense related to the cancellation of certain officer and employee-held stock options during the first quarter of 2002. The amount of deferred stock compensation included as a component of stockholders’ equity as of December 31, 2002 was $0.4 million. This balance will be fully amortized by September 30, 2003.

      Restructuring. The combination of a slow economy, declining demand for custom application development and the transition of our business model required us to undertake multiple restructurings during 2000 through 2002. We initially restructured our company in the fourth quarter of 2000 and recognized $4.7 million of expense for severance-related costs and also estimated real estate costs associated with closing some satellite offices. In 2001, we incurred a net restructuring expense of $2.1 million. This included all severance-related costs due to reductions in headcount resulting from restructurings during 2001, offset by a reduction of $850,000 of the initial restructuring accrual resulting from the 2000 restructuring plan due to a revision of estimates for future expected costs. In 2002, we recorded $5.9 million in restructuring for severance-related costs, future rent expense of office space no longer used, and other associated costs. The number of employees decreased from 338 at December 1, 2000 to 124 at December 31, 2001 to 61 at December 31, 2002. The need for additional restructurings is uncertain.

Investment income, net (in thousands):

				Percentage Change
	Year Ended December 31,
				Fiscal 2002	Fiscal 2001
	2002	2001	2000	vs. 2001	vs. 2000

Investment income, net	$5,196	$8,064	$7,770	(35.6)%	3.8%

      Net investment income increased in 2001, as compared with 2000, primarily due to a higher average level of invested capital between periods. The decrease in net investment income in 2002, as compared with 2001, was the result of a combination of lower average invested capital and lower interest rates between periods. We expect that our average invested capital will continue to trend downward during 2003, as we continue to use cash and investment proceeds to finance our operations.

Income tax expense (in thousands):

				Percentage Change
	Year Ended December 31,
				Fiscal 2002	Fiscal 2001
	2002	2001	2000	vs. 2001	vs. 2000

Income tax expense	$19	$55	$4,360	(65.5)%	(98.7)%

      In 2000, because of uncertainty regarding the realization of the deferred tax benefit associated with our net deferred tax asset, we provided a full valuation allowance on the net deferred tax asset. This resulted in a net income tax expense for the year, despite having incurred a loss before taxes that year. In 2001 and 2002, we recorded income tax expense in each year as a result of reductions in expected state tax refunds from the use of loss carrybacks. As of December 31, 2002 we have collected all of our expected tax refunds, and we have no net tax asset or liability, current or deferred. We do not expect to incur any significant net income tax expense or benefit in 2003.

Quarterly Results of Operations

      The following table presents unaudited quarterly financial data for the periods indicated. We derived this data from our unaudited financial statements, and in our opinion, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Our quarterly operating results have varied significantly in the past and will continue to do so in the future due to a number of factors including, but not limited to, the volume of software license sales, changes in average billing rates, utilization rates and personnel additions or reductions, as well as the timing of expenses. Accordingly, our results for any given quarter or series of quarters are not necessarily indicative of our results for any future period. However, our quarterly operating results may represent trends that aid in understanding our business, but may be limited due to the changing of our business model.

	Quarter Ended

	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
	2002	2002	2002	2002	2001	2001	2001	2001

	(In thousands, except per share data)
Statements of Operation Data
Revenues:
Services	$401	$1,044	$1,186	$1,373	$1,445	$2,571	$5,145	$5,530
Software license	38	70	96	1	—	—	—	—
Gross profit (loss)	187	252	198	65	38	(544)	1,792	(334)
Operating expenses:
Sales and marketing	1,580	1,660	2,562	2,965	3,264	2,318	2,016	1,931
General and administrative	1,343	2,388	2,704	2,822	2,134	2,786	3,171	4,239
Research and development	827	1,009	883	775	913	1,210	1,053	613
Stock compensation	360	211	776	3,214	912	1,120	747	364
Restructuring	—	5,945	—	—	1,259	(850)	—	1,689
Operating loss	(3,923)	(10,961)	(6,727)	(9,711)	(8,444)	(7,128)	(5,195)	(9,170)
Loss before income taxes	(2,841)	(9,497)	(5,530)	(8,258)	(6,809)	(5,226)	(3,065)	(6,773)
Net loss	(2,860)	(9,497)	(5,530)	(8,258)	(6,809)	(5,281)	(3,065)	(6,773)
Basic and diluted loss per share	$(0.10)	$(0.33)	$(0.19)	$(0.28)	$(0.23)	$(0.18)	$(0.10)	$(0.23)
As a Percentage of Revenues
Revenues:
Services	91.3%	93.7%	92.5%	100.0%	100.0%	100.0%	100.0%	100.0%
Software license	8.7	6.3	7.5	—	—	—	—	—
Gross margin	42.6	22.6	15.4	4.7	2.6	(21.2)	34.8	(6.0)
Operating expenses:
Sales and marketing	359.8	149.0	199.9	215.8	225.9	90.2	39.2	34.9
General and administrative	305.8	214.5	210.9	205.3	147.7	108.4	61.6	76.6
Research and development	188.4	90.6	68.9	56.4	63.2	47.0	20.5	11.1
Stock compensation	82.0	18.9	60.5	233.9	63.1	43.6	14.5	6.7
Restructuring	—	533.9	—	—	87.1	(33.1)	—	30.5
Operating loss	(893.4)	(984.3)	(524.8)	(706.7)	(584.4)	(277.3)	(101.0)	(165.8)
Loss before income taxes	(646.9)	(852.8)	(431.4)	(601.0)	(471.2)	(203.3)	(59.6)	(122.5)
Net loss	(651.2)	(852.8)	(431.4)	(601.0)	(471.2)	(205.4)	(59.6)	(122.5)

      Revenues. Revenues decreased from the quarter ended March 31, 2001 through the quarter ended December 31, 2002 primarily due to a general economic slowdown and reduced demand for custom application development, and a corresponding reduction in both billable hours and hourly billing rates for our software engineering services. The decrease also reflects our emphasis on software license sales in our marketing and sales efforts as we completed the transition of our business model from a software engineering services model to a software product model. The decline in software license revenues from the quarter ended June 30, 2002 through the quarter ended December 31, 2002 is primarily due to revenue being recognized using long-term contract accounting and no new software license sales in the fourth quarter of 2002. The number of active customers decreased to eight in the quarter ended December 31, 2002 from 16 in the quarter ended March 31, 2001.

      Gross Margin. Gross margin improved from (6.0)% in the quarter ended March 31, 2001 to 34.8% in the quarter ended June 30, 2001 as a result of technical staff reductions. In the third quarter of 2001 gross margin dropped to (21.2)% as a result of a continuing decline in revenues. Gross margin increased from 2.6% to 42.6% during the quarter ended December 31, 2001 though the quarter ended December 31, 2002 primarily due to the benefit of additional technical staff reductions more than offsetting a further decline in revenues.

      Sales and marketing. Sales and marketing costs as a percentage of revenues increased in the first three quarters of 2001 primarily due to the decrease in revenue growth for those periods offset by a slight increase in the overall sales and marketing expense. The significant increase in sales and marketing costs in the fourth quarter of 2001 was primarily due to an increase in marketing advertising and public relations expense related to branding initiatives and the launch of Cysive Cymbio in October 2001. The first through third quarters of 2002 showed a decrease in sales and marketing costs as a percentage of revenues due to the restructuring in the fourth quarter of 2001, which resulted in lower marketing and sales staff costs. The significant increase in sales and marketing costs as a percentage of revenues in the fourth quarter of 2002 was primarily due to significantly lower revenues generated in the fourth quarter of 2002 compared to prior quarters.

      General and administrative. General and administrative costs decreased from the quarter ended March 31, 2001 through the quarter ended December 31, 2001. General and administrative costs increased slightly in the quarter ended March 31, 2002, and continued to decrease through the quarter ended December 31, 2002. This was primarily due to the restructuring plans in 2000, 2001 and 2002, which resulted in lower support staff costs. The gradual decline in general and administrative costs was also due to decreases in bad debt expense, office and equipment expense, facilities costs and meeting costs. As a percentage of revenues, general and administrative costs increased to 205.3%, 210.9%, 214.5% and 305.8% in the first, second, third and fourth quarters of 2002, respectively, due to lower revenues generated in the four quarters.

      Research and development. Research and development costs relate to the salaries and other costs of our product engineering team who have been developing our product offerings. These costs have been relatively stable from quarter to quarter. The decrease in research and development costs from the quarter ended September 30, 2001 to the quarter ended December 31, 2001 was primarily due to the restructuring in the fourth quarter of 2001. The increase in research and development costs in the quarter ended September 30, 2002 was due to professional fees paid for the customization and integration of a third party’s product into the development tools used to design the presentation features of applications implemented on Cysive Cymbio.

      Stock compensation. Stock compensation expense for all quarters presented includes the expense related to options granted at a value below fair market value. The periods shown represent the straight-line amortization of the deferred portion of the stock compensation expense. The first quarter of 2002 includes compensation expense related to the recognition, on an accelerated basis, of $2.0 million of expense resulting from the cancellation of certain officer and employee-held stock options. Decreases in stock compensation expense are due to the reversal of previously amortized deferred stock expense for unvested options granted to employees who are no longer employed by us, cancellations of certain restricted stock shares and the adjustment of fair value of the outstanding restricted shares.

      Restructuring. In the first quarter of 2001, we recorded a restructuring charge related to the severance of technical, recruiting, sales and general and administrative personnel. We recognized a net credit to restructuring in the third quarter of 2001 due to the reevaluation of the restructuring accrual after a decision not to close some satellite offices as originally intended. The resulting credit was partially offset by a provision for severance related to the termination of technical employees in the quarter. In the fourth quarter of 2001, we recorded an additional restructuring charge related to the severance of employees. In the third quarter of

2002, we recorded a restructuring charge related to the severance of additional employees, the closing of satellite offices and the impairment of certain assets related to the offices.

Liquidity and Capital Resources

      On October 15, 1999, we completed an initial public offering of 6,000,000 shares of our common stock. After deducting expenses, we received approximately $46.3 million in proceeds from this transaction. On October 22, 1999, we received an additional $4.0 million in proceeds when the underwriters exercised their over-allotment option for an additional 505,000 shares of our common stock. On March 16, 2000, we completed a secondary public offering of 3,000,000 shares of our common stock. After deducting expenses, we received approximately $123.2 million in proceeds from this transaction.

      In June 2002, we renewed and renegotiated the terms on our line of credit with Merrill Lynch Business Financial Services Inc. We are entitled to draw up to an amount equal to the lesser of $900,000 or eighty percent of our outstanding trade receivables less amounts greater than 90 days past due. At December 31, 2002, approximately $114,000 was available for borrowing due to the reduction in our trade receivables balance. If necessary, we intend to use any borrowings under the line of credit for working capital purposes. The interest rate on amounts borrowed under the line of credit is calculated using the 30-day dealer commercial paper rate as quoted in The Wall Street Journal, plus 2.65% per annum. The credit facility expires in September 2003. Any borrowings under the line of credit will be secured by our trade receivables. At December 31, 2002, we had no outstanding borrowings under the line of credit.

      Cash and cash equivalents were $8.5 million at December 31, 2002. Investments, which reflect the application of our net proceeds from our public offerings, were $123.4 million at December 31, 2002. Net cash used in operating activities was $16.0 million for the year ended December 31, 2002. Capital expenditures of $145,000 for the year ended December 31, 2002 were used primarily for computer equipment and office equipment.

      Through September 30, 1999, we operated as an S corporation. Accordingly, our stockholders included their pro rata share of our income in their personal income tax returns, and we were not subject to federal and most state income taxes during the periods prior to that time. Our stockholders elected to rescind the S corporation election effective on October 1, 1999. We paid $2.8 million to our stockholders on December 30, 1999 as an S corporation distribution, and this distribution was funded through operating income.

      We anticipate that the remaining net proceeds from our public offerings, existing sources of liquidity and funds generated from revenues and interest income, should be adequate to fund our currently anticipated cash needs through at least the next 18 months. We anticipate that we will spend $8.0-$12.0 million over the next six months and exit the quarter ending June 30, 2003 with cash, cash equivalents and interest-bearing investments of $120.0-$124.0 million. To the extent we may need to obtain financing from external sources in the form of either additional equity or indebtedness, there can be no assurance that additional financing will be available at all, or that, if available, the financing will be obtainable on favorable terms.

      In December 2000, our Board of Directors authorized us to repurchase up to $25 million of our outstanding common stock at the discretion of our executive officers. As of December 31, 2002 and 2001, we had repurchased 2,721,432 and 644,406 shares of common stock at an average price of $2.31 and $2.46 per share, respectively. In December 2002, our Board of Directors extended our repurchase program through December 2004.

Item 7A.     Quantitative and Qualitative Disclosures About Market Risk.

      We are exposed to interest rate risk related to our cash, cash equivalents and interest-bearing investments. Our interest-bearing investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months, and the contractual maturities are generally greater than twelve months. As of December 31, 2002, we had total cash, cash equivalents and interest-bearing investments of $131.9 million, and this balance is expected to decline to between $120.0-$124.0 million by

June 30, 2003. We believe that a change in interest rates of 100 basis points or more could have a material impact on our investment income and cash flows.

      We are potentially exposed to interest rate risk related to our borrowings under our credit facility with Merrill Lynch & Co., Inc. We had no borrowings outstanding under our credit facility during the fiscal year ended December 31, 2002.

Item 8.     Financial Statements and Supplementary Data.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors

Cysive, Inc.

      We have audited the accompanying balance sheets of Cysive, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cysive, Inc. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

McLean, Virginia

February 7, 2003

CYSIVE, INC.

BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share data)
ASSETS

Current assets:
Cash and cash equivalents	$8,460	$1,484
Investments	60,460	117,459
Accounts receivable, less allowance of $98 and $125 at December 31, 2002 and 2001, respectively	133	555
Prepaid expenses and other current assets	2,291	2,381
Income tax receivable	—	126

Total current assets	71,344	122,005
Furniture, fixtures and equipment, net	2,714	5,791
Investments	62,976	32,343
Other assets	897	995

Total assets	$137,931	$161,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$164	$303
Accrued liabilities	1,708	2,671
Deferred revenue	114	62
Accrued restructuring	924	1,035

Total current liabilities	2,910	4,071
Accrued restructuring	3,837	829

Total liabilities	6,747	4,900
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 31,140,477 shares issued and 28,419,045 shares outstanding at December 31, 2002 and 29,936,316 shares issued and 29,291,910 shares outstanding at December 31, 2001.	311	299
Treasury stock, 2,721,432 and 644,406 shares repurchased at December 31, 2002 and 2001, respectively	(27)	(6)
Additional paid-in capital	201,579	205,195
Deferred stock compensation	(360)	(5,002)
Unrealized gain on investments	1,205	1,090
Accumulated deficit	(71,524)	(45,342)

Total stockholders’ equity	131,184	156,234

Total liabilities and stockholders’ equity	$137,931	$161,134

See accompanying notes.

CYSIVE, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except share and per share data)
Revenues:
Services	$4,004	$14,691	$50,287
Software license	205	—	—

Total revenues	4,209	14,691	50,287
Direct costs:
Services	3,360	13,739	22,851
Software license	147	—	—

Total direct costs	3,507	13,739	22,851

Gross profit	702	952	27,436
Operating expenses:
Sales and marketing	8,767	9,529	10,773
General and administrative	9,257	12,330	23,848
Research and development	3,494	3,789	—
Stock compensation	4,561	3,143	5,843
Restructuring	5,945	2,098	4,710

Total operating expenses	32,024	30,889	45,174
Operating loss	(31,322)	(29,937)	(17,738)
Investment income, net	5,196	8,064	7,770

Loss before income taxes	(26,126)	(21,873)	(9,968)
Income tax expense	19	55	4,360

Net loss	$(26,145)	$(21,928)	$(14,328)

Basic and diluted loss per share	$(0.90)	$(0.74)	$(0.54)
Weighted average shares outstanding	29,008,503	29,521,894	26,438,946

See accompanying notes.

CYSIVE, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock		Additional	Deferred	Unrealized		Total	Comprehensive
					Paid-In	Stock	Gain on	Accumulated	Stockholders’	Income
	Shares	Amount	Shares	Amount	Capital	Compensation	Investments	Deficit	Equity	(Loss)

	(In thousands, except share data)
Balance at December 31, 1999.	22,818,596	$229	—	$—	$79,767	$(13,572)	$—	$(8,744)	$57,680	$(6,403)
Common stock issued upon exercise of options	2,945,936	29	—	—	1,771	—	—	—	1,800	—
Issuance of common stock in secondary public offering	3,000,000	30	—	—	123,159	—	—	—	123,189	—
Issuance of common stock from employee stock purchase plan	40,007	—	—	—	271	—	—	—	271	—
Issuance of compensatory stock options	—	—	—	—	3,903	(3,903)	—	—	—	—
Unrealized gain	—	—	—	—	—	—	501	—	501	501
Amortization of deferred stock compensation	—	—	—	—	—	4,732	—	—	4,732	—
Net loss	—	—	—	—	—	—	—	(14,328)	(14,328)	(14,328)

Balance at December 31, 2000	28,804,539	288	—	—	208,871	(12,743)	501	(23,072)	173,845	(13,827)
Common stock issued upon exercise of options	800,686	8	—	—	511	—	—	—	519	—
Issuance of restricted stock, net	152,770	1	—	—	428	—	—	—	429	—
Issuance of common stock from employee stock purchase plan	178,321	2	—	—	536	—	—	—	538	—
Purchase of treasury stock	—	—	(644,406)	(6)	(1,235)	—	—	(342)	(1,583)	—
Unrealized gain	—	—	—	—	—	—	589	—	589	589
Amortization of deferred stock compensation	—	—	—	—	(3,916)	7,741	—	—	3,825	—
Net loss	—	—	—	—	—	—	—	(21,928)	(21,928)	(21,928)

Balance at December 31, 2001	29,936,316	299	(644,406)	(6)	205,195	(5,002)	1,090	(45,342)	156,234	(21,339)

Common stock issued upon exercise of options	1,085,317	11	—	—	852	—	—	—	863	—
Cancellation of restricted stock	(820)	—	—	—	42	—	—	—	42	—
Issuance of common stock from employee stock purchase plan	119,664	1	—	—	247	—	—	—	248	—
Purchase of treasury stock	—	—	(2,077,026)	(21)	(4,503)	—	—	(37)	(4,561)	—
Unrealized gain	—	—	—	—	—	—	115	—	115	115
Amortization of deferred stock compensation	—	—	—	—	(254)	4,642	—	—	4,388	—
Net loss	—	—	—	—	—	—	—	(26,145)	(26,145)	(26,145)

Balance at December 31, 2002	31,140,477	$311	(2,721,432)	$(27)	$201,579	$(360)	$1,205	$(71,524)	$131,184	$(26,030)

See accompanying notes.

CYSIVE, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net loss	$(26,145)	$(21,928)	$(14,328)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	1,604	1,725	1,098
Amortization	395	333	78
Stock compensation	4,561	3,143	5,843
Restructuring charges, net	5,945	2,098	4,710
Restructuring spending	(2,343)	(4,305)	(639)
Deferred income taxes	—	—	4,766
Loss on sale of furniture, fixtures and equipment, net	50	1	102
(Benefit) provision for doubtful accounts	(27)	(1,475)	949
Changes in operating assets and liabilities:
Accounts receivable	449	7,543	(1,007)
Prepaid expenses and other current assets	169	(87)	(1,051)
Income tax receivable	126	685	(428)
Other assets	98	(9)	(703)
Accounts payable	(139)	(811)	769
Accrued liabilities	(820)	(3,268)	2,609
Deferred revenue	52	62	—

Net cash (used in) provided by operating activities	(16,025)	(16,293)	2,768
Cash flows from investing activities:
Purchase of investments	(550,590)	(583,175)	(1,453,558)
Sale of investments	577,071	582,500	1,350,560
Capital expenditures	(145)	(1,696)	(6,790)
Rebates on prior period capital expenditures	103	—	—
Proceeds from sale of fixed assets	144	—	—

Net cash provided by (used in) investing activities	26,583	(2,371)	(109,788)
Cash flows from financing activities:
Proceeds from sale of common stock	248	538	123,189
Exercise of common stock options	863	519	2,072
Repurchase of treasury stock	(4,693)	(1,583)	—

Net cash (used in) provided by financing activities	(3,582)	(526)	125,261
Increase (decrease) in cash and cash equivalents	6,976	(19,190)	18,241
Cash and cash equivalents at beginning of year	1,484	20,674	2,433

Cash and cash equivalents at end of year	$8,460	$1,484	$20,674

See accompanying notes.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization

      Cysive, Inc. (Cysive or the Company) is a provider of interaction server technology through a software product, Cysive Cymbio. The Company develops and delivers software that enables users to interact with enterprises over multiple communications channels and devices such as Web browsers, Web Services, rich client applications, mobile phones, PDAs, and voice. Historically, all of the Company’s revenues had resulted from the delivery of custom software and services solutions. Due to increasing competition, declining margins, and business volatility, in 2001 the Company began the transition of its business model from a software engineering services model to a software product model. Accordingly, during 2001 the Company developed Cysive Cymbio, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communications channels and devices. The Company operates in one business segment.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      Through December 31, 2002 the Company has derived nearly all of its revenues from time and materials contracts. On these contracts, revenues are computed by multiplying the number of project personnel hours expended in the performance of the contract by the contract billing rates plus other directly billable costs. Reserves for possible losses on contracts, if any, are recognized in full when determined. Any prepayments by customers are recorded as deferred revenue and are recognized as services are provided. Reimbursable project costs are excluded from revenue as the Company incurs these costs on behalf of its customers.

      After the introduction of Cysive Cymbio, the Company’s revenues include software license and maintenance revenue. The Company accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. Maintenance and term license revenues are generally recognized ratably over the contract period. For software arrangements with multiple elements, revenue recognition is dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements and whether or not significant customization services are required. When significant customization services are not required and VSOE does not exist for all the elements of a software arrangement and the only undelivered element is maintenance, the entire licensing fee is recognized ratably over the contract period. When significant customization services are required in conjunction with software license sales, the software license fees and the related consulting services revenues are recognized in accordance with AICPA SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” using the percentage-of-completion method based on hours-worked as compared with estimated total hours-worked at completion.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

      Technological feasibility for the Company’s software products is reached shortly before the products are released for sale. Costs incurred after technological feasibility is established are not material and, accordingly, the Company expenses all research and development costs when incurred.

Stock-Based Compensation

      The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” using the intrinsic value method. The Company has made pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” using the fair value method.

      Had compensation expense related to the stock option plans been determined based on the fair value at the grant date for options granted after 1995 consistent with the provisions of SFAS No. 148, the Company’s pro forma net loss and loss per share would have been as follows (in thousands, except per share data):

	Year Ended December 31,

	2002	2001	2000

Net loss — as reported	$(26,145)	$(21,928)	$(14,328)
Stock compensation expense, net of tax effects — as reported (1)	4,561	3,143	5,843
Stock compensation expense, net of tax effects — pro forma (1)	27,183	16,663	24,907
Net loss — pro forma	(48,767)	(35,448)	(33,392)
Basic and diluted loss per share — as reported	(0.90)	(0.74)	(0.54)
Basic and diluted loss per share — pro forma	$(1.68)	$(1.20)	$(1.26)

(1)	Because of the Company’s overall tax position, no tax effect applies.

      The effect of applying SFAS No. 148 on 2002, 2001 and 2000 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions:

	Year Ended December 31,

	2002	2001	2000

Volatility	0.97	1.59	1.96
Expected life of the option	5 years	5 years	5 years
Risk-free interest rate	3.3%	4.0%	6.0%
Dividend rate	0.0%	0.0%	0.0%

      All options granted in 2002 and 2001 were at an exercise price equal to the stock price. The weighted average fair values of the options granted in 2000 with an exercise price equal to the stock price, and with an exercise price less than the stock price, are $10.36 and $17.49 per share, respectively.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Restructuring

      The Company accounts for restructuring expense in accordance with the accounting provisions of Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under this method, certain costs are recognized as an expense when the Company commits to a restructuring plan, even though a liability may not have been incurred.

Income Taxes

      The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Because the realization of tax benefits related to the Company’s net deferred tax asset is uncertain, a full valuation allowance has been provided against the net deferred tax asset.

Loss Per Share

      Basic loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted loss per share is also calculated using the weighted average number of common shares outstanding during the period as common stock equivalents are excluded because their effect would be anti-dilutive.

Cash and Cash Equivalents

      For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Investments

      The Company classifies its investments as available-for-sale. Investments in securities that are classified as available-for-sale and have readily determinable fair values are measured at fair market value in the balance sheets. Any unrealized gains or losses are reported as a separate component of stockholders’ equity, if deemed material. Realized gains and losses and declines in market value judged to be other than temporary are included in investment income. Interest and dividends are included in investment income.

      Investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months, and the contractual maturities are generally greater than twelve months. Investments with effective maturity dates of one year or less at the balance sheet date are classified as current, and investments with effective maturity dates of more than one year are classified as non-current. There may be significant changes on a quarterly basis in the amounts classified as current or non-current based on the maturity date of the particular investments at the balance sheet dates.

Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and certain investments. Cash and cash equivalents are held by several financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral. The Company maintains reserves for credit losses, which, historically, have been less than management’s expectations. The carrying amount of the receivables approximates fair value. Investments are evaluated to determine whether any unrealized losses have occurred, and any losses are recorded at the time the loss occurs.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Significant Customers

      For the year ended December 31, 2002, three customers individually represented 35%, 18% and 11% of the Company’s revenues. For the year ended December 31, 2001, three customers individually represented 30%, 17% and 10% of the Company’s revenues. For the year ended December 31, 2000, no individual customer accounted for greater than 10% of the Company’s revenues.

      At December 31, 2002, three customers individually represented 48%, 20% and 16% of the Company’s accounts receivable. At December 31, 2001, three customers individually represented 21%, 18% and 11% of the Company’s accounts receivable.

Furniture, Fixtures and Equipment

      Furniture, fixtures and equipment are stated at historical cost, net of accumulated depreciation and amortization. Repairs and maintenance are charged to operations as incurred, while significant improvements are capitalized. Furniture, fixtures and equipment are depreciated or amortized over their estimated useful life, on the straight-line basis, using the following useful lives:

Computers and related equipment	Three years
Software	Three years
Furniture	Five years
Leasehold improvements	Shorter of lease term or useful life
Capitalized software	Two years

      The Company periodically evaluates the recoverability of the carrying value of its long-lived assets. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future discounted and undiscounted cash flows expected to result from the use of these assets.

      Impairment losses are recognized when the sum of the expected future cash flows are less than the assets’ carrying value.

Reclassifications

      Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

Recent Pronouncements

      In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” which requires restructurings initiated after December 31, 2002 to be accounted for using the provisions therein, with earlier application encouraged. The Company accounted for a restructuring initiated in the third quarter of 2002 using the accounting provisions of EITF No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (Issue 94-3). SFAS No. 146 specifies that an exit cost only be recognized when a liability is incurred, whereas under Issue 94-3 an exit cost (as defined therein) is recognized as of the date of an entity’s commitment to an exit plan. Under SFAS No. 146 the accounting provisions of Issue 94-3 will continue to apply to the restructurings we initiated prior to December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure,” which requires prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based compensation on reported net income (loss) and earnings (loss) per share in

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

annual and interim financial statements. The Company continues to account for its stock-based compensation in accordance with APB No. 25, using the intrinsic value method and has included the pro forma disclosures required by SFAS No. 148 in the financial statements.

Note 3 — Investments

      The following is a summary of the estimated fair value of both current and long-term available-for-sale securities at December 31, 2002 and 2001 (in thousands):

	Municipal	Corporate
	Bonds	Bonds

2002
Gross amortized cost	$47,184	$75,047
Net unrealized gain	508	697

Market value	$47,692	$75,744

2001
Gross amortized cost	$59,921	$88,791
Net unrealized gain	298	792

Market value	$60,219	$89,583

      Net unrealized holding gains for the years ended December 31, 2002 and 2001 were $115,000 and $589,000, respectively. Gross realized gains and losses for the year ended December 31, 2002, 2001 and 2000 were not material. For purposes of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

      Investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months, and the contractual maturities are generally greater than twelve months.

Note 4 — Furniture, Fixtures and Equipment

      Major classes of furniture, fixtures and equipment consist of the following (in thousands):

	December 31,

	2002	2001

Computers and related equipment	$2,042	$3,087
Furniture	1,243	2,201
Software	1,294	1,219
Leasehold improvements	1,723	2,461
Capitalized software	215	215

	6,517	9,183
Less accumulated depreciation and amortization	(3,803)	(3,392)

	$2,714	$5,791

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5 — Accrued Liabilities

      Accrued liabilities consist of the following (in thousands):

	December 31,

	2002	2001

Payroll and payroll taxes	$370	$857
Bonuses	131	142
Commissions	194	34
Vacation	209	503
Accrued expenses	569	727
Other	235	408

	$1,708	$2,671

Note 6 — Accrued Restructuring Costs

      During the fourth quarter of 2000, the Company took specific actions to reduce its overall cost structure in anticipation of slower near-term growth rates. The Company recorded a $4.7 million pre-tax restructuring charge in 2000 in order to better align its overall cost structure and organization with planned revenue levels. The restructuring charge primarily related to 1) the elimination of certain non-technical support roles, resulting in severance costs; 2) the closing of a satellite office, resulting in the write-down of assets; and 3) the accrual for professional fees related to the office closings or potential claims from severed employees. At September 30, 2001, the Company evaluated the remaining balances of the fourth quarter 2000 restructuring accrual and reduced the restructuring accrual for future rent expense by $850,000 and professional fees by $347,000. As of December 31, 2002, estimated amounts remaining to be paid total $0.9 million and are for rents payable through August 2005.

      On March 30, 2001, in anticipation of a continued declining revenue base, the Company announced an additional restructuring plan that included the termination of 95 employees consisting of engineering, recruiting, sales and general and administrative employees. As a result, approximately $1.7 million in severance-related costs was recorded as a pre-tax restructuring expense in the first quarter of 2001. In the third quarter of 2001, the Company increased this reserve by $122,000 due to actual payments of the severances exceeding the Company’s original estimate. As of December 31, 2002, the Company had made all payments related to this restructuring.

      During the third quarter of 2001, the Company approved a third restructuring plan to include an additional 19 software engineers and three administrative personnel. As a result, $225,000 in severance-related costs was recorded as a pre-tax restructuring expense. As of December 31, 2002, the Company had made all payments related to this restructuring.

      During the fourth quarter of 2001, the Company approved a restructuring plan to terminate 65 employees consisting of engineering, sales and general and administrative personnel. As a result, $1.3 million in severance-related costs was recorded as a pre-tax restructuring expense. As of December 31, 2002, the Company had made all payments related to this restructuring.

      During the third quarter of 2002, the Company approved a restructuring plan which included the following: the termination of 49 employees, consisting of engineering, sales and general and administrative employees; the closing of three satellite offices; and the intent to sublet, if possible, significant portions of its office space. As a result, the Company recorded a $5.9 million pre-tax restructuring expense during the third quarter to cover severance costs ($873,000), estimated remaining lease obligations net of anticipated sublet income ($4,241,000), the write-off of leasehold improvements ($457,000), and the write-down of furniture

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

and equipment to net realizable value ($374,000). As of December 31, 2002, estimated amounts remaining to be paid total $3.9 million and are for rents payable through April 2010.

Note 7 — Line of Credit

      In 2000, the Company entered into several leases for office space that required security deposits. In certain instances, the Company entered into standby letters of credit currently with a financial institution in lieu of cash payments of these security deposits. As of December 31, 2002, the Company has three outstanding standby letters of credit, totaling $551,500 in favor of the Company’s various landlords. These letters of credit will be reduced in future periods as the Company establishes a consistent payment history. Commitment fees for these letters of credit are immaterial.

      In June 1998, the Company entered into a line of credit with a financial institution from which the Company may draw up to $1.0 million. In March 1999 and September 1999, the Company increased the amount available for withdrawal to $1.5 million and $2.5 million, respectively. In September 2001 and June 2002, the Company renewed and renegotiated the terms on the line of credit. Under the new terms, the Company is entitled to draw up to an amount equal to the lesser of $900,000 or eighty percent of the Company’s outstanding trade receivables less amounts greater than 90 days past due. Any borrowings under the line of credit will be secured by the Company’s trade receivables. At December 31, 2002, $551,500 was allocated for letters of credit for security deposits on three of the Company’s office leases, and approximately $114,000 was available for borrowing due to the reduction in the Company’s trade receivables balance. The line of credit expires in September 2003. Interest accrues on outstanding balances at the 30-day commercial paper rate as quoted in the Wall Street Journal, plus 2.65% per annum. At December 31, 2002 and 2001, there were no outstanding borrowings. Commitment fees of 0.5% paid per $500,000 of credit facility during 2002, 2001 and 2000 were not material.

Note 8 — Commitments and Contingencies

      The Company is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and escalation increases. The most significant of these leases is for the Company’s principal headquarters in Reston, VA which expires in April 2010.

      Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 2002 are as follows:

(In millions)
2003	$2.4
2004	2.4
2005	2.1
2006	1.7
2007	1.7
Thereafter	4.2

Total minimum lease payments	$14.5

      Rental expense on operating leases was $2.2 million, $2.4 million and $2.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9 — Stockholders’ Equity

Stock Split

      In April 2000, the Company’s stockholders approved a two-for-one stock split in the form of a stock dividend that became effective on May 8, 2000. All share and per share amounts have been restated in these financial statements and the accompanying notes to reflect this stock split.

Equity Transactions

      On March 16, 2000, the Company completed a public offering and issued 3,000,000 shares of common stock at $43.50 per share. An additional 3,000,000 shares were sold by certain employees and stockholders at $43.50 per share. Total proceeds to the Company from this public offering, net of underwriting discounts and costs of the offering, were approximately $123.2 million.

      On April 24, 2000, the stockholders of the Company voted in favor to amend Cysive’s Certificate of Incorporation to increase the authorized shares of common stock to 500,000,000 shares from 75,000,000 shares.

      In April 2000, the Board of Directors amended the Cysive, Inc. Employee Stock Purchase Plan (ESPP), which allows eligible employees of the Company to purchase common stock through payroll deductions. Employees are eligible beginning three months from their start date and must work a minimum of 20 hours a week. A total of 2,250,000 shares of Cysive’s common stock have been reserved for issuance under the ESPP. The purchase price is the lower of 85% of the fair market value of the common stock on the day the employee began participating in the ESPP, or 85% of the fair market value of the shares on the date of purchase. During the years ended December 31, 2002, 2001, and 2000, 119,664, 178,321 and 40,007 shares, respectively, were purchased through the ESPP.

      On January 19, 2001, the Company issued 225,000 shares of restricted stock to certain employees with a vesting period of one year. The fair value of the stock on the date of issuance was $4.94 per share, for an aggregate value of $1,110,938. On June 22, 2001, an additional 3,000 shares of restricted stock were issued at a fair value of $2.80 per share for an aggregate value of $8,400. Of the 228,000 restricted shares issued in 2001, 75,230 shares were cancelled during the year ended December 31, 2001, leaving a balance of 152,770 restricted shares outstanding. During January 2002, an additional 820 shares were cancelled. On January 19, 2002, the restrictions lapsed on the remaining 151,950 shares.

      During the years ended December 31, 2002, 2001, and 2000, certain employees of the Company exercised options to purchase a combined total of 1,085,317; 800,686; and 2,945,936 shares, respectively, of common stock for $863,000; $519,000; and $1,800,000, respectively, paid in cash.

      During the year ended December 31, 2002, the Company purchased a total of 2,077,026 treasury shares for a total expense of $4.7 million. Of this amount, 65,926 shares were purchased directly from employees on January 4, 2002 at a price of $3.29 per share, and the Company recognized $132,000 of compensation expense related to this purchase. In addition, between June 20, 2002 and October 21, 2002, 2,011,100 shares were purchased on the open market at prices ranging from $2.10 to $2.35 per share representing the fair market value at the date of purchase. During the year ended December 31, 2001, the Company purchased a total of 644,406 treasury shares for a total cost of $1.6 million. Of this amount, 449,500 shares were purchased on the open market between September 6, 2001 and December 10, 2001 at prices ranging from $2.30 to $2.63 per share. In addition, between May 4, 2001 and December 4, 2001, 194,906 shares were purchased directly from employees at prices ranging from $2.34 to $3.62 per share representing the fair market value at the date of purchase.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock Options

      In 1994, the Company established a stock option plan (the “1994 Option Plan”) under which 4,500,000 shares of common stock were reserved for issuance upon exercise of options granted to employees, officers and directors of the Company. As of January 1, 2000, the shares of common stock reserved for issuance was 22,700,000. In April 2000, the Board of Directors recommended and the stockholders of the Company approved an increase in the number of shares available for issuance under the 1994 Option Plan by 12,000,000. The amount of common shares reserved under the 1994 Option Plan are automatically increased by 15% of any increase in the outstanding shares of common stock (other than increases resulting from the stock issuance under the 1994 Option Plan.) At December 31, 2002, the number of shares of common stock reserved for issuance upon the exercise of options was 35,200,694, of which options to purchase 19,136,788 shares of common stock are available for grant under the 1994 Option Plan as of December 31, 2002. The price for the incentive stock options is to be not less than the fair market value at the date of grant as determined by the Board of Directors. The 1994 Option Plan provides for incentive, non-qualified and restricted stock options. Non-employees are not eligible for incentive stock options.

      In 1999, the Company granted 20% vested incentive stock options to purchase 655,974 shares of common stock and fully vested non-qualified options to purchase 2,561,526 shares of common stock at exercise prices of $0.835 and $0.415 per share (each of which was considered to be below fair market value for financial reporting purposes), respectively. In accordance with APB 25, the Company recorded $13.3 million in compensation expense. In connection with the grant of other certain options to employees during the period from April 1, 1999 through September 30, 1999, the Company recorded deferred stock compensation of approximately $15.1 million, based on the difference between the exercise prices of those options at their respective grant dates and the deemed fair value for accounting purposes of the shares of common stock subject to such options. The deemed fair value for accounting purposes was determined relative to the mid-point ($5.40 per share) of the anticipated initial public offering price range as of the date of the initial filing. Such amounts are included as a reduction of stockholders’ equity and are being amortized on a straight-line method over the applicable vesting period, either three or four years, less the benefit of any stock option cancellations.

      In 2000, the Company granted non-qualified options to purchase 4,335,388 shares of common stock at exercise prices ranging from $5.688 to $24.650 per share (which was a 15% discount from the fair market value at the time of grant). In accordance with APB 25, the Company recorded $6.5 million in deferred stock compensation for the difference between the exercise prices of those options at their respective grant dates and the deemed fair value for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of stockholders’ equity and are being amortized on a straight-line method over the vesting period of four years, less the benefit of any stock option cancellations. In 2001, the Company granted non-qualified options to purchase 3,573,000 shares of common stock at exercise prices ranging from $2.110 to $3.906 per share, all priced at fair value at the time of grant. In 2002, the Company granted non-qualified options to purchase 1,235,559 shares of common stock at exercise prices ranging from $2.10 to $2.67 per share, all priced at fair value at the time of grant.

      On January 24, 2002, the Company announced a voluntary stock option exchange program for its employees. This program offered eligible employees who held options with an exercise price per share of more than $5.67 the opportunity to cancel those options in exchange for a lesser number of options to be granted at a future date but not less than six months and one day from the date of cancellation. Eligible options priced between $5.67 and $14.01 per share were exchanged for 0.5 times the number of options cancelled, and eligible options priced greater than $14.01 per share were exchanged for 0.25 times the number of options cancelled. The new options vested 25% on the date of the grant, and then will vest 25% annually on the next three anniversaries of the date of the grant. Executive officers and directors of the Company were not eligible to participate in this voluntary stock option exchange program. Options for the purchase of an aggregate of

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2,772,750 shares were eligible for the exchange. Options for the purchase of an aggregate of 1,859,558 shares were tendered for exchange and were cancelled. This cancellation resulted in an acceleration of compensation expense of $1,960,000 related to the value of these options, and as a result, during the quarter ended March 31, 2002, the Company recognized a total of $2,208,000 of expense related to these cancelled options. On August 27, 2002, the Company issued 447,059 new options under the program at an exercise price of $2.24 per share.

      Options granted expire no more than five years from the date of grant for individuals owning 10% or more of the Company’s outstanding common shares and 10 years from the date of grant for all other recipients. Except as otherwise noted above, options granted through July 19, 1999 vest in accordance with the following schedule: one year from the date of the grant — 25%; two years from the date of the grant — 25%; and three years from the date of the grant — the remaining 50%. Options granted subsequent to July 19, 1999 vest 25% per year for four years.

      The Company adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized related to options granted to employees at fair value during 2002, 2001 and 2000.

      Common stock option activity was as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at December 31, 1999	13,261,848	$1.63
Granted	8,740,251	$12.58
Exercised	(2,945,936)	$0.61
Cancelled or expired	(3,108,346)	$12.37

Outstanding at December 31, 2000	15,947,817	$5.73
Granted	3,573,000	$3.06
Exercised	(800,688)	$0.65
Cancelled or expired	(4,778,154)	$6.50

Outstanding at December 31, 2001	13,941,975	$5.07
Granted	1,235,559	$2.25
Exercised	(1,085,317)	$0.79
Cancelled or expired	(5,771,797)	$10.20

Outstanding at December 31, 2002	8,320,420	$1.64

      The following table summarizes information regarding stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.00 - $ 2.50	6,152,154	4.1	$0.86	5,123,976	$0.62
$2.51 - $ 5.00	1,616,000	8.2	$3.08	500,875	$3.08
$5.01 - $17.56	552,266	7.6	$6.21	282,883	$6.20

$0.00 - $17.56	8,320,420	5.1	$1.64	5,907,734	$1.10

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Common Stock Equivalents

      Based on the closing price of $2.70 per share for the Company’s common stock on December 31, 2002, and using the treasury stock method for determining the amount of common stock equivalents, the number of common stock equivalent shares related to stock options outstanding as of December 31, 2002 was 4,204,620.

Note 10 — Employee Benefit Plan

      The Company has a 401(k) Savings Plan (the “Plan”) in which employees are eligible to participate beginning on the first day of the quarter subsequent to their hire date and upon attaining age 21. The Plan allows employees to contribute up to 15% of their bi-weekly compensation, subject to the statutory limitations. The Company matches employee contributions up to the first six percent of each participant’s bi-weekly compensation, subject to statutory limitations. The Company’s contributions to the Plan are discretionary as authorized by the Board of Directors. Expense reflected in the Statements of Operations relating to the Plan was $0.6 million, $1.1 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 11 — Income Taxes

      At the end of 2000, as a result of the Company’s then current and expected future operating losses, the Company provided a full valuation allowance on all of the Company’s net deferred tax assets. Subsequent increases in the Company’s net deferred tax assets, principally resulting from losses from continuing operations, have been offset by corresponding increases in the valuation allowance. Income tax expense recognized subsequent to 2000 reflects adjustments to state income taxes receivable.

      During 2000 through 2002, certain grantees of non-qualified and incentive stock options exercised their options and periodically sold the common stock issued upon such exercise. As of December 31, 2002 and 2001, these sales created cumulative gross non-operational tax benefits to the Company of $13.3 million and $13.2 million, respectively, and are reflected on the net operating loss and credits line in the table below.

      The Company had cumulative net operating losses at December 31, 2002, of $71.9 million. These attributes begin to expire in 2019 if unused. Additionally, the Company had R&D credits of $0.3 million. These credits begin to expire in 2004. Utilization of these attributes may be subject to limitations in the event of significant changes in stock ownership of the Company.

      Deferred income taxes also reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Components of the Company’s net deferred tax balances are as follows:

	December 31,

	2002	2001

	(In thousands)
Deferred tax assets:
Net operating loss and credits	$28,397	$22,939
Accrued expenses	2,146	922
Stock compensation	4,636	5,694
Depreciation	78	—
Asset reserves	38	48

Total deferred tax assets	35,295	29,603

Deferred tax liabilities:
Depreciation	—	(54)

Total deferred tax liabilities	—	(54)

Net deferred tax asset	35,295	29,549
Valuation allowance	(35,295)	(29,549)

Net deferred tax asset, less valuation allowance	$—	$—

      Because of the Company’s overall tax position, the net unrealized gain on investments included as a component of stockholders’ equity of $1,205,000 and $1,090,000 at December 31, 2002 and 2001, respectively, has not been reduced by a potential deferred tax liability of $467,000 and $425,000, respectively.

      The components of the provision for income taxes are as follows:

	December 31,

	2002	2001	2000

	(In thousands)
Current tax expense (benefit):
Federal	$—	$—	$(660)
State	19	—	(129)
Deferred tax expense (benefit):
Federal	(7,759)	(6,629)	(13,091)
State	(1,756)	(1,512)	(2,987)

Net benefit for income taxes	(9,496)	(8,141)	(16,867)
Change in valuation allowance	9,515	8,196	21,227

Net income tax expense (benefit)	$19	$55	$4,360

CYSIVE, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The difference between the actual income tax provision and the federal statutory income tax benefit computed by applying the statutory federal rate to loss before taxes was attributable to the following:

	December 31,

	2002	2001	2000

	(In thousands)
Federal statutory income tax benefit	$(8,883)	$(7,437)	$(3,311)
State taxes (net of federal benefit)	(1,109)	(998)	(409)
Permanent items	809	294	(13,147)
Tax credits	(63)	—	—
Effect of asset valuation allowance	9,265	8,196	21,227

	$19	$55	$4,360

Note 12 — Loss Per Share

      The following table summarizes the computation of basic and diluted loss per share for the years ended December 31, 2002, 2001 and 2000:

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except share and per share data)
Numerator:
Net loss	$(26,145)	$(21,928)	$(14,328)
Denominator:
Weighted average shares outstanding	29,008,503	29,521,894	26,438,946
Weighted average effect of common stock equivalents outstanding	—	—	—

	29,008,503	29,521,894	26,438,946

Loss per share:
Basic	$(0.90)	$(0.74)	$(0.54)
Diluted	$(0.90)	$(0.74)	$(0.54)

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      None.

PART III

Item 10.	Directors and Executive Officers of the Registrant.

      The following table presents information about each of our executive officers and directors.

Name	Age	Position(s)

Nelson A. Carbonell, Jr.	39	Chairman of the Board, President, Chief Executive Officer and Director
John R. Lund	40	Vice President, Chief Financial Officer, Treasurer, Secretary and Director
Ken R. Hargrave	41	Vice President
John N. Carbonell	32	Vice President
R. Eugene Willingham	36	Vice President
Woodrow W. Angle, Jr.	48	Vice President
Jon S. Korin	48	Director
Daniel F. Gillis	56	Director
Kenneth H. Holec	48	Director

      Nelson A. Carbonell, Jr. founded Cysive and has served as President, Chief Executive Officer and Chairman of the board of directors since we commenced operations in 1994. Mr. Carbonell serves on the Executive Committee of the Washington-Baltimore Young President’s Organization, and he is a member of the Board of Trustees of George Washington University. Mr. Carbonell received a B.S. in Electrical Engineering from George Washington University in 1985. Mr. Carbonell is the brother of John N. Carbonell and is the brother-in-law of R. Eugene Willingham.

      John R. Lund has served as our Treasurer since December 1995, our Chief Financial Officer since April 1997, our Secretary since April 1999 and as a Director since April 1999. Mr. Lund received a B.S. in Accounting from Brigham Young University in 1986.

      Ken R. Hargrave has served as our Vice President, Product Deployment since August 2002, and manages our product implementations. From June 2001 to July 2002, Mr. Hargrave served as our Vice President, Services and managed our professional services operations. From January 2001 to May 2001, Mr. Hargrave served as our Vice President, Customer Practice Group — West, and managed our operations in Southern California, Mountain View, Denver and Chicago. From June 2000 to December 2000, Mr. Hargrave served as our Director of Operations — West, and managed our operations in Southern California, Mountain View, Denver and Chicago. From October 1999 to May 2000, Mr. Hargrave served as our Regional Director of Southern California. From October 1995 to September 1999, Mr. Hargrave served as one of our Project Managers. Mr. Hargrave received his B.S. in Computer Science from Rochester Institute of Technology in 1985.

      John N. Carbonell has served as our Vice President, Operations since June 2001, and manages our sales and recruiting operations. From January 2001 to May 2001, Mr. Carbonell served as our Vice President, Customer Practice Group — East, and managed our operations in New York, Reston, Atlanta and Dallas. From June 2000 to December 2000, Mr. Carbonell served as our Director of Operations — East, and managed our operations in New York, Reston, Atlanta and Dallas. From January 2000 to May 2000, Mr. Carbonell served as our Director of Operations for Reston. From August 1998 to December 1999, Mr. Carbonell served as one of our Project Managers. From July 1995 to August 1998, Mr. Carbonell served as one of our Senior Developers. Mr. Carbonell received his B.S. in Electrical Engineering from the University of Pennsylvania in 1992. Mr. Carbonell is the brother of Nelson A. Carbonell, Jr.

      R. Eugene Willingham has served as our Vice President, Product Engineering since January 2001. From June 2000 to December 2000, Mr. Willingham served as our Director of Operations for New Office Development. From January 2000 to May 2000, Mr. Willingham served as the Director of Operations for our New York office. From June 1997 to December 1999, Mr. Willingham served as our Director of Operations for the East. From September 1996 to June 1997, Mr. Willingham served as one of our Project Managers. Mr. Willingham received his B.S. in Aerospace Engineering from the University of Maryland in 1989. Mr. Willingham is the brother-in-law of Nelson A. Carbonell, Jr.

      Woodrow W. Angle, Jr. has served as our Vice President, Strategic Alliances since June 2002. Prior to joining Cysive, Mr. Angle served as Vice President, Strategic Alliances at Clarus Corporation from September 2001 to May 2002, Vice President, Key Account Sales at Manugistics Group, Inc. from July 2000 to August 2001, Vice President, Sales at ProcureNet, Inc. from January 2000 to June 2000, Vice President, Sales at 3-G International, Inc. from January 1999 to December 1999, and Vice President, Sales at NEC Computer Systems, Inc. from April 1995 to October 1998. Mr. Angle received his B.A. in Marketing from Virginia Tech in 1976.

      Jon S. Korin has served as a Director since April 1997. Since April 2001, Mr. Korin has served as Executive Director, Strategic Development for Northrop Grumman Information Technology, a $4 billion sector of Northrop Grumman Corporation. Since 1993, he served in a similar role for Litton PRC, Inc., a provider of information technology and systems-based solutions for the U.S. government and commercial customers. Litton PRC was acquired by Northrop Grumman in April 2001. Mr. Korin received a B.S. from The Wharton School of the University of Pennsylvania in May 1976.

      Daniel F. Gillis has served as a Director since June 2001. Mr. Gillis formerly served as President, Chief Executive Officer and Director of SAGA Systems, Inc. from May 1996 until its purchase by Software AG in February 2001. Mr. Gillis received a BS degree in Management from the University of Rhode Island in 1968.

      Kenneth H. Holec has served as a Director since May 2001. He has served as the interim CEO and a director of PeopleClick, Inc. since January 2002. He served as President, Chief Executive Officer and Director of ShowCase, Inc., a worldwide provider of enterprise intelligence software solutions, from November 1993 until February 2002 at which time ShowCase, Inc. was acquired by SPSS, Inc. Mr. Holec has served as a Director of Stellent Corporation (formerly IntraNet Solutions, Inc.) since January 1998 and as a Director of SPSS, Inc. since February 2002. Mr. Holec received a B.S. in Business Administration from the University of Minnesota in 1977.

Board Composition

      We currently have five directors whose terms of office are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in May 2003; Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005. The Class I directors are Messrs. Carbonell and Gillis, the Class II directors are Messrs. Lund and Holec, and the Class III director is Mr. Korin. At each annual meeting of stockholders after the initial classification or special meeting held in place of an annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or similar special meeting. If the board of directors increases the number of directors, the newly created directorships will be distributed among the three classes so that each class of directors will, as nearly as possible, consist of one-third of the directors. This classification of our board of directors may delay or prevent changes in control or management of Cysive.

Board Committees

      Our board of directors has established an audit committee, a compensation committee and an executive committee.

      The audit committee consists of Messrs. Gillis, Holec and Korin and assists the board of directors in fulfilling its responsibilities of ensuring that management maintains an adequate system of internal controls. The audit committee also reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

      The compensation committee determines the salaries and incentive compensation of Cysive’s officers and provides recommendations for the salaries and incentive compensation of other employees and software engineers. The compensation committee also administers Cysive’s various incentive compensation, stock and benefit plans. The compensation committee consists of Messrs. Gillis, Holec and Korin.

      The executive committee determines the objectives and performance criteria of each member of Cysive’s management team. The executive committee consists of Messrs. Carbonell and Lund.

      The nominating committee recommends to the Board of Directors those persons deemed by the committee to be suitable for nomination as the Board nominees for election to the Board of Directors. The nominating committee was disbanded after the appointment of Mr. Gillis to the Board.

Director Compensation

      Each non-employee director currently receives an annual retainer of $12,000 and cash compensation of $1,000 and reimbursement for reasonable travel expenses for each board meeting attended. In addition, upon their first election and each re-election to office, each director receives an option to purchase 60,000 shares of our common stock that will vest equally over the three-year term of each director.

Item 11.	Executive Compensation.

      The information is incorporated herein by reference to our definitive 2003 Proxy Statement.

Item 12.	Security Ownership of Certain Beneficial Owners and Management.

      The following table provides certain information with respect to equity awards under the 1994 Option Plan as of December 31, 2002.

Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weight-average exercise price	equity compensation plans
	outstanding options,	of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	8,320,420	$1.64	19,136,788
Equity compensation plans not approved by stockholders	—	—	—

Total	8,320,420	$1.64	19,136,788

      Additional information is incorporated herein by reference to our definitive 2003 Proxy Statement.

Item 13.	Certain Relationships and Related Transactions.

      The information is incorporated herein by reference to our definitive 2003 Proxy Statement.

Item 14.	Controls and Procedures.

      (a) Evaluation of Disclosure Controls and Procedures. Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”). Based on such evaluation, such officers have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective in alerting them on a timely basis to material information relating to our company required to be included in our reports filed or submitted under the Exchange Act.

      (b) Changes in Internal Controls. Since the Evaluation Date, there have not been any significant changes in our internal controls or in other factors that could significantly affect such controls.

PART IV

Item 15.     Exhibits, Financial Statement Schedule, and Reports on Form 8-K.

(a)(1) The following financial statements of Cysive, Inc. and report of independent auditors are included in Item 8 of this Form 10-K:

•	Report of Ernst & Young, LLP, Independent Auditors.

•	Balance Sheets as of December 31, 2002 and 2001.

•	Statements of Operations for the years ended December 31, 2002, 2001 and 2000.

•	Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000.

•	Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000.

•	Notes to Financial Statements.

(a)(2)	The following financial statement schedule is filed as part of this report and is attached hereto as pages S-1 and S-2:

•	Report of Independent Auditors on the Financial Statement Schedule.

•	Schedule II — Valuation and Qualifying Accounts.

      All other schedules for which provision is made in the applicable accounting regulations of the Commission either have been included in our financial statements or the notes thereto, are not required under the related instructions or are inapplicable and therefore have been omitted.

(a)(3)	The following exhibits are either provided with this report or are incorporated herein by reference:

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Amended and Restated Certificate of Incorporation(1)
3.2	Amended and Restated Bylaws(1)
4.1	Form of Common Stock Certificate(1)
10.1	Second Amended and Restated 1994 Stock Option Plan(2)
10.2	Amended and Restated Stock Option Plan(1)
10.3	Employee Stock Purchase Plan(3)
10.4	401(k) Plan(1)
10.5	Employment Agreement between Cysive, Inc. and Nelson A. Carbonell, Jr.(1)
10.6	Employment Agreement between Cysive, Inc. and John R. Lund(1)
10.16	Revolving Credit Agreement between Cysive, Inc. and Merrill Lynch & Co.(1)
10.17	Letter Agreement between Cysive, Inc. and Merrill Lynch & Co.(3)
10.18	Lease Agreement by and between Cysive, Inc. and Parkridge Five Associates Limited Partnership(1)
10.22	Amendment No. 1 to Executive Employment Agreement between Cysive, Inc. and Nelson A. Carbonell, Jr.(3)
10.23	Amendment No. 1 to Executive Employment Agreement between Cysive, Inc. and John R. Lund(3)
10.24	Employment Agreement between Cysive, Inc. and John N. Carbonell(4)
10.25	Employment Agreement between Cysive, Inc. and Ken R. Hargrave(4)
10.26	Employment Agreement between Cysive, Inc. and R. Eugene Willingham(4)
10.27	Employment Agreement between Cysive, Inc. and Woodrow Angle(5)

Exhibit
No.	Description

23.1	Consent of Ernst & Young LLP(6)
99.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(6)
99.2	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(6)

(1)	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-85651).

(2)	Incorporated by reference to our 2001 Definitive Proxy Statement on Form DEF 14A (File No. 000-27607).

(3)	Incorporated by reference to our 2000 Annual Report on Form 10K (File No. 000-27607).

(4)	Incorporated by reference to our 2002 Definitive Proxy Statement on Form DEF 14A (File No. 000-27607).

(5)	Incorporated by reference to our Quarterly Report for the period ending June 30, 2002 on Form 10-Q (File No. 000-27607)

(6)	Filed herewith

(b) Reports on Form 8-K.

•	Current Report on Form 8-K, filed with the Commission on November 14, 2002.

•	Current Report on Form 8-K, filed with the Commission on December 23, 2002.

(d) The following financial statement schedule is filed herewith:

•	Schedule II — Valuation and Qualifying Accounts.

      Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in our financial statements or notes thereto.

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on March 19, 2003.

CYSIVE, INC.

By:	/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1934, this Form 10-K has been signed by the following persons in the capacities indicated on March 19, 2003.

Name	Title

/s/ NELSON A. CARBONELL, JR Nelson A. Carbonell, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ JOHN R. LUND John R. Lund	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)

/s/ JON KORIN Jon Korin	Director

/s/ KENNETH HOLEC Kenneth Holec	Director

/s/ DANIEL GILLIS Daniel Gillis	Director

CERTIFICATION

      Each of the undersigned, in his capacity as the Chief Executive Officer and Chief Financial Officer of Cysive, Inc., as the case may be, provides the following certifications required by 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Certification of Chief Executive Officer

I, Nelson A. Carbonell, Jr., hereby certify that:

      1.     I have reviewed this annual report on Form 10-K of Cysive, Inc., a Delaware corporation (the “Company”);

      2.     Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

      3.     Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this annual report.

      4.     The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934, as amended) for the Company and we have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

      5.     The Company’s other certifying officer and I have disclosed, based on our most recent evaluation, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

      6.     The Company’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ NELSON A. CARBONELL, JR.

Nelson A. Carbonell, Jr.
Chief Executive Officer

March 19, 2003

Certification of Chief Financial Officer

I, John R. Lund, hereby certify that:

      1.     I have reviewed this annual report on Form 10-K of Cysive, Inc., a Delaware corporation (the “Company”);

      2.     Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

      3.     Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this annual report.

      4.     The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934, as amended) for the Company and we have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

(c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

      5.     The Company’s other certifying officer and I have disclosed, based on our most recent evaluation, to the Company’s auditors and the audit committee of the Company’s board of directors (or persons performing the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls

      6.     The Company’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ JOHN R. LUND

John R. Lund
Chief Financial Officer

March 19, 2003

REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

      We have audited the financial statements of Cysive, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated February 7, 2003 (included elsewhere in the Annual Report on Form 10-K). Our audits also included the financial statement schedule listed in Item 14(a)(2) of the Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audits.

      In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

McLean, Virginia

February 7, 2003

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Years Ended December 31, 2002, 2001, 2000

	Balance at	Charged to	Charged to	Balance at
	Beginning of	Costs and	Other	End of
Description	Period	Expenses	Accounts	Period

	(In Thousands)
Allowance for doubtful accounts:
Year ended December 31, 2002	$125	—	$(27)	$98
Year ended December 31, 2001	1,600	(1,257)	(218)	125
Year ended December 31, 2000	651	2,359	(1,410)	1,600

RESTRUCTURING RESERVE

Years Ended December 31, 2002, 2001, 2000

	Balance at	Charged to	Charged to	Balance at
	Beginning of	Costs and	Other	End of
Description	Period	Expenses	Accounts	Period

	(In Thousands)
Restructuring Reserve:
Year ended December 31, 2002	$1,864	$5,945	$(3,048)	$4,761
Year ended December 31, 2001	4,071	2,098	(4,305)	1,864
Year ended December 31, 2000	—	4,710	(639)	4,071

ALLOWANCE FOR DEFERRED TAX ASSET

Years Ended December 31, 2002, 2001, 2000

	Balance at	Charged to	Charged to	Balance at
	Beginning of	Costs and	Other	End of
Description	Period	Expenses	Accounts	Period

	(In Thousands)
Allowance for deferred tax asset:
Year ended December 31, 2002	$29,549	$9,515	$(3,769)	$35,295
Year ended December 31, 2001	21,227	8,196	126	29,549
Year ended December 31, 2000	—	21,227	—	21,227

Appendix G

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2003

OR

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No.
000-27607

CYSIVE, INC.
(Exact name of registrant as specified in its charter).

Delaware	54-1698017

(State of Incorporation)	(I.R.S. Employer
Identification Number)

10780 Parkridge Blvd.
Suite 400
Reston, Virginia 20191
(Address of principal executive offices) (Zip Code).

(703) 259-2300
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

Yes   X   No ____

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Yes       No   X

As of August 11, 2003, 28,926,176 shares of common stock were outstanding.

CYSIVE, INC.

FORM 10-Q

TABLE OF CONTENTS

PART I — FINANCIAL INFORMATION

PART I.
FINANCIAL INFORMATION

ITEM 1. Financial Statements

CYSIVE, INC.

Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets:
Cash	$5,276	$8,460
Interest-bearing investments	69,888	60,460
Accounts receivable, less allowance of $8 and $98 at June 30, 2003 and December 31, 2002, respectively	23	133
Prepaid expenses and other current assets	2,056	2,291

Total current assets	77,243	71,344

Furniture, fixtures and equipment, net	1,791	2,714
Interest-bearing investments, less current portion	49,507	62,976
Other assets	897	897

Total assets	$129,438	$137,931

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$144	$164
Accrued liabilities	1,999	1,708
Deferred revenues	35	114
Accrued restructuring	626	924

Total current liabilities	2,804	2,910

Accrued restructuring, less current portion	3,189	3,837

Total liabilities	5,993	6,747

Commitments and contingencies	–	–

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 500,000,000 shares authorized; 31,364,703 shares issued and 28,643,271 shares outstanding at June 30, 2003 and 31,140,477 shares issued and 28,419,045 shares outstanding at December 31, 2002	314	311
Treasury stock, 2,721,432 shares at June 30, 2003 and December 31, 2002	(27)	(27)
Additional paid-in capital	201,760	201,579
Deferred stock compensation	(8)	(360)
Unrealized gain on interest-bearing investments	912	1,205
Accumulated deficit	(79,506)	(71,524)

Total stockholders’ equity	123,445	131,184

Total liabilities and stockholders’ equity	$129,438	$137,931

See accompanying notes

CYSIVE, INC.

Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues:
Services	$49	$1,186	$102	$2,559
Software license	6	96	41	97

Total revenues	55	1,282	143	2,656

Direct costs:
Services	—	1,046	7	2,325
Software license	57	38	100	68

Total direct costs	57	1,084	107	2,393

Gross (loss) profit	(2)	198	36	263

Operating expenses:
Sales and marketing	1,568	2,562	3,031	5,527
General and administrative	2,647	2,704	4,322	5,526
Research and development	838	883	1,625	1,658
Stock compensation	157	776	302	3,990
Restructuring	943	—	606	—

Total operating expenses	6,153	6,925	9,886	16,701

Operating loss	(6,155)	(6,727)	(9,850)	(16,438)
Investment income, net	853	1,197	1,868	2,650

Net loss	$(5,302)	$(5,530)	$(7,982)	$(13,788)

Basic and diluted net loss per share	$(0.19)	$(0.19)	$(0.28)	$(0.47)

Weighted average shares outstanding	28,517,511	29,507,065	28,476,638	29,435,650

See accompanying notes

CYSIVE, INC.

Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(7,982)	$(13,788)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	437	891
Amortization	186	196
Stock compensation	302	3,990
Restructuring benefit, net	(51)	—
(Gain) loss on sale of furniture, fixtures and equipment, net	(3)	12
Benefit for doubtful accounts	(90)	(20)
Changes in assets and liabilities:
Accounts receivable	200	(722)
Prepaid expenses and other current assets	235	462
Income tax receivable	—	78
Other assets	—	16
Accounts payable	(20)	(199)
Accrued liabilities	291	40
Deferred revenues	(79)	699
Restructuring spending	(609)	(751)

Net cash used in operating activities	(7,183)	(9,096)

Cash flows from investing activities:
Purchases of investments	(127,832)	(325,704)
Sales and maturities of investments	131,580	336,605
Capital expenditures	(23)	(25)
Proceeds from sale of fixed assets	40	—
Rebates related to prior period capital expenditures	—	103

Net cash provided by investing activities	3,765	10,979

Cash flows from financing activities:
Proceeds from sale of common stock	78	142
Exercises of common stock options	156	222
Purchases of treasury stock	—	(390)

Net cash provided by (used in) financing activities	234	(26)

(Decrease) increase in cash	(3,184)	1,857
Cash at beginning of period	8,460	1,484

Cash at end of period	$5,276	$3,341

See accompanying notes

CYSIVE, INC.

Notes to Financial Statements

(Unaudited)

1. Basis of presentation

     The accompanying financial statements of Cysive, Inc. (“Cysive” or the “Company”) are unaudited and, in the opinion of management, reflect all normal and recurring adjustments that are necessary for a fair presentation as of the dates and for the periods presented. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Consequently, these financial statements do not include all of the disclosures normally required by generally accepted accounting principles for annual financial statements. Accordingly, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the period ended December 31, 2002, included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 19, 2003. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of results for the full year.

     Certain amounts in the prior period financial statements have been reclassified to conform to the current quarter presentation.

     Stock-Based Compensation

     The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” using the intrinsic value method. The pro forma disclosures required by Statement of Financial Accounting Standards (SFAS) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” using the fair value method appear in the table below.

     Had compensation expense related to stock option plans been determined based on the fair value at the grant date for options granted after 1995 consistent with the provisions of SFAS No. 148, the Company’s pro forma net loss and loss per share would have been as follows (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net loss — as reported	$(5,302)	$(5,530)	$(7,982)	$(13,788)
Add: Stock compensation expense – as reported (1)	157	776	302	3,990
Deduct: Stock compensation expense – pro forma (1)	(913)	(4,881)	(2,760)	(20,780)

Net loss — pro forma	$(6,058)	$(9,635)	$(10,440)	$(30,578)

Basic and diluted loss per share – as reported	$(0.19)	$(0.19)	$(0.28)	$(0.47)

Basic and diluted loss per share – pro forma	$(0.21)	$(0.33)	$(0.37)	$(1.04)

(1) Because of the Company’s overall tax position, no tax effect applies.

     The effects of applying SFAS No. 148 on the Company’s net losses for the periods shown above are not necessarily representative of the effects on reported net loss for future periods due to, among other things, the vesting period of the stock options, the fair value of future grants of stock options and the potential issuance of restricted stock.

     Restructuring

     In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” which requires restructurings initiated after December 31, 2002 to be accounted for using the provisions therein, with earlier application encouraged. The Company accounted for a restructuring related to the closure of its New York office in the second quarter of 2003 in accordance with the provisions of SFAS No. 146. The Company accounted for restructurings initiated prior to December 31, 2002 using the accounting provisions of Emerging Issues Task Force (EITF) Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (Issue 94-3). Under SFAS No. 146, the accounting provisions of Issue 94-3 will continue to apply to restructurings initiated prior to December 31, 2002, and therefore, the adoption of this standard has no impact on the Company’s financial statements with respect to these restructurings. The impact of the adoption of this standard with respect to future restructurings and financial statements for future periods is not known or reasonably estimable.

2. Revenue recognition

     The Company accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. Maintenance and term license revenues are generally recognized ratably over the contract period. For software arrangements with multiple elements, revenue recognition is dependent upon whether vendor-specific objective evidence (VSOE) of fair value exists for each of the elements and whether or not significant customization services are required. When significant customization services are not required and VSOE does not exist for all the elements of a software arrangement and the only undelivered element is maintenance, the entire licensing fee is recognized ratably over the contract period. When significant customization services are required in conjunction with software license sales, the software license fees and the related consulting services revenues are recognized in accordance with AICPA SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” using the percentage-of-completion method based on hours-worked as compared with estimated total hours-worked at completion.

     Deferred revenues are comprised of deferrals for license fees, maintenance and services billed to customers in advance of the related revenue recognition.

3. Software development costs

     SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

4. Stock compensation expense

     In 1999, prior to its initial public offering, the Company granted stock options to purchase shares of common stock at exercise prices deemed below fair market value of the common stock on the date of grant. In 2000, the Company granted non-qualified stock options to purchase shares of common stock at a 15% discount from the fair market value. The Company recorded deferred stock compensation for the difference between the grant price and fair market value of the options granted. The deferred stock compensation is amortized ratably on a quarterly basis over the period in which the remaining options vest, which extends through September 2003, less the benefit of any stock options cancelled. Stock options granted subsequent to 2000 were at exercise prices equal to the fair market value of the common stock on the date of grant, and therefore, no compensation expense has been recognized related to these grants.

     During the three and six months ended June 30, 2003, the Company recognized $157,000, and $302,000 of stock compensation expense, respectively, related to outstanding stock options issued with exercise prices below fair market value. The deferred stock compensation component of stockholders’ equity was further reduced by $50,000 during the six months ended June 30, 2003 due to the cancellation of stock options as a result of employee terminations.

     During the three and the six months ended June 30, 2002, the Company recognized $776,000 and $3,990,000 of stock compensation expense, respectively. Of these totals, $776,000 and $1,610,000 of expense, respectively, were related to stock options issued with exercise prices below fair market value. During the first quarter of 2002, the Company cancelled certain employee-held stock options, resulting in an acceleration of compensation expense related to the value of these options, and the Company recognized $2,208,000 of expense related to these cancellations. Additionally, in January 2002, the Company purchased certain shares of common stock from employees within six months of issuance as a result of stock option exercises, and the Company recognized stock compensation expense of $132,000 related to these purchases. Also during the quarter ended March 31, 2002, the Company recognized $40,000 of stock compensation expense related to certain restricted stock granted in 2001.

5. Restructuring expense

     In April 2003, the Company executed a termination agreement on its office space in New York City. As a result, the Company was relieved from a future lease obligation of approximately $1.7 million in exchange for a payment of $690,000 and the transfer of its New York office furniture and leasehold improvements, which had a combined net book value of $286,000. After giving consideration to accrued rent of $33,000 for this office space, the Company recorded restructuring expense of $943,000 relating to this lease termination.

6. Loss per share

     The Company presents basic and diluted loss per share as one line item. Basic and diluted loss per share is based on the weighted average number of shares outstanding during the period. Common stock equivalents are excluded from the calculation of diluted loss per share, as their effect would be anti-dilutive.

     Based on the closing price of $3.21 per share for the Company’s common stock on June 30, 2003, and using the treasury stock method for determining the amount of common stock equivalents, the number of common stock equivalent shares related to stock options outstanding as of June 30, 2003 was 4,436,726.

7. Comprehensive loss

     Comprehensive loss includes net loss and unrealized gains and losses on investments. For the three and six months ended June 30, 2003, comprehensive loss was $5.5 million and $8.3 million, respectively. For the three and six months ended June 30, 2002, comprehensive loss was $4.8 million and $13.9 million, respectively.

8. Interest-bearing investments

     Investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months, and the contractual maturities are generally greater than twelve months. Investments with effective maturity dates of one year or less at the balance sheet date are classified as current, and investments with effective maturity dates of more than one year are classified as non-current. There may be significant changes on a quarterly basis in the amounts classified as current or non-current based on the effective maturity dates of the particular investments at the balance sheet dates.

     The Company classifies its investments as available-for-sale. Investments in securities that are classified as available-for-sale and have readily determinable fair values are measured at fair market value in the balance sheets. Any unrealized gains or losses are reported as a separate component of stockholders’ equity, if deemed material. Realized gains and losses and declines in market value judged to be other than temporary are included in investment income. Interest and dividends are also included in investment income.

9. Accrued restructuring

     During the fourth quarter of 2000, the Company took specific actions to reduce its overall cost structure in anticipation of declining sales. As a result, the Company recorded a $4.7 million pre-tax restructuring expense primarily related to 1) the elimination of certain non-technical support roles, resulting in severance costs; 2) the closing of a satellite office, resulting in the write-down of assets; and 3) the accrual for professional fees related to the office closing or potential claims from severed employees. During the three and six months ended June 30, 2003, the Company paid approximately $113,000 and $203,000, respectively, for facility costs related to this restructuring. Cumulative lease obligation and related facility costs incurred as of June 30, 2003 totaled $886,000. During the first quarter of 2003, the office space was sublet from April 2003 through the remaining term with sublease payments commencing June 1, 2003 and estimated to total $315,000, net of brokerage commissions, over the remaining term. Principally as a result of entering into this sublease, the Company reduced the accrued liability for this restructuring by $337,000 through a credit to restructuring expense. As of June 30, 2003, estimated amounts remaining to be paid total $323,000 and are for rents payable, net of sublease income, through August 2005.

     During the third quarter of 2002, the Company approved a restructuring plan which included the following: the termination of 49 employees, consisting of engineering, sales and general and administrative employees; the closing of three satellite offices; and the intent to sublet, if possible, significant portions of its office space. As a result, the Company recorded a $5.9 million pre-tax restructuring expense during the third quarter of 2002 to cover severance costs ($873,000), estimated remaining lease obligations net of estimated sublet income ($4,241,000), the write-off of leasehold improvements ($457,000), and the write-down of furniture and equipment to net realizable value ($374,000). During the three and six months ended June 30, 2003, the Company paid approximately $186,000 and $405,000, respectively, for facilities costs related to this restructuring. Cumulative lease obligation and related facilities costs incurred as of June 30, 2003 totaled $897,000. Estimated amounts remaining to be paid as of June 30, 2003, total $3.5 million and are for rents payable, net of estimated sublease income, through April 2010.

10. Mergers and Acquisitions

     On May 13, 2003, the Company announced that it had retained Broadview International LLC to assist the Company in considering strategic alternatives, including a possible sale of the Company. The Company further announced that it was in discussions with various third parties regarding a possible acquisition of the Company and that it had formed a special committee of independent directors for the purpose of evaluating strategic alternatives and any offers the Company may receive. There can be no assurance, however, that any transaction will occur, and, if any transaction does occur, what the structure or terms would be of such transaction.

     On May 30, 2003, the Company entered into an Agreement and Plan of Merger with Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by Snowbird) will be converted into the right to receive $3.22 in cash. All outstanding stock options will be assumed by Snowbird. There can be no assurance, however, that the merger agreement will be consummated.

11. Litigation

     In June 2003, the Company and its board of directors (“Defendants”) were sued by four shareholders in the Delaware Chancery Court. The litigation demands an injunction against the proposed merger of the Company and unspecified damages. The cases were consolidated into the Cysive Shareholder Litigation, Consolidated Civil Action No. 20341. The parties filed pretrial motions with the court on July 14, 2003. On July 18, 2003 plaintiffs filed an amended consolidated class action complaint. Trial commenced on Tuesday, July 22, 2003, and concluded on Thursday, July 24, 2003. At the conclusion of trial, the court adopted a post-trial briefing schedule pursuant to which the plaintiffs filed their initial brief on Tuesday, July 29, 2003. The Defendants filed their response brief on Saturday, August 2, 2003. The plaintiffs’ filed their reply to the Defendants’ response on Tuesday, August 5, 2003. The Company expects a decision by the Court shortly.

12. Subsequent event

     On August 14, 2003, the Company took specific actions to reduce its overall cost structure. Cysive announced that it expects to eliminate between 25 to 30 positions by September 1, 2003, and that it intends to restructure the lease obligation for its Atlanta office. As a result, the Company expects to record a pretax restructuring charge of up to $1.0 million for severance, rent expense and other associated costs in the third quarter of 2003.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis compares the three and six months ended June 30, 2003 to the corresponding periods ended June 30, 2002 for Cysive and should be read together with our financial statements and notes thereto appearing elsewhere in this Form 10-Q and with our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2003.

     Certain statements contained in this Quarterly Report on Form 10-Q, including information with respect to the Company’s future business plans, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These factors may cause our actual results to differ materially from a forward-looking statement. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, but not limited to, our continued significant losses; the failure of our stockholders to approve the proposed merger or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to November 30, 2003, including the inability of Snowbird Holdings, Inc. to obtain financing for the proposed transaction on acceptable terms, if at all; the implementation of our new unproven business model; uncertain demand for our product; our ability to manage growth and attract and retain highly trained and experienced employees; increased competition in the electronic business industry; and our ability to respond to new technological advances in the software products industry. Additional information concerning these and other risks and uncertainties is contained from time to time in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, until the effective date of our future reports required by applicable securities laws.

Recent Developments

     On May 13, 2003, the Company announced that it had retained Broadview International LLC to assist the Company in considering strategic alternatives, including a possible sale of the Company. The Company further announced that it was in discussions with various third parties regarding a possible acquisition of the Company and that it had formed a special committee of independent directors for the purpose of evaluating strategic alternatives and any offers the Company may receive. There can be no assurance, however, that any transaction will occur, and, if any transaction does occur, what the structure or terms would be of such transaction.

     On May 30, 2003, the Company entered into an Agreement and Plan of Merger with Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by Snowbird) will be converted into the right to receive $3.22 in cash. All outstanding stock options will be assumed by Snowbird. There can be no assurance, however, that the merger agreement will be consummated.

Overview

     Cysive is a provider of interaction server technology through its software product, Cysive Cymbio Interaction Server™, or Cysive Cymbio®. Cysive develops and delivers software that enables users to interact with enterprises over multiple communications channels and devices such as Web browsers, Web Services, rich client applications, mobile phones, PDA’s, and voice. The Cysive Cymbio Interaction Server creates a seamless user experience for interactions that range from simple requests for information, to complex, multi-step business processes and long-running transactions that interact with many enterprise systems.

     Historically, nearly all of our revenues have resulted from the delivery of custom software and services solutions to our customers. From commencement of operations in 1994 through 1997, we built large scale, distributed systems using approaches and technologies that are the foundations for current Internet applications. At that time, our advanced technology focus required a sales effort led by technology savvy project managers. In late 1996 and early 1997, we evaluated and developed software prototypes using key Internet technologies such as Java, XML and CORBA. After successfully deploying our first electronic business system in mid-1997, we began to target customers who were making significant investments in their electronic business applications. As a result, there was a fundamental shift in our business strategy away from general purpose distributed systems to customized electronic business applications. As part of this strategy, in the fourth quarter of 1997 and the first half of 1998, we spent considerable resources to accomplish two specific goals. Our first goal was to train all of our software engineers with advanced Internet technologies. Our second goal was to deploy a direct sales force capable of selling electronic business applications. These initiatives significantly impacted our results of operations for these three quarters. Specifically, the generation of a sales pipeline of electronic business applications and the deployment of our sales force affected our revenues and sales and marketing expenses. In addition, the completion of two of our largest distributed systems combined with the extensive training of our software engineers caused our utilization rates and gross margins to decline during these quarters. These investments positioned us to emerge in the second half of 1998 as a leading electronic business engineering firm from the third quarter of 1998 to the second quarter of 2000.

     In the second half of 2000, we again identified a technology shift emerging as customers required an integrated solution for their Web, wireless and voice activated systems. As a result, we began focusing our non-utilized software engineering personnel on solving these complex development and integration issues. We then packaged the intellectual property rights retained from prior experience in selected vertical markets with the new solutions we were developing. During the second half of 2000, the general economic slow-down in conjunction with the rapidly changing technology environment caused our results from operations to significantly decline.

     Due to increasing competition, declining margins and business volatility, in 2001 we began the transition of our business model from a software engineering services model to a software product model. Accordingly, during 2001 we developed and introduced the Cysive Cymbio Interaction Server, a multi-channel, enterprise software product that uses widely supported technologies and open standards to enable users to interact with enterprises over multiple communications channels, devices and intermittent connections. The Cysive Cymbio Interaction Server enhances a user’s experience, improves return on existing information technology investments, and reduces call center, systems management and maintenance costs. At the conclusion of the year ended December 31, 2002, our business model transition was complete.

     We believe that after spending several years, and expending significant resources implementing numerous non-integrated and often incompatible software products, such as application servers, portals, enterprise application integration tools, business process management suites and Web Services platforms, enterprises continue to face key challenges in handling multi-channel interactions involving complex, multi-stage transactions, with intermittently connected users employing a myriad of access devices. We also believe enterprises are moving to a multi-channel access approach using Web, Web Services, wireless and voice to interact with their employees, customers, suppliers, partners and distributors. Enterprises often lack a facility to manage these disparate systems, resulting in increased costs for the enterprise, and a less satisfactory experience for the user. Technology advances, such as the Cysive Cymbio Interaction Server, enable companies to integrate complex interactions between users and enterprises via multiple channels and devices, providing an improved user experience more quickly and inexpensively.

     Our financial results may fluctuate from quarter-to-quarter based on factors such as the number of license sales, the amount and timing of our customers’ expenditures, and general economic conditions. Revenues from a few large customers may constitute a significant portion of our total revenues in a particular quarter or year. For example, for the three-month periods ended June 30, 2003 and 2002, our five largest customers represented 100.0% and 96.5% of our revenues, respectively. For the six-month periods ended June 30, 2003 and 2002, our five largest customers represented 100.0% and 85.6% of our revenues, respectively.

Results of Operations

     The following table presents, for the periods indicated, the relative composition of revenues and selected statements of operations data as a percentage of revenues:

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues
Services	89.1%	92.5%	71.3%	96.3%
Software license	10.9	7.5	28.7	3.7

Total revenues	100.0	100.0	100.0	100.0

Direct costs
Services (1)	–	88.2	6.9	90.9
Software license (1)	950.0	39.6	243.9	70.1

Total direct costs	103.6	84.6	74.8	90.1

Gross (loss) profit	(3.6)	15.4	25.2	9.9

Operating expenses:
Sales and marketing	2,850.9	199.9	2,119.6	208.1
General and administrative	4,812.8	210.9	3,022.4	208.1
Research and development	1,523.6	68.9	1,136.4	62.4
Stock compensation	285.5	60.5	211.2	150.2
Restructuring	1,714.5	–	423.8	–

Total operating expenses	11,187.3	540.2	6,913.4	628.8

Operating loss	(11,190.9)	(524.8)	(6,888.2)	(618.9)

Investment income, net	1,550.9	93.4	1,306.3	99.8

Net loss	(9,640.0)%	(431.4)%	(5,581.9)%	(519.1)%

(1)  Direct costs of services and software license are stated as a percentage of services and software license revenues, respectively.

Revenues (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2003	2002	Change	2003	2002	Change

Services	$49	$1,186	(95.9)%	$102	$2,559	(96.0)%
Software license	6	96	(93.8)	41	97	(57.7)

Total revenues	$55	$1,282	(95.7)%	$143	$2,656	(94.6)%

     The decrease in services revenue for the three and six months ended June 30, 2003 as compared to the same periods in 2002 was primarily due to our transition to a software license sales business model. As of the end of 2002, we exited the custom software engineering services business and concentrated our efforts on software sales and related maintenance and support services. Services revenue represented 89.1% and 71.3% of total revenues for the three and six months ended June 30, 2003, respectively. Services revenue represented 92.5% and 96.3% of total revenues for the three and six months ended June 30, 2002, respectively. As of June 30, 2003, we had four billable software engineers as compared to 37 as of June 30, 2002.

     Software license revenues result from the licensing of our product, Cysive Cymbio. To date, we have sold only a limited number of Cysive Cymbio licenses. Demand for our product is uncertain and, therefore, the revenue stream from future license sales is also uncertain. Additionally, the timing of revenue recognition related to future software license sales is uncertain, as it is, in part, dependent on when vendor specific objective evidence for the value of maintenance services, included as a part of these sales, is established.

Direct costs (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2003	2002	Change	2003	2002	Change

Services	$—	$1,046	(100.0)%	$7	$2,325	(99.7)%
Software license	57	38	50.0	100	68	(47.1)

Total direct costs	$57	$1,084	(94.7)%	$107	$2,393	(95.5)%

     The decrease in direct costs from services for the three and six months ended June 30, 2003 as compared to the same periods in 2002 was primarily due to the restructuring in the third quarter of 2002 resulting from our decision to exit the custom software engineering services business. Direct costs from software licenses represented third party technology license fees and product packaging. Third party license fees are generally amortized on a straight-line basis over the term of each license.

Operating expenses (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2003	2002	Change	2003	2002	Change

Sales and marketing	$1,568	$2,562	(38.8)%	$3,031	$5,527	(45.2)%
General and administrative	2,647	2,704	(2.1)	4,322	5,526	(21.8)
Research and development	838	883	(5.1)	1,625	1,658	(2.0)
Stock compensation	157	776	(79.8)	302	3,990	(92.4)
Restructuring	943	—	—	606	—	—

Total operating expenses	$6,153	$6,925	(11.1)%	$9,886	$16,701	(40.8)%

     Sales and Marketing. The decrease in sales and marketing expenses for the three and six months ended June 30, 2003 as compared to the same periods in 2002 was primarily due to a reduction in sales staff headcount, resulting in lower salaries and related benefits. For the three and six months ended June 30, 2003, salary and related benefits decreased $554,000 and $1.2 million, respectively, as compared to the same periods in 2002. Spending on advertising, public relations and sporting events has also declined $49,000, $119,000 and $78,000, respectively, during the three months ended June 30, 2003 and $336,000, $435,000 and $103,000, respectively, during the six months ended June 30, 2003 as compared to the same periods in 2002. As of June 30, 2003, we had 13 sales and marketing staff, including three technical support personnel who conduct product demonstrations and address technical issues regarding our product. Sales and marketing expenses are expected to continue at a level similar or slightly lower to that experienced during the first half of 2003.

     General and Administrative. The decrease in general and administrative expenses for the three and six months ended June 30, 2003 as compared to the same periods in 2002 was primarily due to lower support staff headcount, as well as reductions in facilities costs, depreciation expense and office and equipment expense. Salary and related benefits, facilities costs, depreciation expense and office and equipment expense decreased $462,000, $305,000, $278,000 and $44,000, respectively, during the three months ended June 30, 2003 and $835,000, $511,000, $464,000 and $111,000, respectively, during the six months ended June 30, 2003 as compared to the same periods in 2002. These decreases were offset by increases of $990,000 and $1.1 million during the three and six months ended June 30, 2003, respectively, as compared to the same periods in 2002, in legal and professional fees related to the shareholders’ class action lawsuits and strategic alternatives pursued by the Company, as further discussed in the Notes to the Financial Statements. For the near term, general and administrative expenses are expected to continue at a level similar to that experienced during the first half of 2003.

     Research and Development. Research and development expenses for the three and six months ended June 30, 2003 was relatively comparable to the same periods in 2002. The slight decrease in research and development expenses was primarily due to a decrease in office and travel expense for our product engineering team. As of June 30, 2003, we had 25 personnel assigned to the product engineering team, as compared with 24 as of December 31, 2002. Research and development expenses are anticipated to remain near current levels for the near future.

     Stock Compensation. The decrease in stock compensation expense for the three months ended June 30, 2003 as compared to the three months ended June 30, 2002 reflects a lower level of continuing stock compensation expense for stock options granted in 1999 and 2000. The decrease in stock compensation expense for the six months ended June 30, 2003 as compared to the six months ended June 30, 2002 was primarily due to the recognition of, on an accelerated basis, $2.0 million of expense related to the cancellation of certain officer and employee-held stock options during the first quarter of 2002. Stock compensation expense in the third quarter of 2003 is expected to decrease as the expense related to the deferred stock compensation component of stockholders’ equity, which will be fully amortized by September 30, 2003, will amount to only $8,000 for the quarter.

     Restructuring. For the six months ended June 30, 2003, we recognized restructuring expense of $943,000 relating to the termination of our New York City office lease. This restructuring is further discussed in Note 5 of the financial statements. Additionally, we recognized a benefit of $337,000 to restructuring due to a reduction in future net rent expense for lease obligations as a result of office space that was sublet during the first quarter of 2003.

Investment income, net (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percentage			Percentage
	2003	2002	Change	2003	2002	Change

Investment income, net	$853	$1,197	(28.7)%	$1,868	$2,650	(29.5)%

     The decrease in net investment income for the three and six months ended June 30, 2003 as compared to the same period in 2002 was due to a combination of a lower average invested capital and lower interest rates between periods. We expect that our average invested capital will continue to trend downward during the latter half of 2003, as we continue to use cash and investment proceeds to finance our operations.

Liquidity and Capital Resources

     Cash was $5.3 million at June 30, 2003 and $8.5 million at December 31, 2002. Interest-bearing investments were $119.4 million at June 30, 2003 and $123.4 million at December 31, 2002. Net cash used in operating activities was $7.2 million and $9.1 million for the six months ended June 30, 2003 and 2002, respectively. Capital expenditures of $23,000 and $25,000 for the six months ended June 30, 2003 and 2002, respectively, were used primarily for computer equipment, office equipment and leasehold improvements. For the near future capital expenditure requirements are not expected to be material in relation to our operations.

     We believe that our existing balances of cash and interest-bearing investments are adequate to fund our currently anticipated cash needs on both a short-term and long-term basis. The total of cash and interest-bearing investments on hand is adequate to cover all of our existing commitments, including rental payment obligations on our leased office space through the remainder of their terms. Until such time as the our revenues and interest income more than cover our operating costs, if ever, we will continue to experience a decline in the total balances of cash and interest-bearing investments. Continuing declines in these balances may require that we restructure our operations, merge with another company, or pursue other strategic alternatives, including liquidation of the Company.

     If the planned merger of Cysive and Snowbird is consummated, up to $70 million of our existing funds may be used directly or indirectly to redeem shares of our common stock, and additional funds of up to several million dollars may be used to cover transaction costs. Use of our funds in this manner will still leave adequate funds to cover all of our existing commitments.

Certain Factors That May Affect Future Results

     If any of the events described below actually occur, our business, financial condition, or results of operations could be materially adversely affected. This Form 10-Q contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially including those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this Form 10-Q.

We expect to continue to incur significant losses at least through the end of the second quarter of 2004.

     Since the third quarter of fiscal 2000, we have incurred losses. We incurred cumulative net losses of $72.7 million from the fiscal quarter ended September 30, 2000 through the fiscal quarter ended June 30, 2003. We expect losses to continue through at least the second quarter of 2004. However, there can be no assurance that we will be profitable thereafter. If we do achieve profitability, we cannot assure you that we will be able to sustain or improve upon it on a quarterly or annual basis for future periods.

We have agreed to be merged with a new entity owned by our CEO Nelson A. Carbonell, Jr. which, if consummated, will result in Cysive becoming a privately held subsidiary of a holding company wholly owned by Mr. Carbonell.

     On May 30, 2003, the Company entered into an Agreement and Plan of Merger with Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by Snowbird) will be converted into the right to receive $3.22 in cash. All outstanding stock options will be assumed by Snowbird. If the merger is consummated, the Company will become a privately held corporation. All stockholders of the Company (other than Mr. Carbonell and Snowbird) will no longer have an equity interest in the Company and therefore will not benefit from any increase in the future earnings, growth or value of the Company.

We may not be able to consummate the merger.

     The merger is subject to many conditions. We cannot assure you that these conditions will be satisfied or waived by the parties. In addition, on May 30, 2003 and over the following week, four putative class action complaints were filed in the Chancery Court of the state of Delaware, County of Newcastle, by certain named plaintiffs and an alleged class of unaffiliated stockholders of the Company to, among other things, enjoin the consummation of the merger. The suits were consolidated into a single class action and the trial was held from July 22 through July 24, 2003. The Court has not yet ruled on the plaintiff’s claims. We cannot be certain if the Court will rule in favor of the plaintiff’s claims and enjoin consummation of the merger.

     If the conditions to the merger are not satisfied or waived by the parties or the Court enjoins the consummation of the merger, and we are unable to find another buyer for the Company, the Board of Directors may recommend that the Company pursue other strategic alternatives, including liquidation of the Company. It is uncertain what amount our shareholders would receive, if any, if the Company pursued other strategic alternatives.

Expenses related to the Merger Agreement and the Cysive Shareholders Litigation will increase the Company’s future losses.

     We expect that legal, accounting and other fees relating to the merger agreement and the related litigation will substantially increase our losses for the third quarter of 2003 and possibly future quarters.

We are implementing a new business model that is evolving and unproven since we have migrated from offering a software engineering services model to a software products model.

     We decided at the beginning of 2001 to change our business strategy from a software engineering services model to a software products model. Accordingly, our business model is new and unproven and we will need to continue to develop it as we implement our new business strategy. Our ability to generate significant revenues with our new business model will depend, in large part, on our ability to successfully develop our software products and to effectively market them to existing and potential clients. We have offered our software product since October 2001, and to date have executed five license agreements. However, we have not executed any license agreements since April 2002. We intend to continue to develop our business model as the demand for our software products evolves. We expect that our financial model and results of operations will change as a result of our transition from a software engineering services model to a software products model. We do not have sufficient experience with the sale and support of our products to determine all of the effects this transition will have on our financial model and results of operations. Our new business strategy may not be successful and we may need to restructure or revise our business model.

Demand for our product is uncertain and we may not be able to develop a sustainable market for our product.

     Cysive Cymbio is a new product for which demand is uncertain. Our marketing and sales activities may not be successful in developing customer interest and in generating sales of our product and related services. We also have not yet sold enough of our product to determine whether we can effectively develop a market for our product. We may not be able to sell sufficient products and related services to offset our costs, which may result in continuing losses.

     If the market for multi-channel interaction server software does not continue to grow or grows more slowly than expected, the need for our product could decline, negatively impacting future revenues. Consumers and businesses may reject our software for a number of reasons, including:

•	lack of a perceived need to embrace interaction server technology or our solution;

•	actual or perceived lack of security of information;

•	lack of access and ease of use;

•	congestion of Internet traffic or other usage delays;

•	inconsistent quality of support and services;

•	increases in access costs to the Internet;

•	evolving government regulation;

•	uncertainty regarding intellectual property ownership;

•	costs associated with licensing and implementing multi-channel interaction server technology;

•	costs associated with the obsolescence of the multi-channel interaction server and existing infrastructure;

•	our economic viability and the economic viability of our competitors; and

•	the uncertainty resulting from a delay in the consummation of the Company’s proposed merger.

The lengthy sales cycle for our products makes our revenues susceptible to substantial fluctuations.

     Our customers typically use our product and services to implement large, sophisticated applications that are critical to their business, and their purchases are often part of their implementation of a distributed or Web-based computing environment. Customers evaluating our software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, rapidly changing software technologies and standards and limited internal resources due to other information systems requirements. For these and other reasons, the sales cycle for our products is lengthy and is subject to delays or cancellation over which we have little or no control. The recent economic downturn has also contributed to increasing the length of our sales cycle, and there is a risk this will continue or worsen. This delay or failure to complete large orders and sales in a particular quarter could significantly reduce revenue that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized.

Because we rely on highly trained and experienced personnel to design, build and sell complex products and systems for our customers, our inability to attract and retain qualified employees would impair our ability to provide our products to existing and new customers.

     Our future success depends in large part on our ability to attract and retain highly trained and experienced software engineers as well as other technical personnel and sales and marketing professionals of various levels with experience in software products and related solutions. If we fail to attract and retain these personnel, we may be unable to timely develop new products and enhancements to our existing products, and to complete existing projects or bid for new projects of similar size, which could reduce our revenues. While attracting and retaining experienced software engineers is critical to our business and growth strategy, maintaining our current level of software engineer experience, averaging more than ten years, may also be particularly difficult. Skilled software engineers are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry attrition rate for them is high.

During the six months ended June 30, 2003, we derived 100.0% of our revenues from our five largest customers, and we expect to continue to rely on a limited number of customers for a significant portion of our revenues; as a result, the loss of a customer could result in reduced revenues and earnings.

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of customers. As a result, the net loss of customers could reduce our revenues. During the six months ended June 30, 2003, our five largest customers represented 100.0% of our revenues: CAPS Logistics, Inc., 40.6%; McDATA Corporation, 27.3%; Philips Medical Systems, N.A., 18.9%; Charles Machine Works, Inc., 9.7%; and Manheim Auctions, 3.5%. Many of these customers have completed the related software engineering services projects or Cysive Cymbio installations, and therefore, there is not a significant expected future revenue stream from these customers. In addition, a failure to collect a large account receivable could significantly reduce our assets and profitability.

Our revenues are derived primarily from a single software product and related services, and a decline in demand or prices for this product and services could adversely affect our business, operating results and financial condition.

     We currently derive the majority of our revenue from Cysive Cymbio and from related products and services. We expect this product and services to continue to account for the majority of our revenues in the immediate future. As a result, factors adversely affecting the pricing of or demand for Cysive Cymbio or related services, such as a continued or worsened general economic slowdown, future terrorist activities or military actions, competition, product performance or technological change, could have an adverse effect on our business, operating results and financial condition. In addition, as we introduce new versions of Cysive Cymbio, any delay or failure of these new versions to gain market acceptance among new and existing customers would have an adverse affect on our business, operating results and financial condition.

Our quarterly revenues and operating results are likely to fluctuate significantly, causing our stock price to decline.

     Our quarterly revenues and operating results have varied in the past and are likely to vary significantly from quarter to quarter. This fluctuation may cause our operating results to be below the expectations of securities analysts and investors, and the price of our stock may fall. Factors that could cause quarterly fluctuations include:

•	the lengthy sales cycle for our products and our level of product sales;

•	the loss of a significant customer;

•	financial difficulty encountered by a significant customer;

•	the introduction of new products or changes in pricing policies by us or our competitors;

•	any increased price sensitivity by our customers, particularly in the face of current adverse economic conditions and increased competition;

•	our ability to manage costs, including employee costs and support services costs;

•	costs related to restructurings and the under-utilization or closing of our offices; and

•	the uncertainty resulting from a delay in the consummation of the Company’s proposed merger.

     In any given quarter, most of our revenues have been attributable to a limited number of customers and we expect this to continue. As a result, the cancellation or deferral of any product orders in a particular quarter could significantly reduce our revenues, which would hurt our quarterly financial performance. In addition, a substantial portion of our costs are relatively fixed and a failure to book an expected order in a given quarter would not be offset by a corresponding reduction in costs. As a result of these factors, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful.

We may not be able to enhance our existing product or develop or acquire new products, which could adversely affect our business.

     We believe that our success will depend, in part, on our ability to enhance existing products and develop new products that meet the needs of a rapidly evolving marketplace and increasingly sophisticated and demanding customers. However, enhancement and development of products is a complex process involving several risks. Hiring and retaining highly qualified technical employees is critical to the success of our development efforts, and we face intense competition for these employees. Launches of products can be delayed for a variety of reasons, including the typically long development and testing periods. Further, new or improved products may also have “bugs” that hinder performance, or third party products we incorporate in, or use to build and support, our products, may contain defects that impair performance. These problems can be expensive to fix and can also result in higher technical support costs and lost customers. In addition, new products or features are sometimes built on top of older architectures or infrastructures, which can take longer to get to market, make quality assurance and support more difficult, and lead to complexity in supporting future functionality. Significant delays in new product enhancements or significant problems in creating new products may give competitors opportunities to improve their competitive position at our expense and result in declines in our revenues and earnings.

We may not be able to provide adequate customer service, which could adversely affect our customer relationships and financial performance.

     If we are unable to meet customer expectations, we could lose customers and/or receive negative publicity, which could have a significant negative impact on the financial and market success of our products. In addition, despite our efforts to maintain continuous and reliable product support and customer service, we may occasionally experience unplanned outages or technical difficulties. Lengthy and/or frequent service disruptions, particularly for services that customers consider time-sensitive, can result in negative publicity, damage to our reputation and loss of customers. This could adversely affect customer relationships and our financial performance.

Competition from larger, more established competitors with greater financial resources and from new entrants could result in price reductions and loss of current or future customers.

     The software products market is intensely competitive and faces rapid technological change. We expect competition to continue and intensify, which could result in price reductions and the loss of current or future customers. Many of our competitors have longer operating histories and customer relationships, greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customer needs. This ability may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, there are low barriers to entry into our business because the costs to develop new products and to provide information technology services are relatively low. We do not own any technologies that preclude or inhibit competitors from entering our industry. We have filed a patent application for our Follow-On universal session management technology, which is part of Cysive Cymbio. We cannot be certain that the patent will be granted, that the patent application will not be successfully challenged or that we will realize any competitive advantage from the patent if it is granted. Therefore, we expect to continue to face additional competition from new entrants into our industry.

Our business is technology driven, and if we have difficulty responding to changing technology, industry standards and customer preferences, we could lose current and potential customers, which would reduce our revenues.

     We expect to derive a substantial portion of our revenues from creating software products that are based upon the latest, most advanced technologies and are capable of adapting to future technologies. Our success depends on our ability to offer products that stay at the forefront of continuing changes in technology, evolving industry standards and changing customer preferences. Our failure to create products that use these technologies could cause us to lose current and potential business opportunities, resulting in reduced revenues. Additionally, to the extent technology becomes standardized or simplified, there may be less demand for our products.

If our products contain software defects, it could harm our revenues and expose us to litigation.

     The software product we offer is internally complex and, despite extensive testing and quality control, may contain errors or defects. We may need to issue corrective releases of our software product to fix any defects or errors. Any defects or errors could also cause damage to our reputation or suits for damages and result in loss of revenues, product returns or order cancellations, or lack of market acceptance of our product. Accordingly, any defects or errors could have an adverse affect on our business, results of operations and financial condition.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of customers’ use of such products in mission-critical applications. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition. Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

     Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim.

A general decline in economic conditions could lead to reduced demand for our product.

     The continuing downturn in general economic conditions and specific declines in the technology sector has led to reduced demand for a variety of goods and services, including many technology products. If conditions continue to decline, or fail to improve, in geographic areas that are significant to us, we could see a decrease in the overall demand for our products that could negatively impact our operating results.

Because our business of software products involves creating and using intellectual property, misappropriation of and disputes regarding intellectual property could harm our reputation, adversely affect our competitive position and cost us money.

     If third parties infringe or misappropriate our products, trade secrets, trademarks or other proprietary information, or if disputes arise with customers or suppliers concerning intellectual property we create for them and/or license from them, our reputation, competitive position and relationships with customers could be damaged. We could be required to spend significant amounts of time and financial resources to defend our company, and our managerial resources could be diverted.

We entered into non-compete agreements with some of our customers, which reduces the number of our potential customers and sources of revenues.

     A substantial portion of our custom software engineering services business involved the development of software applications for specific projects. Ownership of customer-specific software was generally retained by the customer, although we retained rights to some of the applications, processes and other intellectual property developed in connection with projects. We sometimes agreed, however, not to reuse this customer-specific software when building systems for a customer’s competitors. In addition, we occasionally agreed not to build any type of system for a customer’s competitors for limited periods of time, which have been as long as three years. These non-compete agreements reduce the number of our potential customers and our sources of revenues. We may enter into such non-compete agreements in the future.

We depend on our Chief Executive Officer, and his loss may adversely affect our ability to attract and retain customers, maintain a cohesive culture and compete effectively.

     We believe that our success depends on the continued employment of our Chief Executive Officer, Nelson A. Carbonell, Jr. If Mr. Carbonell were unable or unwilling to continue in his present position, he would be very difficult to replace and our business could be adversely affected. Mr. Carbonell is particularly important to our business in providing strategic direction, managing our operations and creating and maintaining a cohesive culture. He has also been involved in establishing and expanding customer relationships.

Item 3. Quantitative and Qualitative Disclosure About Market Risk

     We are exposed to interest rate risk related to our cash and interest-bearing investments. Our interest-bearing investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months, and the contractual maturities are generally greater than twelve months. As of June 30, 2003, we had total cash and interest-bearing investments of $124.7 million, and this balance is expected to continue to decline. We believe that a change in interest rates of 100 basis points or more could have a material impact on our investment income and cash flows.

     We are potentially exposed to interest rate risk related to borrowings under our credit facility with Merrill Lynch & Co., Inc. We had no borrowings outstanding under our credit facility at June 30, 2003.

Item 4. Controls and Procedures

     (a)  Evaluation of Disclosure Controls and Procedures. We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934, as amended) as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”). Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective in timely reporting material information required to be included in our periodic reports filed with the Securities and Exchange Commission.

     (b)  Changes in Internal Controls. Since the Evaluation Date, there have not been any significant changes to our internal controls or in other factors that could significantly affect those internal controls.

PART II.

OTHER INFORMATION

Item 1. Legal Proceedings

     On May 30, 2003 and over the following week, four putative class action complaints were filed in the Chancery Court of the State of Delaware, County of Newcastle, by certain named plaintiffs and an alleged class of unaffiliated stockholders of the Company. The complaints name the Company, its directors and (except for one complaint) Snowbird Holdings, Inc., a Delaware corporation (“Snowbird”), as defendants and allege that the Company and its directors engaged in acts of self-dealing and have violated fiduciary duties of due care and loyalty owed to the unaffiliated stockholders of the Company in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 30, 2003, among the Company, Snowbird and Snowbird Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Snowbird (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Snowbird (the “Merger”). The complaints further allege that the Merger consideration is inadequate and unfair to the putative class and that the Company and its directors failed to make adequate good faith efforts to obtain a better price. The complaint seeks, among other things:

•	injunctive relief blocking the consummation of the Merger or, if it is consummated, rescinding the Merger;

•	an accounting by the defendants of any benefits received by them as a result of their allegedly wrongful conduct; and

•	costs and disbursements of the action, including attorneys’ and experts’ fees in unspecified amounts.

     On June 10, 2003, defendants Mr. Carbonell and Snowbird moved the Chancery Court to consolidate the complaints into one action, to shorten the time for defendants to respond to the complaints, to expedite discovery and to set down a prompt trial date. On June 12, 2003, plaintiffs responded to the motion, indicating their agreement with all of the motion’s requests. On June 16, 2003, the Chancery Court granted the motion and set a trial date of July 22, 2003. The parties filed pretrial motions with the court on July 14, 2003. On July 18, plaintiffs filed an amended consolidated class action complaint. Trial commenced on Tuesday, July 22, 2003, and concluded on Thursday, July 24, 2003. At the conclusion of trial, the court adopted a post-trial briefing schedule pursuant to which the plaintiffs filed their initial brief on Tuesday, July 29, 2003. The defendants filed their response brief on Saturday, August 2, 2003. The plaintiffs filed their reply to the defendants’ response on Tuesday, August 5, 2003. The Company expects a decision by the Court shortly.

Item 2. Changes in Securities and Use of Proceeds

     During the three months ended June 30, 2003, we issued a total of 183,063 shares of our common stock upon stock option exercises and we also issued 23,670 shares of our common stock pursuant to stock purchases under our Employee Stock Purchase Plan. Proceeds from the exercise of stock options were nominal and were added to the Company’s general funds.

     During the three months ended June 30, 2003, we did not purchase any shares under our stock repurchase plan.

Item 4. Submission of Matters to a Vote of Security Holders

     On May 14, 2003, we held our annual meeting of stockholders. The following proposals were adopted by the votes specified below:

     (i)  The election of Nelson A. Carbonell, Jr. and Daniel F. Gillis as Class I Directors to serve for a three year term that expires at the annual meeting of stockholders in 2006. Mr. Carbonell received a total of 22,485,146 shares of Common Stock voting in favor, with 2,665,116 shares of Common Stock withheld from the vote. Mr. Gillis received a total of 22,478,727 shares of Common Stock voting in favor, with 2,671,535 shares of Common Stock withheld from the vote. In addition to the directors listed above who were elected at the meeting, the terms of the following directors continued after the meeting: Kenneth H. Holec, Jon S. Korin and John R. Lund.

     (ii)  The ratification of the appointment of Ernst & Young LLP as our independent auditors. A total of 23,844,661 shares of Common Stock were voted in favor of this proposal, 1,295,373 shares of Common Stock were voted against this proposal and 10,228 shares of Common Stock abstained from voting.

Item 6. Exhibits and Reports on Form 8-K

a.	Exhibits:

31.1 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 – CEO,

31.2 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 – CFO,

32.1 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - CEO,

32.2 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - CFO.

b.	Reports on Form 8-K:

	May 9, 2003	Announcement of first quarter 2002 financial results

	May 14, 2003	Announcement that the Company has retained Broadview International LLC to assist the Company in considering strategic alternatives

	May 30, 2003	Announcement that the Company has signed a definitive merger agreement with Snowbird Holdings, Inc., an entity owned by Nelson A. Carbonell, Jr., Chairman, Chief Executive Officer and President of the Company

	June 3, 2003	Agreement and Plan of Merger among the Company, Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc. Voting Agreement among the Company, Snowbird Holdings, Inc. and Nelson A. Carbonell, Jr.

	June 4, 2003	Schedule I to the Voting Agreement among the Company, Snowbird Holdings, Inc. and Nelson A. Carbonell, Jr.

	June 11, 2003	Motion To Consolidate And For Expedited Proceedings filed with the Delaware Court of Chancery.

Items 2, 3, and 5 are not applicable to the Company and have been omitted.

*                 *                 *

We would be pleased to furnish a copy of this Form 10Q to any stockholder who requests it by writing to:

Cysive, Inc. Investor Relations 10780 Parkridge Boulevard Suite 400 Reston, VA 20191

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10-Q to be signed on its behalf by the undersigned thereunto duly authorized.

CYSIVE, INC.

Date: August 14, 2003	By:	/s/ John R. Lund

John R. Lund
Chief Financial Officer, Treasurer and Secretary
(Chief Financial and Accounting Officer)

Appendix H

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2003

CYSIVE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27607	54-1698017
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10780 Parkridge Blvd., Suite 400
Reston, VA 20191
(Address of Principal Executive Offices) (Zip Code)

(703) 259-2300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

H - 1

Item 5. Other Events.

     On August 14, 2003, Cysive, Inc. (the “Company”) took specific actions to reduce its overall cost structure. The Company expects to eliminate between 25 to 30 positions by September 1, 2003, and intends to restructure the lease obligation for its Atlanta, Georgia office. As a result, the Company expects to record a pretax restructuring charge of up to $1.0 million for severance, rent expense and other associated costs in the third quarter of fiscal 2003.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired: Not Applicable

(b)	Pro Forma Financial Information: Not Applicable

(c)	Exhibits. Not applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cysive, Inc.

By:	/s/ John R. Lund

John R. Lund
Vice President, Chief Financial
Officer, Treasurer, Secretary and
Director

Date: August 14, 2003

H - 2

CYSIVE, INC.

THIS PROXY IS SOLICITED BY CYSIVE, INC.’S BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST [_], 2003

     The undersigned holder of common stock of Cysive, Inc., a Delaware corporation (the “Company”), hereby appoints Woodrow W. Angle, Jr. and Robert M. Skelton, and each of them, as proxies (the “Proxies”) for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at 10:00 a.m., local time, on August [_], 2003, at the Company’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, and at any adjournments or postponements thereof (the “Special Meeting”).

     The Board of Directors recommends a vote FOR the adoption of the Agreement and Plan of Merger, dated as of May 30, 2003 (the “Merger Agreement”), by and among the Company, Snowbird Holdings, Inc. and Snowbird Merger Sub, Inc.

1.	Adoption of the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continue and Sign on Other Side)

(Continued from Other Side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN ITEM 1 AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, IN THE DISCRETION OF THE PROXIES AS DESCRIBED IN THE PROXY STATEMENT.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying proxy statement.

(Signature)

(Signature if held jointly)

(Date)

Mark here if you plan to attend the Special Meeting: ☐

Please sign exactly as name appears hereon and mail it promptly even though you now plan to attend the Special Meeting. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Guardian or Trustee, please add your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND
PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO
POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.